UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.     )

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CISCO SYSTEMS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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CISCO SYSTEMS, INC.

September 17, 2009

DEAR CISCO SHAREHOLDER:

You are cordially invited to attend the Annual Meeting of Shareholders of Cisco Systems, Inc., which will be held at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 12, 2009, at 10:00 a.m. Pacific Time. You will find a map with directions to the annual meeting on the final page of the Proxy Statement.

Details of the business to be conducted at the annual meeting are given in the Notice of Annual Meeting of Shareholders and the Proxy Statement.

This year, we are again using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a notice with instructions for accessing the proxy materials and voting via the Internet. The notice also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly, and helps conserve natural resources.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing the completed proxy card. Voting by any of these methods will ensure your representation at the annual meeting.

We look forward to seeing you at the annual meeting.

John T. Chambers

Chairman and Chief Executive Officer

San Jose, California

YOUR VOTE IS IMPORTANT

In order to ensure your representation at the annual meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement for a description of these voting methods.

CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held November 12, 2009

The Annual Meeting of Shareholders of Cisco Systems, Inc. will be held at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California on Thursday, November 12, 2009, at 10:00 a.m. Pacific Time for the following purposes:

1.  To elect thirteen members of Cisco’s Board of Directors;

2.  To approve the amendment and restatement of the 2005 Stock Incentive Plan;

3.  To approve the amendment and restatement of the Employee Stock Purchase Plan;

4.  To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 31, 2010;

5.  To vote upon three proposals submitted by shareholders, if properly presented at the annual meeting; and

6.  To act upon such other matters as may properly come before the annual meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the Proxy Statement. The record date for determining those shareholders who will be entitled to notice of, and to vote at, the annual meeting and at any adjournments or postponements thereof is September 14, 2009. The stock transfer books will not be closed between the record date and the date of the annual meeting. A list of shareholders entitled to vote at the annual meeting will be available for inspection at Cisco’s principal executive offices at the address listed above.

Whether or not you plan to attend the annual meeting, please vote as soon as possible. As an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, if you receive a paper proxy card in the mail, by mailing a completed proxy card. For detailed information regarding voting instructions, please refer to the section entitled “Voting via the Internet, by Telephone or by Mail” on page 2 of the Proxy Statement. You may revoke a previously delivered proxy at any time prior to the annual meeting. If you decide to attend the annual meeting and wish to change your proxy vote, you may do so automatically by voting in person at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

San Jose, California

September 17, 2009

INTERNET AVAILABILITY OF PROXY MATERIALS

In accordance with Securities and Exchange Commission rules, we are using the Internet as our primary means of furnishing proxy materials to shareholders. Consequently, most shareholders will not receive paper copies of our proxy materials. We will instead send these shareholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials, including our proxy statement and annual report, and voting via the Internet. The Notice of Internet Availability of Proxy Materials also provides information on how shareholders may obtain paper copies of our proxy materials if they so choose. This makes the proxy distribution process more efficient and less costly and helps conserve natural resources. If you previously elected to receive our proxy materials electronically, these materials will continue to be sent via email unless you change your election.

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DIRECTIONS TO THE SANTA CLARA CONVENTION CENTER	See final page

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CISCO SYSTEMS, INC.

170 West Tasman Drive

San Jose, California 95134-1706

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

These proxy materials are provided in connection with the solicitation of proxies by the Board of Directors of Cisco Systems, Inc., a California corporation, for the Annual Meeting of Shareholders to be held at 10:00 a.m. Pacific Time on Thursday, November 12, 2009, at the Santa Clara Convention Center in Elizabeth A. Hangs Theater, located at 5001 Great America Parkway, Santa Clara, California, and at any adjournments or postponements of the annual meeting. These proxy materials were first sent on or about September  23, 2009 to shareholders entitled to vote at the annual meeting.

PURPOSE OF MEETING

The specific proposals to be considered and acted upon at the annual meeting are summarized in the accompanying Notice of Annual Meeting of Shareholders. Each proposal is described in more detail in this Proxy Statement.

VOTING

Voting Rights

Only shareholders of record of Cisco common stock on September 14, 2009, the record date, will be entitled to vote at the annual meeting. Each holder of record will be entitled to one vote on each matter for each share of common stock held on the record date. On the record date, there were 5,792,675,097 shares of common stock outstanding. A majority of the outstanding shares of common stock must be present or represented by proxy at the annual meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the annual meeting. A broker non-vote occurs when a bank, broker or other holder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

In the election of directors, a nominee will be elected if the votes cast “for” the nominee constitute a majority of the shares of common stock present or represented by proxy and voting at the meeting and also constitute at least a majority of the required quorum. Shareholders may not cumulate votes in the election of directors. The other proposals also require the approval of the affirmative vote of a majority of the shares of common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, with respect to the election of directors and each of the other proposals, abstentions and broker non-votes could prevent the election of a director or the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

If the persons present or represented by proxy at the annual meeting constitute the holders of less than a majority of the outstanding shares of common stock as of the record date, the annual meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. The inspector of elections appointed for the annual meeting will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Recommendations of the Board of Directors

Cisco’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the amendment and restatement of the 2005 Stock Incentive Plan (Proposal No. 2), FOR the amendment and restatement of the Employee Stock Purchase Plan (Proposal No. 3), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 31, 2010 (Proposal No. 4), and AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 5, 6, and 7).

Voting via the Internet, by Telephone or by Mail

For shareholders whose shares are registered in their own names, as an alternative to voting in person at the annual meeting, you may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those shareholders who receive a Notice of Internet Availability of Proxy Materials (described under “Internet Availability of Proxy Materials” above), the Notice of Internet Availability of Proxy Materials provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR each of the nominees of the Board of Directors (Proposal No. 1), FOR the amendment and restatement of the 2005 Stock Incentive Plan (Proposal No. 2), FOR the amendment and restatement of the Employee Stock Purchase Plan (Proposal No. 3), FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 31, 2010 (Proposal No. 4), AGAINST each of the three proposals submitted by shareholders (Proposal Nos. 5, 6, and 7), and in the discretion of the proxy holders as to any other matters that may properly come before the annual meeting or any postponement or adjournment of the annual meeting.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you will receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card in the addressed, postage paid envelope provided. If you hold shares through a bank or brokerage firm and wish to be able to vote in person at the annual meeting, you must obtain a legal proxy from your brokerage firm, bank or other holder of record and present it to the inspector of elections with your ballot at the annual meeting. Shareholders who have elected to receive the 2009 Proxy Statement and Annual Report to Shareholders electronically will be receiving an email on or about September 29, 2009 with information on how to access shareholder information and instructions for voting.

You may revoke or change a previously delivered proxy at any time before the annual meeting by delivering another proxy with a later date, by voting again via the Internet or by telephone, or by delivering written notice of revocation of your proxy to Cisco’s Secretary at Cisco’s principal executive offices before the beginning of the annual meeting. You may also revoke your proxy by attending the annual meeting and voting in person, although attendance at the annual meeting will not, in and of itself, revoke a valid proxy that was previously delivered. If you hold shares through a bank or brokerage firm, you must contact that bank or brokerage firm to revoke any prior voting instructions. You also may revoke any prior voting instructions by voting in person at the annual meeting if you obtain a legal proxy as described in the preceding paragraph.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

The names of persons who are nominees for director and their current positions and offices with Cisco are set forth in the table below. The proxy holders intend to vote all proxies received by them for the nominees listed below unless otherwise instructed. The authorized number of directors is thirteen.

Each of the current directors has been nominated for election by the Board of Directors upon recommendation by the Nomination and Governance Committee and has decided to stand for re-election.

The Board of Directors appointed Arun Sarin to the Board of Directors in September 2009 upon the recommendation of the Nomination and Governance Committee. Mr. Sarin was known to the Board of Directors from his prior service as a member of the Board of Directors from 1998 to 2003. In 2003, Mr. Sarin became Chief Executive Officer of Vodafone Group Plc, and he served in that role until 2008. After his departure from that full-time role, Mr. Sarin came to the attention of the Nomination and Governance Committee as a potential candidate during open discussion among directors at a meeting of the Board of Directors.

Cisco’s bylaws and Corporate Governance Policies provide for a majority voting standard in uncontested elections of directors. As such, in an election where the Board of Directors has determined that the number of nominees for director does not exceed the number of directors to be elected, a nominee for director will be elected to the Board of Directors to serve until the next annual meeting of shareholders, and until his or her successor has been duly elected and qualified, if the number of shares voted for the nominee exceeds the number of shares voted against the nominee and also represents the affirmative vote of a majority of the required quorum. The required quorum for a meeting of Cisco shareholders is a majority of the outstanding shares of common stock. The majority voting standard would not apply, however, if the Board of Directors determines that the number of nominees for director exceeds the number of directors to be elected. In that case, the nominees receiving the highest number of affirmative votes of the shares entitled to vote at the meeting would be elected.

The majority voting standard will apply to the election taking place at the meeting. Consequently, in order to be elected, a nominee must receive more votes “for” than “against” and the number of votes “for” must be at least a majority of the required quorum. Proxies may not be voted for more than thirteen directors, and shareholders may not cumulate votes in the election of directors. In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee, if any, who may be designated by the Board of Directors to fill the vacancy. As of the date of this Proxy Statement, the Board of Directors is not aware that any nominee is unable or will decline to serve as a director.

Should any of the nominees fail to receive the vote required to be elected in accordance with Cisco’s bylaws, the term of his or her service as a director will end on the date that is the earlier of 90 days after the date on which the voting results are determined pursuant to California law or the date on which the Board of Directors selects a person to fill the office held by that director, unless he or she has earlier resigned.

Nominees	Positions and Offices Held with Cisco
Carol A. Bartz	Lead Independent Director
M. Michele Burns	Director
Michael D. Capellas	Director
Larry R. Carter	Director and former Senior Vice President, Office of the Chairman and CEO
John T. Chambers	Chairman and Chief Executive Officer
Brian L. Halla	Director
Dr. John L. Hennessy	Director
Richard M. Kovacevich	Director
Roderick C. McGeary	Director
Michael K. Powell	Director
Arun Sarin	Director
Steven M. West	Director
Jerry Yang	Director

Business Experience of Nominees

Ms. Bartz, 61, has been a member of the Board of Directors since November 1996 and has served as Lead Independent Director since November 2005. She has served as Chief Executive Officer and as a member of the board of directors of Yahoo! Inc. since January 2009 and as President of Yahoo! since April 2009. From May 2006 to February 2009, she was Executive Chairman of the Board of Autodesk, Inc. From April 1992 to April 2006, she served as Chairman of the Board and Chief Executive Officer of Autodesk. Prior to that, she was employed by Sun Microsystems, Inc. from 1983 to April 1992.

Ms. Burns, 51, has been a member of the Board of Directors since November 2003. She is the Chairman and Chief Executive Officer of Mercer LLC. She began her career in 1981 at Arthur Andersen, LLP and became a partner in 1989. In 1999, Ms. Burns joined Delta Air Lines, Inc. assuming the role of Executive Vice President and Chief Financial Officer in 2000 and holding that position through April 2004. Delta filed for protection under Chapter 11 of the United States Bankruptcy Code in September 2005. From May 2004 to January 2006, Ms. Burns served as Executive Vice President, Chief Financial Officer and Chief Restructuring Officer of Mirant Corporation, taking on the company’s bankruptcy restructuring. Upon successful restructuring and emergence of the company from bankruptcy, Ms. Burns joined Marsh & McLennan Companies, Inc. as Chief Financial Officer in March 2006. She assumed the role of Chairman and Chief Executive Officer of Mercer six months later. Ms. Burns also serves on the board of directors of Wal-Mart Stores, Inc.

Mr. Capellas, 55, has been a member of the Board of Directors since January 2006. He has served as the Chairman and Chief Executive Officer of First Data Corporation since September 2007. From October 2006 to July 2007, Mr. Capellas served as a Senior Advisor at Silver Lake Partners. From November 2002 to January 2006, he served as Chief Executive Officer of MCI, Inc., which was known as WorldCom, Inc. prior to its emergence from bankruptcy in April 2004, and from March 2004 to January 2006 he also served as that company’s President. From November 2002 to March 2004, he was also Chairman of the Board of WorldCom. Mr. Capellas left MCI as planned in early January 2006 upon its acquisition by Verizon Communications Inc. Previously, Mr. Capellas was President of Hewlett-Packard Company from May 2002 to November 2002. Before the merger of Hewlett-Packard and Compaq Computer Corporation in May 2002, Mr. Capellas was President and Chief Executive Officer of Compaq, a position he had held since July 1999, and Chairman of the Board of Compaq, a position he had held since September 2000. Mr. Capellas held earlier positions as Chief Information Officer and Chief Operating Officer of Compaq.

Mr. Carter, 66, has been a member of the Board of Directors since July 2000. He joined Cisco in January 1995 as Vice President of Finance and Administration, Chief Financial Officer and Secretary. In July 1997, he was promoted to Senior Vice President of Finance and Administration, Chief Financial Officer and Secretary. In May 2003, upon his retirement as Chief Financial Officer and Secretary, he was appointed Senior Vice President, Office of the Chairman and CEO. He retired from that position and from his employment with Cisco upon his reelection to the Board of Directors in November 2008. Before joining Cisco, he was employed by Advanced Micro Devices, Inc. as Vice President and Corporate Controller.

Mr. Chambers, 60, has served as a member of the Board of Directors since November 1993 and as Chairman of the Board since November 2006. He joined Cisco as Senior Vice President in January 1991, was promoted to Executive Vice President in June 1994 and to Chief Executive Officer as of January 31, 1995. He also served as President from January 31, 1995 until November 2006. Before joining Cisco, he was employed by Wang Laboratories, Inc. for eight years, where, in his last role, he was the Senior Vice President of U.S. Operations.

Mr. Halla, 63, has been a member of the Board of Directors since January 2007. He has served as Chairman of the Board and Chief Executive Officer of National Semiconductor Corporation since May 1996. Additionally, he served as President of National Semiconductor Corporation from May 1996 to May 2005. Prior to May 1996, Mr. Halla served in several executive capacities at LSI Logic Corporation, where, in his last role, he was the Executive Vice President of LSI Logic Products. Prior to that, he held a variety of management positions at Intel Corporation.

Dr. Hennessy, 56, has been a member of the Board of Directors since January 2002. He has been President of Stanford University since September 2000. He served as Provost of Stanford from June 1999 to August 2000, Dean of the Stanford University School of Engineering from June 1996 to June 1999, and Chair of the Stanford University Department of Computer Science from September 1994 to March 1996. Dr. Hennessy also currently is the Chairman of the Board of Atheros Communications, Inc. and serves on the board of directors of Google Inc.

Mr. Kovacevich, 65, has been a member of the Board of Directors since January 2005. He currently serves as Chairman of the Board of Wells Fargo & Company, which position he has held since April 2001. He also served as Chief Executive Officer of Wells Fargo & Company from November 1998 to June 2007, and as President from November 1998 to July 2005. From January 1993 to November 1998, he served as Chief Executive Officer of Norwest Corporation, which merged with Wells Fargo & Company in November 1998. He also served as President of Norwest Corporation from January 1993 through January 1997 and as Chairman of the Board of Norwest Corporation from May 1995 to November 1998. He became a member of the board of directors of Norwest Corporation in 1986. Mr. Kovacevich also currently serves on the board of directors of Target Corporation.

Mr. McGeary, 59, has been a member of the Board of Directors since July 2003. He has served as Chairman of the Board of BearingPoint, Inc. since November 2004. From November 2004 to March 2005, he also served as interim Chief Executive Officer of BearingPoint, Inc. BearingPoint filed for protection under Chapter 11 of the United States Bankruptcy Code in February 2009. Mr. McGeary served as Chief Executive Officer of Brience, Inc. from July 2000 to July 2002. From April 2000 to June 2000, he served as a Managing Director of KPMG Consulting LLC, a wholly owned subsidiary of BearingPoint, Inc. (formerly KPMG Consulting, Inc.). From August 1999 to April 2000, he served as Co-President and Co-Chief Executive Officer of BearingPoint, Inc. From January 1997 to August 1999, he was employed by KPMG LLP as its Co-Vice Chairman of Consulting. Prior to 1997 he served in several capacities with KPMG LLP, including audit partner for technology clients. Mr. McGeary is a Certified Public Accountant and holds a B.S. degree in Accounting from Lehigh University. Mr. McGeary also currently serves on the board of directors of Dionex Corporation.

Mr. Powell, 46, has been a member of the Board of Directors since March 2007. He currently serves as Senior Advisor to Providence Equity Partners, a private equity investment firm, and as Chairman of the MK Powell Group, a consulting firm. Mr. Powell was Chairman of the Federal Communications Commission from

January 2001 to March 2005, having served as a Commissioner since November 1997. Mr. Powell previously served as the Chief of Staff of the Antitrust Division of the Department of Justice.

Mr. Sarin, 54, has been a member of the Board of Directors since September 2009 and previously served on the Board of Directors from September 1998 to July 2003. In April 2003, he became CEO designate of Vodafone Group Plc and served as its Chief Executive Officer from July 2003 until July 2008. From July 2001 to January 2003 he was Chief Executive Officer of Accel-KKR Telecom. He was the Chief Executive Officer of InfoSpace, Inc., and a member of its Board of Directors from April 2000 to January 2001. He was the Chief Executive Officer of the USA/Asia Pacific Region for Vodafone AirTouch Plc from July 1999 to April 2000. From February 1997 to July 1999 he was the President of AirTouch Communications, Inc. Prior to that, he served as President and Chief Executive Officer of AirTouch International from April 1994 to February 1997. Mr. Sarin joined AirTouch Communications, Inc. in 1994 as Senior Vice President Corporate Strategy and Development upon its demerger from Pacific Telesis Group which he joined in 1984. Mr. Sarin currently serves on the Board of Directors of Safeway Inc.

Mr. West, 54, has been a member of the Board of Directors since April 1996. He is a founder and partner of Emerging Company Partners LLC, which was formed in January 2004 and provides executive management advisory and consulting services for early to mid-stage technology companies. He served as Chief Operating Officer of nCUBE Corporation, a provider of on-demand media systems, from December 2001 to July 2003. Prior to joining nCUBE, he was the President and Chief Executive Officer of Entera, Inc. from September 1999 until it was acquired by Blue Coat Systems, Inc. (formerly CacheFlow Inc.) in January 2001. From June 1996 to September 1999, he was President and Chief Executive Officer of Hitachi Data Systems, a joint venture computer hardware services company owned by Hitachi, Ltd. and Electronic Data Systems Corporation. Prior to that, Mr. West was at Electronic Data Systems Corporation from November 1984 to June 1996. Mr. West also currently serves on the board of directors of Autodesk, Inc.

Mr. Yang, 40, has been a member of the Board of Directors since July 2000. He is a co-founder and Chief Yahoo! of Yahoo! Inc. and has served as a member of the board of directors and an officer of Yahoo! since March 1995. He served as Chief Executive Officer of Yahoo! from June 2007 to January 2009.

Corporate Governance

Cisco maintains a corporate governance page on its website which includes key information about its corporate governance initiatives, including Cisco’s Corporate Governance Policies, Cisco’s Code of Business Conduct, and charters for each of the committees of the Board of Directors. The corporate governance page can be found by clicking on “Corporate Governance” in the Investor Relations section of our website at investor.cisco.com.

Cisco has policies and practices that promote good corporate governance, many of which are designed to ensure compliance with the listing requirements of NASDAQ and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•	The Board of Directors has adopted clear corporate governance policies;

•	The Board of Directors has adopted majority voting for uncontested elections of directors;

•	A majority of the board members are independent of Cisco and its management;

•	All members of the key board committees—the Audit Committee, the Compensation and Management Development Committee, and the Nomination and Governance Committee—are independent;

•	The independent members of the Board of Directors meet regularly without the presence of management;

•	Cisco has a clear code of business conduct that is monitored by its ethics office and is annually affirmed by its employees;

•	The charters of the board committees clearly establish their respective roles and responsibilities;

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Cisco has an ethics office with a hotline available to all employees, and Cisco’s Audit Committee has procedures in place for the anonymous submission of employee complaints on accounting, internal accounting controls, or auditing matters;

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Cisco has adopted a code of ethics that applies to its principal executive officer and all members of its finance department, including the principal financial officer and principal accounting officer;

•	Cisco has adopted a compensation recoupment policy that applies to its executive officers;

•	Cisco’s internal audit control function maintains critical oversight over the key areas of its business and financial processes and controls, and reports directly to Cisco’s Audit Committee; and

•	Cisco has stock ownership guidelines for its non-employee directors and executive officers.

Independent Directors

Upon recommendation of the Nomination and Governance Committee, the Board of Directors has affirmatively determined that each member of the Board of Directors other than Mr. Carter and Mr. Chambers is independent under the criteria established by NASDAQ for director independence. The NASDAQ criteria include various objective standards and a subjective test. A member of the Board of Directors is not considered independent under the objective standards if, for example, he or she is, or at any time during the past three years was, employed by Cisco. Mr. Chambers is not independent because he is a Cisco employee, and Mr. Carter is not independent because he was a Cisco employee until his retirement in November 2008. The subjective test requires that each independent director not have a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

All members of each of Cisco’s Audit, Compensation and Management Development, and Nomination and Governance committees are independent directors. In addition, upon recommendation of the Nomination and Governance Committee, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership under applicable NASDAQ listing standards. As Lead Independent Director, Ms. Bartz presides over regular meetings of the independent directors.

The subjective evaluation of director independence by the Board of Directors was made in the context of the objective standards. In making its independence determinations, the Board of Directors generally considers commercial, financial services, charitable, and other transactions and other relationships between Cisco and each director and his or her family members and affiliated entities. For example, the Nomination and Governance Committee reviewed, for each non-employee director, the amount of all transactions between the Company and other organizations where such directors serve as executive officers or directors, none of which exceeded 1% of the recipient’s annual revenues during the relevant periods. For each of the directors, other than Mr. Carter and Mr. Chambers, the Board of Directors determined based on the recommendation of the Nomination and Governance Committee that none of the transactions or other relationships exceeded NASDAQ objective standards and none would otherwise interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board of Directors considered two relationships that did not exceed NASDAQ objective standards but were identified by the Nomination and Governance Committee for further consideration by the Board of Directors under the subjective standard. The Board of Directors determined that neither of these relationships would interfere with the exercise of independent judgment by the director in carrying out his responsibilities as a director. The following is a description of these relationships:

•	Mr. Kovacevich is the Chairman of the Board of Directors of Wells Fargo & Company (“Wells Fargo”), an affiliate of two of the lenders under a Credit Agreement with Cisco dated August 17, 2007,

as amended, with respect to which the Wells Fargo affiliates have committed to lend $290 million, or approximately 10% of the total credit facility. As of September 14, 2009 no funds had been drawn under the facility. This commitment amount represents approximately 0.8% of Cisco’s cash, cash equivalents and investments as of the end of fiscal 2009 and represents less than 0.04% of Wells Fargo’s total loans outstanding as of the end of its second quarter of fiscal 2009. In addition, a subsidiary of Wells Fargo was an underwriter (one of the six joint book-running managers) of Cisco’s senior debt offering in February 2009. Cisco also has ordinary course commercial and financial services relationships with Wells Fargo and/or its affiliates. The amounts of payments made between Cisco and Wells Fargo in each of the past three fiscal years represented less than 0.1% of the recipient company’s annual revenues.

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Dr. Hennessy is the President of Stanford University. Cisco has various business and charitable dealings with Stanford University, including: research grants, charitable donations by Cisco senior executives and board members, matching donations by the Cisco Foundation, licensing agreements, and ordinary course commercial relationships. The amounts of payments made between Cisco and Stanford University in each of the past three fiscal years represented less than 0.1% of the recipient entity’s annual revenues. In addition, a Cisco board member serves on the Stanford Board of Trustees.

Board Committees and Meetings

During Cisco’s fiscal year ended July 25, 2009, the Board of Directors held six meetings. During this period, all of the incumbent directors attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which each such director served, during the period for which each such director served. Cisco’s directors are strongly encouraged to attend the annual meeting of shareholders. All twelve of Cisco’s directors who were then serving on the Board of Directors attended last year’s annual meeting.

Cisco has five standing committees: the Audit Committee, the Compensation and Management Development Committee, the Nomination and Governance Committee, the Acquisition Committee, and the Finance Committee. Each of these committees has a written charter approved by the Board of Directors. A copy of each charter can be found by clicking on “Corporate Governance” in the Investor Relations section of our website at investor.cisco.com. The members of the committees, as of the date of this Proxy Statement, are identified in the following table.

Director	Audit Committee	Compensation and Management Development Committee	Nomination and Governance Committee	Acquisition Committee	Finance Committee
Carol A. Bartz		X
M. Michele Burns	X			X	X
Michael D. Capellas			X	Chair	Chair
Larry R. Carter					X
John T. Chambers				X
Brian L. Halla		X
Dr. John L. Hennessy			X	X
Richard M. Kovacevich			Chair		X
Roderick C. McGeary	X	Chair
Michael K. Powell				X
Arun Sarin
Steven M. West	Chair				X
Jerry Yang			X	X

Audit Committee

The Audit Committee is responsible for reviewing the financial information which will be provided to shareholders and others, reviewing the system of internal controls which management and the Board of Directors have established, appointing, retaining and overseeing the performance of the independent registered public accounting firm, overseeing Cisco’s accounting and financial reporting processes and the audits of Cisco’s financial statements, and pre-approving audit and permissible non-audit services provided by the independent registered public accounting firm. This committee held 14 meetings during fiscal 2009. The Board of Directors has determined that each of Ms. Burns and Mr. McGeary is an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K. Each member of this committee is an independent director and meets each of the other requirements for audit committee members under applicable NASDAQ listing standards.

Compensation and Management Development Committee

The Compensation and Management Development Committee’s (the “Compensation Committee”) basic responsibility is to review the performance and development of Cisco’s management in achieving corporate goals and objectives and to assure that Cisco’s executive officers are compensated effectively in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests. Toward that end, this committee oversees, reviews and administers all of Cisco’s compensation, equity and employee benefit plans and programs.

This committee held 10 meetings during fiscal 2009. Each member of this committee is an independent director under applicable NASDAQ listing standards, an “outside director” as defined in Section 162(m) of the Internal Revenue Code and a “non-employee director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934.

The Compensation Committee has the exclusive authority and responsibility to determine all aspects of executive compensation packages for executive officers and makes recommendations to the Board of Directors regarding the compensation of non-employee directors. The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FWC”) as its independent compensation consultant to help the Compensation Committee establish and implement its compensation philosophy, to evaluate compensation proposals recommended by management, and to provide advice and recommendations on competitive market practices and specific compensation decisions for executive officers and directors. The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present compensation and benefit proposals to the Compensation Committee. FWC works directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent. To date, FWC has not undertaken any projects for management. For additional description of the Compensation Committee’s processes and procedure for consideration and determination of executive officer compensation, see the “Compensation Discussion and Analysis” section of this Proxy Statement.

The Compensation Committee determines and makes recommendations to the Board of Directors regarding compensation for non-employee directors using a process similar to the one used for determining compensation for Cisco’s executive officers, which is discussed in detail in the “Compensation Discussion and Analysis” section of this Proxy Statement. Generally, the Compensation Committee annually reviews the market practice for non-employee directors for companies in Cisco’s peer group in consultation with FWC.

Nomination and Governance Committee

The Nomination and Governance Committee is responsible for overseeing, reviewing and making periodic recommendations concerning Cisco’s corporate governance policies, and for recommending to the full Board of Directors candidates for election to the Board of Directors. This committee held 6 meetings during fiscal 2009. Each member of this committee is an independent director under applicable NASDAQ listing standards.

Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors’ policy is to encourage selection of directors who will contribute to Cisco’s overall corporate goals: responsibility to its shareholders, technology leadership, effective execution, high customer satisfaction and superior employee working environment. The Nomination and Governance Committee may from time to time review the appropriate skills and characteristics required of board members, including such factors as business experience, diversity, and personal skills in technology, finance, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board of Directors at that time.

In recommending candidates for election to the Board of Directors, the Nomination and Governance Committee considers nominees recommended by directors, officers, employees, shareholders and others, using the same criteria to evaluate all candidates. The Nomination and Governance Committee reviews each candidate’s qualifications, including whether a candidate possesses any of the specific qualities and skills desirable in certain members of the Board of Directors. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Upon selection of a qualified candidate, the Nomination and Governance Committee would recommend the candidate for consideration by the full Board of Directors. The Nomination and Governance Committee may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees. To recommend a prospective nominee for the Nomination and Governance Committee’s consideration, submit the candidate’s name and qualifications to Cisco’s Secretary in writing to the following address: Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134, with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address. When submitting candidates for nomination to be elected at Cisco’s annual meeting of shareholders, shareholders must also follow the notice procedures and provide the information required by Cisco’s bylaws.

In particular, for the Nomination and Governance Committee to consider a candidate recommended by a shareholder for nomination at the 2010 Annual Meeting of Shareholders, the recommendation must be delivered or mailed to and received by Cisco’s Secretary between June 25, 2010 and July 25, 2010 (or, if the 2010 annual meeting is not held within 30 calendar days of the anniversary of the date of the 2009 annual meeting, within 10 calendar days after Cisco’s public announcement of the date of the 2010 annual meeting). The recommendation must include the same information as is specified in Cisco’s bylaws for shareholder nominees to be considered at an annual meeting, including the following:

•	The shareholder’s name and address and the beneficial owner, if any, on whose behalf the nomination is proposed;

•	The shareholder’s reason for making the nomination at the annual meeting, and the signed consent of the nominee to serve if elected;

•	The number of shares owned by, and any material interest of, the record owner and the beneficial owner, if any, on whose behalf the record owner is proposing the nominee;

•	A description of any arrangements or understandings between the shareholder, the nominee and any other person regarding the nomination; and

•

Information regarding the nominee that would be required to be included in Cisco’s proxy statement by the rules of the Securities and Exchange Commission, including the nominee’s age, business experience for the past five years and any other directorships held by the nominee.

Acquisition Committee

The Acquisition Committee reviews acquisition strategies and opportunities with management, approves certain acquisitions and investment transactions and also makes recommendations to the Board of Directors. This committee held one meeting during fiscal 2009. In addition, the duties of the Acquisition Committee and the Finance Committee were undertaken by a combined committee for a portion of fiscal 2009, and the combined committee held 1 meeting.

Finance Committee

The Finance Committee, previously titled the Investment/Finance Committee, reviews and approves Cisco’s global investment policy, reviews minority investments, fixed income assets, insurance risk management policies and programs and tax programs, oversees Cisco’s stock repurchase programs, and also reviews Cisco’s currency, interest rate and equity risk management policies and programs. This committee is also authorized to approve the issuance of debt securities, certain real estate acquisitions and leases, and charitable contributions made on behalf of Cisco. This committee held 3 meetings during fiscal 2009, in addition to the combined committee meeting described above.

Director Compensation

This section provides information regarding the compensation policies for non-employee directors and amounts paid and securities awarded to these directors in fiscal 2009.

During fiscal 2009, as in fiscal 2008, cash fees earned by non-employee directors were as follows:

•

Annual retainer of $75,000 for each non-employee director re-elected at the 2008 annual meeting of shareholders for the year of board service beginning upon election at the 2008 annual meeting of shareholders, except that five non-employee directors elected to receive fully vested shares of Cisco common stock in lieu of all or a portion of their respective regular annual cash retainer, and three non-employee directors elected to receive fully vested deferred stock units that will be settled in shares after the respective non-employee director leaves the board in lieu of all or a portion of their regular annual cash retainer, each as described below;

•	Additional annual retainer fee of $30,000 for Ms. Bartz for serving as Lead Independent Director;

•	Additional annual retainer fee of $25,000 for Mr. West for serving as chair of the Audit Committee;

•	Additional annual retainer fee of $10,000 for Mr. McGeary for serving as chair of the Compensation Committee; and

•	Additional fee of $2,000 to each committee member for each standing committee meeting attended.

The 2005 Stock Incentive Plan does not provide for automatic equity grants to non-employee directors, but instead provides for discretionary awards to non-employee directors which may not exceed 50,000 shares for any non-employee director in any fiscal year.

As previously disclosed, the Board of Directors’ policy regarding initial equity grants for new non-employee directors and annual equity grants for re-elected non-employee directors provides that each non-employee director who is initially appointed or elected to the board receives an initial restricted stock unit award covering 16,666 shares, which shares will vest in two equal annual installments upon the completion of each year of board service. Also, each non-employee director elected at an annual meeting of shareholders who has served as a non-employee member of the Board of Directors for at least six months prior to the election date receives an annual restricted stock unit award covering 10,000 shares, which shares will fully vest upon the completion of one year of board service. Non-employee directors may elect to defer receipt of the initial and annual restricted stock units such that, to the extent the restricted stock units are vested, the units would be settled in shares after the non-employee director left the board. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors.

On November 13, 2008, at the last annual meeting of shareholders, each of the non-employee directors then serving was re-elected to the Board of Directors. Pursuant to the policy described above, each director who had served as a non-employee member of the Board of Directors for at least six months prior to that election date (being each non-employee director other than Mr. Carter, who retired as an executive officer and an employee of Cisco upon his reelection to the Board of Directors that day) received a restricted stock unit award covering 10,000 shares. In addition, on that date Mr. Carter received a restricted stock unit covering 10,000 shares, as recommended by the Compensation Committee to the Board of Directors. In each case, the shares subject to these restricted stock unit awards vest in full upon the completion of one year of board service. The shares subject to the restricted stock units also will vest immediately in full upon certain changes in control or ownership of Cisco or upon the recipient’s death or disability while a member of the Board of Directors.

Non-employee directors typically do not receive other forms of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings. However, during fiscal 2009 each non-employee director other than Mr. Sarin was provided with a Linksys by Cisco Media Hub.

In July 2008, the Board of Directors approved new stock ownership guidelines for non-employee directors. These guidelines call for each non-employee director to own shares of Cisco’s common stock having a value equal to at least five times the non-employee director’s regular annual cash retainer, with a five-year period to attain that ownership level. To facilitate share ownership, non-employee directors may elect to receive, in lieu of all or a specified portion of their regular annual cash retainer, either fully vested shares of Cisco common stock or deferred stock units that would be settled in shares after the non-employee director left the board, based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares (or shares subject to deferred stock units) received in lieu of any portion of a regular annual cash retainer do not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year. The shares issued are granted under the 2005 Stock Incentive Plan. For information on non-employee director elections to receive fully vested shares (or shares subject to deferred stock units) in lieu of cash with respect to the fiscal 2009 annual cash retainer, please see the table entitled “Director Compensation” and the accompanying footnotes below.

The following table provides information as to compensation for services of the non-employee directors during fiscal 2009.

Director Compensation

Name	Fees earned or paid in cash ($)		Stock Awards ($) (5)		Option Awards ($) (6)		Total ($)
Carol A. Bartz	$121,000	(2)	$164,713		$80,823		$366,536
M. Michele Burns	$105,000	(3)	$164,713		$80,823		$350,536
Michael D. Capellas	$97,000	(2)	$164,713		$145,581		$407,294
Larry R. Carter	$83,000	(4)	$134,031	(4)	$112,986	(4)	$330,017	(4)
Brian L. Halla	$93,000	(2)	$164,713		$169,300		$427,013
Dr. John L. Hennessy	$91,000	(3)	$164,713		$80,823		$336,536
Richard M. Kovacevich	$85,000		$164,713		$89,806		$339,519
Roderick C. McGeary	$133,000		$164,713		$80,823		$378,536
Michael K. Powell	$81,000	(3)	$164,713		$163,800		$409,513
Arun Sarin (1)	—		—		—		—
Steven M. West	$136,000	(2)	$164,713		$80,823		$381,536
Jerry Yang	$87,000	(2)	$164,713		$80,823		$332,536

(1)	Mr. Sarin was appointed to the Board of Directors after the completion of fiscal 2009 and did not receive any compensation for fiscal 2009.

(2)	Includes the value of fully vested shares of Cisco common stock received in lieu of the non-employee director’s regular annual cash retainer based on the fair market value of the shares on November 13, 2008, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Bartz, Mr. Capellas, Mr. Halla and Mr. Yang each received 4,345 shares with a value of $74,995, and Mr. West received 1,086 shares with a value of $18,744.

(3)	Includes the value of fully vested deferred stock units received in lieu of all or a specified portion of the non-employee director’s regular annual cash retainer based on the fair market value of the underlying shares on November 13, 2008, the date the regular annual cash retainer would otherwise have been paid. Based on the prior election by each director, Ms. Burns received 4,345 deferred stock units with a value of $74,995, Dr. Hennessy received 2,172 deferred stock units with a value of $37,489, and Mr. Powell received 1,086 deferred stock units with a value of $18,744.

(4)

Mr. Carter retired as an executive officer and an employee of Cisco upon his reelection to the Board of Directors on November 13, 2008, and has served as a non-employee director since that date. Mr. Carter’s compensation disclosed in this table represents the compensation attributable to service as a director, including, under Stock Awards and Option Awards, the dollar amount recognized for financial statement reporting purposes (as further described in footnotes 5 and 6) for the period from November 13, 2008 through the end of fiscal 2009.

(5)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 25, 2009, in accordance with Financial Accounting Standards Board Statement 123(R) (“FAS 123(R)”), of restricted stock unit awards issued pursuant to the 2005 Stock Incentive Plan. For restricted stock unit awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock awards were forfeited by any of the non-employee directors during fiscal 2009. The grant date fair value of the restricted stock unit award granted on November 13, 2008 to each non-employee director re-elected on that date was $172,600. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors. For information regarding the number of unvested restricted stock units held by each non-employee director as of July 25, 2009, see the column “Unvested Restricted Stock Units Outstanding” in the table below.

(6)	The amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended July 25, 2009, in accordance with FAS 123(R), of stock option awards issued pursuant to the 2005 Stock Incentive Plan and predecessor stock option plans and thus include amounts from outstanding stock option awards granted during and prior to fiscal 2009. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Benefit Plans in the notes to consolidated financial statements contained in Cisco’s Annual Report on Form 10-K for the fiscal year in which the stock option was granted. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the non-employee directors during fiscal 2009. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the non-employee directors. For information regarding the number of stock options held by each non-employee director as of July 25, 2009, see the column “Stock Options Outstanding” in the table below.

The non-employee directors held the following numbers of stock options and unvested restricted stock units as of July 25, 2009.

Non-Employee Director	Stock Options Outstanding	Unvested Restricted Stock Units Outstanding
Ms. Bartz	135,000	10,000
Ms. Burns	120,000	10,000
Mr. Capellas	80,000	10,000
Mr. Carter	2,114,000	12,475
Mr. Halla	65,000	10,000
Dr. Hennessy	105,000	10,000
Mr. Kovacevich	100,000	10,000
Mr. McGeary	100,000	10,000
Mr. Powell	65,000	10,000
Mr. Sarin	—	—
Mr. West	85,000	10,000
Mr. Yang	150,000	10,000

Shareholder Communications with the Board of Directors

Shareholders may communicate with Cisco’s Board of Directors through Cisco’s Secretary by sending an email to bod@cisco.com, or by writing to the following address: Board of Directors, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Shareholders also may communicate with Cisco’s Compensation and Management Development Committee through Cisco’s Secretary by sending an email to compensationcommittee@cisco.com, or by writing to the following address: Compensation and Management Development Committee, c/o Secretary, Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134. Cisco’s Secretary will forward all correspondence to the Board of Directors or the Compensation and Management Development Committee, except for spam, junk mail, mass mailings, product complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate material. Cisco’s Secretary may forward certain correspondence, such as product-related inquiries, elsewhere within Cisco for review and possible response.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the election of each of the nominees listed herein.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE 2005 STOCK INCENTIVE PLAN

Cisco is requesting that shareholders approve the amendment and restatement of the Cisco Systems, Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan”), which amendment and restatement was approved by the Board of Directors, subject to shareholder approval. If the amendment and restatement is not approved by shareholders at the 2009 Annual Meeting, awards shall continue to be granted under the Stock Incentive Plan as approved by shareholders at the 2007 Annual Meeting. A summary of the Stock Incentive Plan follows.

General

In 2005, shareholders originally approved the adoption of the Stock Incentive Plan (which was a two year plan) and a share reserve of 350 million shares. In 2007, shareholders approved the amendment and restatement of the Stock Incentive Plan (which was extended by five years) and the addition of 209 million shares. The Stock Incentive Plan will expire at the 2012 Annual Meeting. In order to give Cisco the flexibility to responsibly address its future equity compensation needs, Cisco is requesting that shareholders approve this amendment and restatement of the Stock Incentive Plan with the following material features:

•

Provide that each one share issued as a stock grant (or pursuant to the vesting of a stock unit) will count as the issuance of 1.5 shares reserved under the Stock Incentive Plan for the purpose of computing shares remaining eligible for issuance under the Stock Incentive Plan

•

Make available for reuse under the Stock Incentive Plan shares underlying awards under the Cisco Systems, Inc. 1996 Stock Incentive Plan (the “1996 Plan”), the SA Acquisition Long-Term Incentive Plan (the “SA Acquisition Plan”) and the WebEx Acquisition Long-Term Incentive Plan (the “WebEx Acquisition Plan”) that expire unexercised

•	Provide that the maximum term for stock options and stock appreciation rights may not exceed ten years from the date of grant

For the purpose of computing shares remaining eligible for issuance under the Stock Incentive Plan, each one share issued as a stock grant (or pursuant to the vesting of a stock unit) will count as the issuance of 1.5 shares reserved under the Stock Incentive Plan. Currently (prior to the amendment and restatement), the Stock Incentive Plan uses a conversion rate for stock grants and stock units of 2.5. The new conversion rate will result in the use of fewer shares from the share reserve as Cisco is starting to grant more stock units than stock options.

In addition, the Stock Incentive Plan provides that shares underlying awards outstanding under the 1996 Plan, the SA Acquisition Plan and the WebEx Acquisition Plan (collectively, the “Previous Plans”) that are forfeited or terminated for any other reason (including, but not limited to, shares that expire or are cancelled) before being exercised or settled will be available for grant as awards under the Stock Incentive Plan. As of September 14, 2009, awards covering 744,144,413 shares were outstanding under these plans. Notwithstanding the Stock Incentive Plan provision permitting the use of shares underlying awards that are forfeited or terminated for any other reason, Cisco did not previously make shares underlying awards that expired unexercised available for reuse under the Stock Incentive Plan to the extent the underlying award was previously granted under the Previous Plans. Effective with the approval by shareholders of this amendment and restatement, Cisco will begin to make all shares underlying awards that are forfeited or terminated for any other reason (including shares underlying awards that expire unexercised), including awards previously granted under the Previous Plans, available for reuse under the Stock Incentive Plan. This amendment and restatement also clarifies that the number of shares underlying awards issued pursuant to the Stock Incentive Plan that are later forfeited or terminated for any other reason shall be available for reuse under the Stock Incentive Plan, which includes the number of additional shares, if any, that counted against the shares available for issuance under the Stock Incentive Plan pursuant to the applicable conversion rate used at the time of grant.

The Stock Incentive Plan currently provides that unless the Stock Incentive Plan administrator provides for earlier expiration, the maximum term for stock options and stock appreciation rights may not exceed nine years from the date of grant. Effective with the approval by shareholders of this amendment and restatement, the maximum term for stock options and stock appreciation rights may not exceed ten years from the date of grant. Currently, the Stock Incentive Plan administrator has determined that, effective as of the beginning of Cisco’s fiscal 2009, stock options granted shall expire seven years after the date of grant.

Cisco has reduced its budget for long-term equity grants from 200 million shares in fiscal 2007 to approximately 185 million and 182 million shares for fiscal 2008 and fiscal 2009, respectively, with a budget of 135 million shares for fiscal 2010. If this amendment and restatement is approved, Cisco expects that it will not need to seek approval by shareholders of additional shares under the Stock Incentive Plan until 2011, and thereafter possibly on an annual basis.

The Stock Incentive Plan will continue to contain the following important features:

•	Repricing of stock options and stock appreciation rights is prohibited unless shareholder approval is obtained.

•	Stock options and stock appreciation rights must be granted with an exercise price that is not less than 100% of the fair market value on the date of grant.

•

The ability to automatically receive replacement stock options when a stock option is exercised with previously acquired shares of Cisco common stock or so-called “stock option reloading” is not permitted.

As of September 14, 2009, the fair market value of a share of Cisco common stock was $22.79.

Share Reserve

Shares originally authorized under the Stock Incentive Plan on November 15, 2005	350 million
Additional shares under the amendment and extension of the Stock Incentive Plan in 2007	209 million
Shares granted (less available cancellations) from November 15, 2005 through September 14, 2009 from the Stock Incentive Plan and the Previous Plans	(294 million	)

Total shares available for grant under the amended and restated Stock Incentive Plan as of September 14, 2009	265 million

Note: As of September 14, 2009, Cisco had 972,783,212 options outstanding with a weighted average exercise price of $24.10 and a weighted average life of 4.03 years and 54,196,336 shares subject to restricted stock awards and restricted stock units.

Approval of the amendment and restatement of the Stock Incentive Plan will not increase the number of shares of Cisco common stock available for issuance under the Stock Incentive Plan, but such approval would have the effect of reducing the impact of each share issued as a stock grant (or pursuant to the vesting of a stock unit) on the share reserve and, beginning as of the date of such approval, will also add back to the share reserve those shares underlying outstanding awards under the Previous Plans that expire unexercised. As of September 14, 2009, awards covering approximately 744 million shares were outstanding under the Previous Plans. Awards covering approximately 82 million shares expire in November 2009 and such shares will return to the share reserve if the amendment and restatement of the Stock Incentive Plan is approved.

No participant in the Stock Incentive Plan may be granted awards during any fiscal year in excess of any of the following limits: options covering in excess of 5,000,000 shares; stock appreciation rights covering in excess of 5,000,000 shares; or stock grants or stock units in the aggregate covering in excess of 5,000,000 shares. In addition, non-employee directors may only be granted awards under the Stock Incentive Plan covering 50,000 or fewer shares per fiscal year. Non-employee directors may also elect to receive all or a specified portion of their regular annual cash retainer in fully vested shares of Cisco common stock (or deferred stock units) based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid. Any shares or stock units received in lieu of any portion of a regular annual cash retainer will not count against the limit on the total number of shares that may be granted to a non-employee director during any fiscal year.

In the event of a subdivision of the outstanding shares of Cisco common stock, a declaration of a dividend payable in shares, a declaration of a dividend payable in a form other than shares in an amount that has a material effect on the price of shares, a combination or consolidation of the outstanding shares (by reclassification or otherwise) into a lesser number of shares, a recapitalization, a spin-off or a similar occurrence, the Stock Incentive Plan administrator will make appropriate adjustments to the number of shares and kind of shares or securities issuable under the Stock Incentive Plan (on both an aggregate and per-participant basis) and under each outstanding award, to the award limits set forth in the preceding paragraph, and to the exercise price of outstanding options and stock appreciation rights.

Administration

The Compensation Committee administers the Stock Incentive Plan. The Stock Incentive Plan administrator has complete discretion, subject to the provisions of the Stock Incentive Plan, to authorize the award of stock options, stock grants, stock units and stock appreciation rights awards under the Stock Incentive Plan. Notwithstanding the foregoing, only the full Board of Directors may grant and administer awards under the Stock Incentive Plan to non-employee directors.

Eligibility and Types of Awards under the Stock Incentive Plan

The Stock Incentive Plan permits the granting of stock options, stock grants, stock units and stock appreciation rights by the Stock Incentive Plan administrator. Stock appreciation rights may be awarded in combination with stock options or stock grants and such awards will provide that the stock appreciation rights will not be exercisable unless the related stock options or stock grants are forfeited. Stock grants may be awarded in combination with nonstatutory stock options, and such awards may provide that the stock grants will be forfeited in the event that the related nonstatutory stock options are exercised.

Employees (including employee directors and executive officers) and consultants of Cisco and its subsidiaries and affiliates and non-employee directors of Cisco are eligible to participate in the Stock Incentive Plan. Accordingly, each non-employee member of the Board of Directors, each executive officer and each person who previously served as an executive officer during fiscal 2009 and remains employed by Cisco has an interest in Proposal No. 2. As of July 25, 2009, approximately 65,550 employees (including executive officers) are eligible to participate in the Stock Incentive Plan. All non-employee directors (12 persons) are eligible to participate in the Stock Incentive Plan.

Options

The Stock Incentive Plan administrator may grant nonstatutory stock options or incentive stock options under the Stock Incentive Plan. However, the Stock Incentive Plan administrator does not have the authority to grant stock options that automatically provide for the grant of new stock options upon their exercise. The number of shares covered by each stock option granted to a participant will be determined by the Stock Incentive Plan administrator.

The Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. Unless otherwise provided by the Stock Incentive Plan administrator, stock options become exercisable with respect to 20% of the shares covered by the option on the first anniversary of the date of grant and monthly thereafter in 48 equal installments, provided that the recipient’s service has not terminated. Currently, effective as of Cisco’s fiscal 2009, the Stock Incentive Plan administrator has determined that in general stock options shall become exercisable with respect to 25% of the shares covered by the option on the first anniversary of the date of grant and monthly thereafter in 36 equal installments, provided that the recipient’s service has not terminated. The stock option exercise price is established by the Stock Incentive Plan administrator and must be at least 100% of the per share fair market value (110% for incentive stock option grants to 10% shareholders) of Cisco common stock on the date of grant. Repricing of stock options is prohibited unless shareholder approval is obtained. Unless the Stock Incentive Plan administrator provides for earlier expiration, the maximum term for stock options may not exceed ten years from the date of grant. Currently, the Stock Incentive Plan administrator has determined that, effective as of the beginning of Cisco’s fiscal 2009, stock options granted shall expire seven years after the date of grant.

Unless otherwise provided by the Stock Incentive Plan administrator, unvested stock options will expire upon termination of the optionee’s service with Cisco and vested stock options will expire three months following a termination for any reason other than death, disability, or cause; eighteen months following a termination for death or disability; and immediately following a termination for cause.

Under the Stock Incentive Plan, the stock option exercise price must be paid at the time the shares are purchased. Consistent with applicable laws, regulations and rules, payment of the exercise price of a stock option may be made in cash, (including by check, wire transfer or similar means), by cashless exercise, by surrendering or attesting to previously acquired shares of Cisco common stock, or by any other legal consideration.

Stock Grants

The Stock Incentive Plan administrator may award stock grants under the Stock Incentive Plan. At the time of the stock grant, participants may be required to pay cash or other legal consideration approved by the Stock Incentive Plan administrator, but the Stock Incentive Plan does not establish a minimum purchase price for shares awarded as stock grants. Stock grants are comprised of shares of Cisco common stock. The number of shares associated with each stock grant will be determined by the Stock Incentive Plan administrator. The Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. When the stock grant award conditions are satisfied, then the participant is vested in the shares and has complete ownership of the shares. Unless otherwise provided by the Stock Incentive Plan administrator, stock grants vest with respect to 20% of the shares covered by the grant on each of the first through fifth anniversaries of the date of grant, provided that the recipient’s service has not terminated. Currently, effective as of Cisco’s fiscal 2009, the Stock Incentive Plan administrator has determined that in general stock grants shall vest with respect to 25% of the shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated.

Stock Units

The Stock Incentive Plan administrator may award stock units under the Stock Incentive Plan. Participants are not required to pay any consideration to Cisco at the time of grant of a stock unit. The number of shares covered by each stock unit award will be determined by the Stock Incentive Plan administrator. The Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals, or both, and/or other conditions. Unless a deferral election is made, when the participant satisfies the vesting conditions of the stock unit award, Cisco will pay the participant cash or shares of Cisco common stock or any combination of both to settle the vested stock units. Conversion of the stock units into cash may be based on the average of the fair market value of a share of Cisco common stock over a series of trading days or on other methods. Unless otherwise provided by the Stock Incentive Plan administrator, stock units vest with respect to 20% of the shares covered by the grant on each of the first through fifth anniversaries of the date of grant, provided that the recipient’s service has not terminated. Currently, effective as of Cisco’s fiscal 2009, the Stock Incentive Plan administrator has determined that in general stock units shall vest with respect to 25% of the shares covered by the grant on each of the first through fourth anniversaries of the date of grant, provided that the recipient’s service has not terminated.

Stock Appreciation Rights

The Stock Incentive Plan administrator may grant stock appreciation rights under the Stock Incentive Plan. However, the Stock Incentive Plan administrator does not have the authority to grant stock appreciation rights that automatically provide for the grant of new stock appreciation rights upon their exercise. The number of shares covered by each stock appreciation right will be determined by the Stock Incentive Plan administrator.

The Stock Incentive Plan administrator may provide for time-based vesting or vesting upon satisfaction of performance goals and/or other conditions. Unless otherwise provided by the Stock Incentive Plan administrator, stock appreciation rights become exercisable with respect to 20% of the shares subject to the stock appreciation right on the first anniversary of the date of grant and monthly thereafter in 48 equal installments, provided that the participant’s service has not terminated. The stock appreciation right exercise price is established by the Stock Incentive Plan administrator and must be at least 100% of the per share fair market value of Cisco common stock on the date of grant. Repricing of stock appreciation rights is prohibited unless shareholder approval is obtained. Unless the Stock Incentive Plan administrator provides for earlier expiration, the maximum term for stock appreciation rights may not exceed ten years from the date of grant. Unless otherwise provided by the Stock Incentive Plan administrator, unvested stock appreciation rights expire upon termination of the participant’s service with Cisco and vested stock appreciation rights expire three months following a termination for any reason other than death, disability, or cause; eighteen months following a termination for death or disability; and immediately following a termination for cause.

Upon exercise of a stock appreciation right, the participant receives payment from Cisco in an amount determined by multiplying (a) the difference between (i) the fair market value of a share on the date of exercise and (ii) the exercise price times (b) the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares of Cisco common stock or any combination of both, as determined by the Stock Incentive Plan administrator.

Performance Goals

Awards under the Stock Incentive Plan may be made subject to performance conditions as well as time-vesting conditions. Such performance conditions may be established and administered in accordance with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), for awards intended to qualify as “performance-based compensation” thereunder. To the extent that performance conditions under the Stock Incentive Plan are applied to awards intended to qualify as performance-based compensation under Code Section 162(m), such performance conditions shall be based on an objective formula or standard utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and pre-established by the Compensation Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) write-offs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; and/or (xxxi) customer satisfaction, each with respect to Cisco and/or one or more of its affiliates or operating units.

Vesting Acceleration

For awards that are subject to vesting provisions, the Stock Incentive Plan administrator may provide, at the time of grant of such awards or any time thereafter, that such awards will vest and become immediately exercisable in full in the event that Cisco is acquired by merger or asset sale or in the event there is a hostile takeover of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Unless otherwise provided in the applicable award agreement, outstanding stock options, stock appreciation rights, and stock units will vest and become immediately exercisable in full in the event that Cisco is acquired by merger or asset sale, unless such awards are assumed, substituted or replaced by the acquiring entity (or in the case of outstanding stock grants, the related stock grant agreements are assumed). In addition, the applicable award agreement may provide for accelerated vesting in the event of the participant’s death, disability or other events.

Amendment and Termination

The Board of Directors may amend the Stock Incentive Plan at any time and for any reason, provided that any such amendment will be subject to shareholder approval to the extent shareholder approval is required by applicable laws, regulations, or rules. The Board of Directors may terminate the Stock Incentive Plan at any time and for any reason, and the Stock Incentive Plan is currently set to terminate at the 2012 Annual Meeting of Shareholders unless re-adopted or extended by the shareholders prior to or on such date. The termination or amendment of the Stock Incentive Plan will not impair the rights or obligations of any participant under any award previously made under the Stock Incentive Plan without the participant’s consent, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule.

The summary of the Stock Incentive Plan provided above is a summary of the principal features of the Stock Incentive Plan. This summary, however, does not purport to be a complete description of all of the provisions of the Stock Incentive Plan. It is qualified in its entirety by references to the full text of the Stock Incentive Plan. A copy of the Stock Incentive Plan has been filed with the Securities and Exchange Commission with this Proxy Statement, and any shareholder who wishes to obtain a copy of the Stock Incentive Plan may do so by written request to Cisco’s Secretary at Cisco’s principal executive offices in San Jose, California.

Plan Benefits

The table below shows, as to each of Cisco’s executive officers named in the Summary Compensation Table of the “Executive Compensation and Related Information” section of this Proxy Statement and the various indicated groups, the aggregate number of shares of common stock subject to option grants, stock grants and restricted stock unit grants under the Stock Incentive Plan since the plan’s inception through July 25, 2009.

Name and Principal Position	Number of Options Granted	Number of Restricted Shares and Restricted Stock Units Granted
John T. Chambers Chairman and Chief Executive Officer	2,200,000	251,000
Frank A. Calderoni Executive Vice President, Chief Financial Officer	340,000	200,933
Wim Elfrink Executive Vice President, Cisco Services and Chief Globalisation Officer	570,000	263,466
Randy Pond Executive Vice President, Operations, Processes and Systems	480,000	236,866
Robert W. Lloyd Executive Vice President, Worldwide Operations	390,000	580,933
Richard J. Justice Former Executive Vice President, Worldwide Operations and Business Development	570,000	248,466
All current executive officers as a group (7 persons)	4,652,000	1,911,310
All current non-employee directors as a group (12 persons)	274,000	259,092	(1)
Non-executive officer employee group	223,139,444	61,434,086

(1)	Includes 42,639 fully vested shares and 13,360 fully vested deferred stock units received in lieu of all or a specified portion of the non-employee director’s regular annual cash retainer.

New Plan Benefits

All awards to directors, executive officers, employees and consultants are made at the discretion of the Stock Incentive Plan administrator. Therefore, the benefits and amounts that will be received or allocated under the Stock Incentive Plan as amended and restated are not determinable at this time.

Federal Income Tax Consequences

The following is a brief summary of the federal income tax consequences applicable to awards granted under the Stock Incentive Plan based on federal income tax laws in effect on the date of this Proxy Statement.

This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular participant based on his or her specific circumstances. The summary expressly does not discuss the income tax laws of any state, municipality, or non-U.S. taxing jurisdiction, or the gift, estate, excise (including the rules applicable to deferred compensation under Code Section 409A), or other tax laws other than federal income tax law. The following is not intended or written to be used, and cannot be used, for the purposes of avoiding taxpayer penalties. Because individual circumstances may vary, Cisco advises all participants to consult their own tax advisors concerning the tax implications of awards granted under the Stock Incentive Plan.

A recipient of a stock option or stock appreciation right will not have taxable income upon the grant of the stock option or stock appreciation right. For nonstatutory stock options and stock appreciation rights, the participant will recognize ordinary income upon exercise in an amount equal to the difference between the fair market value of the shares and the exercise price on the date of exercise. Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

The acquisition of shares upon exercise of an incentive stock option will not result in any taxable income to the participant, except, possibly, for purposes of the alternative minimum tax. The gain or loss recognized by the participant on a later sale or other disposition of such shares will either be long-term capital gain or loss or ordinary income, depending upon whether the participant holds the shares for the legally-required period (currently two years from the date of grant and one year from the date of exercise). If the shares are not held for the legally-required period, the participant will recognize ordinary income equal to the lesser of (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the sales price and the exercise price.

For stock grant awards, unless vested or the participant elects to be taxed at the time of grant, the participant will not have taxable income upon the grant, but upon vesting will recognize ordinary income equal to the fair market value of the shares at the time of vesting less the amount paid for such shares (if any). Any gain or loss recognized upon any later disposition of the shares generally will be a capital gain or loss.

A participant is not deemed to receive any taxable income at the time an award of stock units is granted. When vested stock units (and dividend equivalents, if any) are settled and distributed, the participant will recognize ordinary income equal to the amount of cash and/or the fair market value of shares received less the amount paid for such stock units (if any).

At the discretion of the Stock Incentive Plan administrator, the Stock Incentive Plan allows a participant to satisfy his or her tax withholding requirements under federal and state tax laws in connection with the exercise or receipt of an award by electing to have shares withheld, and/or by delivering or attesting to Cisco already-owned shares of Cisco common stock.

If the participant is an employee or former employee, the amount the participant recognizes as ordinary income in connection with an award is subject to withholding taxes (generally not applicable to incentive stock options) and Cisco is allowed a tax deduction equal to the amount of ordinary income recognized by the participant, provided that, Code Section 162(m) contains special rules regarding the federal income tax deductibility of compensation paid to Cisco’s chief executive officer and to the other covered employees under Code Section 162(m). The general rule is that annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000. However, Cisco can preserve the deductibility of certain compensation in excess of $1,000,000 if such compensation qualifies as “performance-based compensation” by complying with certain conditions imposed by the Code Section 162(m) rules (including the establishment of a maximum number of shares with respect to which awards may be granted to any one employee during one fiscal year) and if the material terms of such compensation are disclosed to and approved by the shareholders (e.g., see Performance Goals above). Because of the fact-based nature of the performance-based compensation exception under Code Section 162(m) and the limited availability of binding guidance thereunder, Cisco cannot guarantee that the awards under the Stock Incentive Plan will qualify for exemption under Code Section 162(m). However, the Stock Incentive Plan is structured with the intention that the Compensation Committee will have the discretion to make awards under the Stock Incentive Plan that would qualify as “performance-based compensation” and be fully deductible. Accordingly, Cisco is seeking shareholder approval of the amendment and restatement of the Stock Incentive Plan to comply with Code Section 162(m).

Equity Compensation Plan Information

The following table provides information as of July 25, 2009 with respect to the shares of Cisco common stock that may be issued under existing equity compensation plans. The category “Equity compensation plans approved by security holders” in the table below consists of the Stock Incentive Plan, the 1996 Plan, and the

Employee Stock Purchase Plan and its sub-plan, the International Employee Stock Purchase Plan. The category “Equity compensation plans not approved by security holders” in the table below consists of the 1997 Supplemental Stock Incentive Plan (the “Supplemental Plan”), the SA Acquisition Plan and the WebEx Acquisition Plan that were adopted in connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., respectively, in accordance with applicable NASDAQ listing standards, and options to purchase shares of Cisco common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc. The table does not include information with respect to shares subject to outstanding awards granted under other equity compensation arrangements assumed by Cisco in connection with mergers and acquisitions of the companies that originally granted those awards. The table also does not include information with respect to shares we are proposing to add to the Employee Stock Purchase Plan in Proposal No. 3.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)		Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	1,018,783,052	(3)	$24.53	286,852,706	(4)
Equity compensation plans not approved by security holders	17,248,138	(5)(6)	$24.14	—

Total	1,036,031,190	(7)	$24.52	286,852,706	(8)

(1)	Excludes purchase rights currently accruing under the Employee Stock Purchase Plan including its sub-plan, the International Employee Stock Purchase Plan.

(2)	The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units, which have no exercise price.

(3)	Includes 57,172,504 shares subject to restricted stock units outstanding as of July 25, 2009. No performance-based rights to receive future grants of restricted stock units were included since no restricted stock units were granted in September 2009 based on the achievement of financial performance goals for fiscal 2009, as discussed in the “Executive Compensation and Related Information” portion of this Proxy Statement.

(4)	Includes shares available for future issuance under the Employee Stock Purchase Plan including its sub-plan, the International Employee Stock Purchase Plan. As of July 25, 2009, as reported in Cisco’s 2009 Annual Report on Form 10-K, an aggregate of 33,414,671 shares of common stock were available for future issuance under this purchase plan, including shares subject to purchase during the current purchase period. Under the Stock Incentive Plan, each share issued as a stock grant (or pursuant to the vesting of a stock unit) will reduce the shares reserved by 2.5 shares (which will change to 1.5 shares if this Proposal is approved by shareholders). Under the Stock Incentive Plan, non-employee directors may also elect to receive fully vested shares of common stock (or restricted stock units that would be settled in shares after the non-employee director left the board) in lieu of all or a specified portion of their regular annual cash retainer based on the fair market value of the shares on the date any regular annual cash retainer would otherwise be paid.

(5)	Represents outstanding options to purchase 2,013,870 shares of common stock under the Supplemental Plan, outstanding options to purchase 7,292,109 shares of common stock under the SA Acquisition Plan, outstanding options and stock appreciation rights with respect to 6,780,414 shares of common stock under the WebEx Acquisition Plan, and outstanding options to purchase 145,555 shares of common stock that were issued to replace cancelled options in connection with Cisco’s acquisition of Latitude Communications, Inc. Also includes 1,016,190 shares subject to restricted stock units outstanding as of July 25, 2009.

(6)	Excludes options, warrants and other equity rights assumed by Cisco in connection with mergers and acquisitions, other than assumed under the SA Acquisition Plan and the WebEx Acquisition Plan. As of July 25, 2009, a total of 27,304,308 shares of common stock were issuable upon exercise of outstanding options and 2,094,803 shares were issuable upon the vesting of restricted stock units under those other assumed arrangements. The weighted average exercise price of those outstanding options is $15.81 per share. No additional awards may be granted under those assumed arrangements.

(7)	As of July 25, 2009, the aggregate number of shares issuable upon exercise of outstanding options as reported in Cisco’s 2009 Annual Report on Form 10-K were 1,004,493,234 shares, which included the 27,304,308 shares issuable upon exercise of outstanding options under the assumed arrangements described in footnote (6) above.

(8)	As of July 25, 2009, 253,438,035 shares and 33,414,671 shares were available for future issuance under the 2005 Stock Incentive Plan and the Employee Stock Purchase Plan, respectively, as reported in Cisco’s 2009 Annual Report on Form 10-K.

The 1997 Supplemental Stock Incentive Plan

The Supplemental Plan expired on December 31, 2007 and Cisco can no longer make equity awards under the Supplemental Plan. Officers and members of Cisco’s Board of Directors were not eligible to participate in the Supplemental Plan. Nine million shares were reserved for issuance under the Supplemental Plan.

Acquisition Plans

In connection with Cisco’s acquisitions of Scientific-Atlanta, Inc. and WebEx Communications, Inc., the Company adopted the SA Acquisition Plan and the WebEx Acquisition Plan, respectively, each effective upon completion of the applicable acquisition. These plans constitute assumptions, amendments, restatements, and renamings of the 2003 Long-Term Incentive Plan of Scientific-Atlanta and the WebEx Communications, Inc. Amended and Restated 2000 Stock Incentive Plan, respectively. The plans permitted the grant of stock options, stock, stock units, and stock appreciation rights to certain employees of Cisco and its subsidiaries and affiliates who had been employed by Scientific-Atlanta or its subsidiaries or WebEx or its subsidiaries, as applicable. As a result of the shareholder approval on November 15, 2007 of an amendment and extension of the 2005 Stock Incentive Plan, since that date, Cisco no longer makes stock option grants or direct share issuances under either the SA Acquisition Plan or the WebEx Acquisition Plan.

Replacement Latitude Options

On January 12, 2004, Cisco acquired Latitude Communications, Inc. (“Latitude”). As part of this transaction, options to purchase Latitude common stock held by employees who continued to be employed by Cisco or Latitude following the transaction were cancelled and replaced with an aggregate of 492,985 options to purchase shares of Cisco common stock. The shares subject to the Latitude replacement options vest on the same vesting schedule as the shares subject to the cancelled options, and have a maximum term of nine (9) years. Each Latitude replacement option has accelerated with respect to 50% of the then-unvested shares if the related employee was terminated under certain circumstances within two years of the effective date of the transaction.

Shareholder Approval

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this Proposal. If you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record, how to vote in order for your vote to be counted on this proposal. Should such shareholder approval not be obtained, then the reduced conversion rate for stock grants and stock units will not be implemented, shares underlying awards issued pursuant to the Previous Plans that expire unexercised will not be available for reuse under the Stock Incentive Plan, and the maximum term for stock options and stock appreciation rights will not be extended. However, awards shall continue to be granted under the Stock Incentive Plan as approved by shareholders at the 2007 Annual Meeting.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the approval of the amendment and restatement of the Cisco Systems, Inc. 2005 Stock Incentive Plan.

PROPOSAL NO. 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE EMPLOYEE STOCK PURCHASE PLAN

Introduction

Cisco is requesting that shareholders approve the amendment and restatement of the Cisco Systems, Inc. Employee Stock Purchase Plan (the “Purchase Plan”) which would otherwise expire on January 3, 2010. The amendment and restatement was approved by the Board of Directors, subject to shareholder approval. The approval of this amendment and restatement of the Purchase Plan will:

•	Increase the maximum number of shares of common stock authorized for issuance over the term of the Purchase Plan by 150,000,000 shares

•	Extend the term of the Purchase Plan from January 3, 2010 to January 3, 2020

•

Give Cisco greater flexibility to establish rules, procedures, or sub-plans to the International Employee Stock Purchase Plan (the “IESPP”), a sub-plan of the Purchase Plan, that allows eligible employees of Cisco’s foreign subsidiaries to participate in the Purchase Plan in a manner that may or may not comply with the requirements of Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”)

The Purchase Plan offers eligible employees the opportunity to acquire a stock ownership interest in Cisco through periodic payroll deductions that will be applied towards the purchase of Cisco common stock at a discount from the then current market price. The primary purpose of the amendment and restatement is to extend the life of the Purchase Plan and ensure that Cisco will have a sufficient reserve of common stock available under the Purchase Plan to provide eligible employees of Cisco and its participating affiliates with the continuing opportunity to acquire a proprietary interest in Cisco through participation in a payroll deduction-based employee stock purchase plan.

The following is a summary of the principal features of the Purchase Plan, as amended and restated. This summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any shareholder who wishes to obtain a copy of the Purchase Plan may do so by written request to Cisco’s Secretary at Cisco’s principal executive offices in San Jose, California.

Administration

The Purchase Plan is currently administered by the Compensation Committee of the Board of Directors. Such committee, acting as Plan Administrator, has full authority to adopt administrative rules and procedures and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by Cisco without charge to participants.

Securities Subject to the Employee Stock Purchase Plan

Without giving effect to the 150,000,000 share increase for which shareholder approval is sought under this Proposal, 321,400,000 shares of common stock have been reserved for issuance under the Purchase Plan (including the IESPP) over the term of the Purchase Plan. The shares may be made available from authorized but unissued shares of Cisco’s common stock. Any shares issued under the Purchase Plan will reduce, on a share-for-share basis, the number of shares available for subsequent issuance under the Purchase Plan. In the event of any change to Cisco’s outstanding common stock, such as a recapitalization, stock split or similar event, appropriate adjustments will be made to the Purchase Plan and to each outstanding purchase right.

As of September 14, 2009, 287,985,329 shares of common stock had been issued under the Purchase Plan, and 183,414,671 shares would be available for future issuance, assuming approval of the 150,000,000 share increase, which forms part of this Proposal. As of July 25, 2009, Cisco estimates that approximately 65,550 employees, including 7 executive officers, were eligible to participate in the Purchase Plan.

Eligibility and Participation

Currently, any individual who is employed on a basis under which he or she is expected to work more than 20 hours per week for more than five (5) months per calendar year in the employ of Cisco or any participating parent or subsidiary corporation (including any corporation, which subsequently becomes such at any time during the term of the Purchase Plan) is eligible to participate in the Purchase Plan. Individuals employed outside the United States are subject to similar eligibility restrictions, unless prohibited by the laws of the jurisdiction in which they are employed. Employees (including employee directors and executive officers) are eligible to participate in the Purchase Plan. Accordingly, each employee member of the Board of Directors, each executive officer and each person who previously served as an executive officer during fiscal 2009 and remains employed by Cisco has an interest in Proposal No. 3.

Eligible employees may join a purchase period at the start of that purchase period. Currently, purchase periods start on the first trading day of January or July.

Purchase Periods and Purchase Dates

Shares of common stock will be offered under the Purchase Plan through a series of offering periods, each with a maximum duration of twenty-four (24) months. At present, shares are offered under the Purchase Plan through a series of overlapping offering periods, each with a duration of twenty-four (24) months. Offering periods currently commence on the first trading day of January and July each year, and each consists of a series of four (4) successive six (6) month purchase periods. These purchase periods run from the first trading day of January until the last trading day of June each year and from the first trading day of July to the last trading day of December each year. Purchases currently occur on the last trading day of June and December each year. At present, if the closing selling price per share of common stock at the beginning of an ongoing offering period is higher than the closing selling price per share of common stock on the last day of any purchase period during the offering period, then the ongoing offering period under the Purchase Plan will automatically terminate and all participants in the ongoing offering period will automatically be transferred and enrolled in the subsequent new offering period with the lower price.

Purchase Price

The purchase price of the common stock acquired on each purchase date will be no less than 85% of the lower of (i) the closing selling price per share of common stock on the date the twenty-four (24) month offering period begins or (ii) the closing selling price per share of common stock at the end of the related six (6) month purchase period.

The closing selling price of the common stock on any relevant date under the Purchase Plan will be deemed to be equal to the closing selling price per share on such date on the NASDAQ Global Select Market. On September 14, 2009, the closing selling price per share of common stock determined on such basis was $22.79 per share.

Payroll Deductions and Stock Purchases

Each participant may authorize periodic payroll deductions in any multiple of 1% of his or her eligible earnings each offering period (up to a maximum of 10% of eligible earnings each offering period). The accumulated deductions will automatically be applied on each purchase date to the purchase of whole shares of common stock at the purchase price in effect for that purchase date. Participants are permitted to make other approved contributions prior to a purchase date in certain non-U.S. jurisdictions where payroll deductions are prohibited by law. For purposes of the Purchase Plan, eligible earnings generally include base salary, bonuses, commissions and overtime pay, provided that the definition of eligible earnings differs in the IESPP.

Special Limitations

The Purchase Plan imposes certain limitations upon a participant’s right to acquire common stock, including the following:

•

Purchase rights may not be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of Cisco or any of its affiliates.

•

A participant may not be granted rights to purchase more than $25,000 worth of common stock (valued at the time each purchase right is granted) for each calendar year in which such purchase rights are outstanding.

•	No participant may purchase more than 22,500 shares of common stock on any one purchase date.

Termination of Purchase Rights

The participant may stop contributions to the Purchase Plan at any time, and his or her accumulated payroll deductions will, at the participant’s election, either be refunded immediately or applied to the purchase of common stock on the next scheduled purchase date. The participant’s purchase right will immediately terminate upon his or her cessation of employment for any reason other than death or permanent disability. Any payroll deductions that the participant may have made for the purchase period in which such cessation of employment occurs will be refunded and will not be applied to the purchase of common stock. Should the participant’s employee status cease by reason of death or permanent disability, then such individual (or the representative of his or her estate) may elect to have the participant’s accumulated payroll deductions either refunded or applied to the purchase of common stock on the next scheduled purchase date.

Special Provisions of the International Employee Stock Purchase Plan

The IESPP is generally intended to provide eligible employees of Cisco’s foreign subsidiaries with the opportunity to participate in the Purchase Plan in a manner that is intended to qualify under Code Section 423. However, the Purchase Plan also authorizes the establishment of addenda (rules, procedures or sub-plans) to the IESPP to facilitate participation in the Purchase Plan by eligible employees residing outside the United States in a manner that does not comply with Code Section 423 if necessary or desirable to achieve tax, securities law or other objectives or as necessary to comply with local laws, regulations or rules. For example, employees in certain non-U.S. jurisdictions may not be required to work more than 20 hours per week for more than five (5) months per calendar year to participate in the Purchase Plan, as described in the “Eligibility and Participation” section above, if such requirement is prohibited by local law and, therefore, will be eligible to participate in the Purchase Plan.

Shareholder Rights

No participant will have any shareholder rights with respect to the shares covered by his or her purchase rights until the shares are actually purchased on the participant’s behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the purchase date.

Assignability

No purchase rights will be assignable or transferable by the participant, except by will or the laws of inheritance following a participant’s death.

Change in Control

In the event Cisco is acquired by merger or sale of all or substantially all of Cisco’s assets or outstanding voting stock, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will generally be equal to 85% of the lower of (i) the closing selling price per share of common stock on the participant’s entry date into the offering period in which such acquisition occurs or (ii) the closing selling price per share of common stock immediately prior to the effective date of such acquisition. In addition, in accordance with the principles of Code Section 423, the Purchase Plan Administrator may create special purchase periods or special purchase dates for individuals who become employees in connection with the acquisition of another company or cease to be employees in connection with the disposition of any portion of Cisco or its subsidiaries.

Share Proration

Should the total number of shares of common stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares available for issuance under the Purchase Plan at that time, then the Plan Administrator will make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each participant, to the extent in excess of the aggregate purchase price payable for the common stock allocated to such individual, will be refunded.

Amendment and Termination

The Purchase Plan will terminate upon the earlier of (i) January 3, 2020, assuming approval of the extension of the term of the Purchase Plan or (ii) the date on which all shares available for issuance thereunder are sold pursuant to exercised purchase rights.

The Board of Directors may at any time alter, suspend or discontinue the Purchase Plan. However, the Board of Directors may not, without shareholder approval, (i) increase the number of shares issuable under the Purchase Plan, (ii) alter the purchase price formula so as to reduce the purchase price or (iii) modify the requirements for eligibility to participate in the Purchase Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the principal United States Federal income taxation consequences to Cisco and participants subject to U.S. taxation with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

The Purchase Plan is intended to qualify as an “employee stock purchase plan” within the meaning of Code Section 423. Under such an arrangement, no taxable income will be recognized by a participant, and no deductions will be allowable to Cisco, upon either the grant or the exercise of the purchase rights. Taxable income will not be recognized until either there is a sale or other disposition of the shares acquired under the Plan or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two (2) years after his or her entry date into the offering period in which such shares were acquired or within one (1) year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the closing selling price of the shares on the purchase date exceeded the purchase price paid for those shares, and Cisco will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal in amount to such excess. The participant also will recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If a participant sells or disposes of the purchased shares more than two (2) years after his or her entry date into the offering period in which the shares were acquired and more than one (1) year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lower of (i) the amount by which the closing selling price of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (ii) 15% of the closing selling price of the shares on the participant’s entry date into that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. Cisco will not be entitled to an income tax deduction with respect to such disposition.

If a participant still owns the purchased shares at the time of death, his or her estate will recognize ordinary income in the year of death equal to the lower of (i) the amount by which the closing selling price of the shares on the date of death exceeds the purchase price or (ii) 15% of the closing selling price of the shares on his or her entry date into the offering period in which those shares were acquired.

Non-U.S. Income Tax Consequences

The income taxation consequences to participants and Cisco (or its foreign subsidiaries) with respect to participation in the Purchase Plan vary by country. Generally, participants are subject to taxation at the time of purchase. The employing foreign subsidiary may be entitled to a deduction in the tax year in which a participant recognizes taxable income, provided the subsidiary reimburses Cisco for the cost of the benefit conferred under the Purchase Plan.

Plan Benefits

The table below shows, as to each of Cisco’s executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and the various indicated groups, the aggregate number of shares of common stock purchased under the Purchase Plan since the plan’s inception through July 25, 2009.

Aggregate Purchases under the Employee Stock Purchase Plan

Name and Position	Aggregate Number of Purchased Shares
John T. Chambers Chairman and Chief Executive Officer	0
Frank A. Calderoni Executive Vice President, Chief Financial Officer	7,124
Wim Elfrink Executive Vice President, Cisco Services and Chief Globalisation Officer	0
Randy Pond Executive Vice President, Operations, Processes and Systems	52,316
Robert W. Lloyd Executive Vice President, Worldwide Operations	32,102
Richard J. Justice Former Executive Vice President, Worldwide Operations and Business Development	20,326
All current executive officers as a group (7 persons)	126,625
All current non-employee directors (12 persons)	35,814	(1)
All current and former employees, excluding current executive officers as a group	287,858,704

(1)	This amount represents shares purchased by Mr. Carter when he was an employee. Mr. Carter retired as an executive officer and employee of Cisco upon his reelection to the Board of Directors on November 13, 2008, and he has served as a non-employee director since that date.

New Plan Benefits

The benefits to be received by Cisco’s executive officers, directors and employees as a result of the proposed amendment and restatement of the Purchase Plan are not determinable, since the amounts of future purchases by participants are based on elective participant contributions. No purchase rights have been granted, and no shares of common stock have been issued, with respect to the 150,000,000 share increase for which shareholder approval is sought under this Proposal.

Shareholder Approval

The affirmative vote of a majority of the shares of Cisco common stock present or represented by proxy and voting at the annual meeting, together with the affirmative vote of a majority of the required quorum, is required for approval of this Proposal. If you own shares through a bank, broker, or other holder of record you must instruct your bank, broker or other holder of record how to vote in order for your vote to be counted on this proposal. Should such shareholder approval not be obtained, then the share increase will not be implemented and the term of the Purchase Plan will not be extended. However, the Purchase Plan will continue to remain in effect until the earlier of (i) the date the remaining share reserve under the Purchase Plan is issued or (ii) January 3, 2010.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the approval of the amendment and restatement of the Purchase Plan.

PROPOSAL NO. 4

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

Cisco is asking the shareholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 31, 2010. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Cisco’s and its shareholders’ best interests.

PricewaterhouseCoopers LLP has audited Cisco’s consolidated financial statements annually since Cisco’s 1988 fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to Cisco by PricewaterhouseCoopers LLP for professional services rendered for the fiscal years ended July 25, 2009 and July 26, 2008:

Fee Category	Fiscal 2009 Fees	Fiscal 2008 Fees
Audit Fees	$15,810,000	$15,799,000
Audit-Related Fees	725,000	1,341,000
Tax Fees	1,131,000	947,000
All Other Fees	58,000	96,000

Total Fees	$17,724,000	$18,183,000

Audit Fees.    Consists of fees billed for professional services rendered for the integrated audit of Cisco’s consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports and for services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of Cisco’s consolidated financial statements and are not reported under “Audit Fees.” These services include employee benefit plan audits, accounting consultations in connection with transactions, merger and acquisition due diligence, attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards.

Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, assistance with tax reporting requirements and audit compliance, assistance with customs and duties compliance, value-added tax compliance, mergers and acquisitions tax compliance, and tax advice on international, federal and state tax matters. None of these services were provided under contingent fee arrangements. Tax compliance fees were $1,033,000 and $924,000 in fiscal 2009 and fiscal 2008, respectively. All other tax fees were $98,000 and $23,000 in fiscal 2009 and fiscal 2008, respectively.

All Other Fees.    Consists of fees for products and services other than the services reported above. These services included translation of filings and other miscellaneous services. No management consulting services were provided.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Recommendation of the Board of Directors

The Board of Directors recommends that the shareholders vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP to serve as Cisco’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

PROPOSAL NO. 5

SHAREHOLDER PROPOSAL

Mr. John C. Harrington, 1001 2nd Street, Suite 325, Napa, California, a beneficial owner of 300 shares of Cisco common stock, has notified us that he intends to present the following proposal at the meeting:

Shareholder Proposal

BOARD COMMITTEE ON HUMAN RIGHTS

RESOLVED: To amend the corporate Bylaws, by inserting the following new Article 5.08:

Article 5.08

Board Committee on Human Rights

a.	There is established a Board Committee on Human Rights, which is created and authorized to monitor the ongoing implications of company policies, above and beyond matters of legal compliance, for the human rights of individuals in the US and worldwide.

b.	The Board of Directors is authorized in its discretion consistent with these Bylaws and applicable law to (1) select the members of the Board Committee on Human Rights, (2) provide said committee with funds for operating expenses, (3) adopt regulations or guidelines to govern said Committee’s operations, (4) empower said Committee to solicit public input and (5) any other measures within the Board’s discretion consistent with these Bylaws and applicable law.

c.	Nothing herein shall restrict the power of the Board of Directors to manage the business and affairs of the company. The Board Committee on Human Rights shall not incur any costs to the company except as authorized by the Board of Directors.

Supporting Statement

The proposed Bylaw would establish a Board Committee on Human Rights which would monitor human rights issues raised by the company’s activities and policies. We believe the proposed Board Committee on Human Rights could be an effective mechanism for addressing the human rights implications of the company’s activities and policies on issues such as these, as they emerge anywhere in the world. In defining “human rights,” proponents suggest that the committee could use the US Bill of Rights and the Universal Declaration of Human Rights as nonbinding benchmark or reference documents.

Cisco’s Statement in Opposition to Proposal No. 5

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Our Board and management invest significant time and resources to ensure that our activities and policies promote, and are consistent with, our goals and initiatives regarding the improvement of human rights around the world. The Board as a whole directly and routinely discusses human rights issues. We are continually evaluating and addressing human rights issues within our business operations and in the communities in which we operate. Our mandatory code of business conduct outlines the ethical principles which guide our day to day activities. Our employee policies and guidelines substantially incorporate laws and ethical principles including those pertaining to freedom of association, non-discrimination, privacy, collective bargaining, compulsory and child labor, immigration and wages and hours. With regard to our supply chain, Cisco is a member of the Electronics’ Industry Citizenship Coalition (EICC). The EICC’s Supplier Code of Conduct specifically addresses such human rights issues as forced or involuntary labor, child labor, wages and benefits, working hours, nondiscrimination, respect and dignity, freedom of association, health and safety, protection of the environment, supplier management systems, supplier ethics and supplier compliance with laws. We are supporters of the United Nations Universal Declaration of Human Rights and the ten principles of the United Nations Global Compact.

While we share the proponents’ ongoing concerns for human rights and are continually addressing these issues, we believe that an amendment to our bylaws to establish a specific board committee on human rights is unnecessary. The significant time and resources we currently devote to human rights issues, and the established policies, practices and procedures relating to human rights that we have put in place, are more than adequate to address the proponent’s request.

Cisco has long been active in corporate social responsibility. Information about Cisco’s numerous Corporate Social Responsibility (CSR) initiatives can be found on our Corporate Social Responsibility website at www.cisco.com by clicking “About Cisco,” then by clicking on the “Corporate Social Responsibility” link. The spirit behind these initiatives and policies is clear: Cisco strives to treat employees, customers, partners, suppliers and stakeholders, and the communities in which we operate, with respect and dignity.

For the past four years, we have issued our annual CSR Report which addresses our corporate performance in areas including human rights, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, business conduct, supplier diversity, ethics, the environmental and social impact of our product designs and lifecycle as well as our facilities and operations, our corporate giving programs, and our social investments around the world. We plan to publish our fifth annual Corporate Citizenship Report in the fall of 2009.

As described above, we believe the substantial resources and attention we devote to human rights issues demonstrates Cisco’s commitment to the underlying subject matter of the proposal. We have various policies, practices and procedures relating to human rights around the world. Through the measures we currently have in place, we believe that the Board is able to effectively oversee the global impact Cisco’s policies and activities have on human rights. Accordingly, we believe that the action provided for in the proposal is unnecessary.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 5.

PROPOSAL NO. 6

SHAREHOLDER PROPOSAL

Christian Brothers Investment Services, Inc., 90 Park Avenue, 29th Floor, New York, New York 10016, a beneficial owner of 804,564 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

Shareholder Proposal

ADVISORY VOTE ON EXECUTIVE COMPENSATION

RESOLVED, that shareholders of Cisco request the board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers (“NEOs”) set forth in the proxy statement’s Summary Compensation Table (the “SCT”) and the accompanying narrative disclosure of material factors provided to understand the SCT (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any NEO.

Supporting Statement

An Advisory Vote establishes an annual referendum process for shareholders about senior executive compensation. We believe the results of this vote would provide the board and management useful information about shareholder views on our company’s executive compensation.

Investors are increasingly concerned about mushrooming executive compensation especially when it is insufficiently linked to performance. In 2009, shareholders filed over 100 “Say on Pay” resolutions with votes averaging 47% in favor, and 20 votes over 50%. Such votes demonstrate strong shareholder support for this reform. Over 20 companies voluntarily adopted the reform.

At Cisco, the resolution received a 48% in 2007.

Our company has forward looking elements in its compensation package and is responsive to dialogue with investors. However, we believe the results of a vote combined with shareholder engagement will provide the board and management useful information about shareholder views on our company’s executive compensation.

In its 2008 proxy Aflac submitted an Advisory Vote supported by 93%, indicating strong investor support for good disclosure and a reasonable compensation package. Daniel Amos, Chair and CEO said, “An advisory vote on our compensation report is a helpful avenue for our shareholders to provide feedback on our pay-for-performance compensation philosophy and pay package.”

Other companies have also agreed to an Advisory Vote, including Intel, Hewlett-Packard, Occidental Petroleum, Verizon, MBIA, PG & E, H&R Block, Blockbuster, Ingersoll-Rand and Motorola. And approximately 300 companies under TARP are implementing the Advisory Vote, an opportunity to see it in action.

Public concern about executive compensation has reached new heights stimulated by reported excesses and compensation problems. President Obama and SEC Chair Mary Schapiro both have spoken in support of the Advisory Vote and legislation or regulation is expected. A wise step for companies would be to adopt an Advisory Vote without being compelled by legislation.

We believe that existing SEC rules and stock exchange listing standards do not provide shareholders with sufficient mechanisms for providing input to boards on senior executive compensation. In contrast, in the United Kingdom, public companies allow shareholders to cast a vote on the directors’ remuneration report. Such a vote isn’t binding, but gives shareholders a clear voice on senior executive compensation.

We believe that a company that has a clearly explained compensation philosophy and metrics, reasonably links pay to performance, and communicates effectively to investors will find an Advisory Vote a helpful tool.

Cisco’s Statement in Opposition to Proposal No. 6

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

We recognize that executive compensation is an important matter for our shareholders and appreciate the underlying goal of the proposal, which is to provide shareholders with a means to convey their views regarding executive compensation. However, we believe that passage of this proposal is (i) unnecessary because shareholders already have more effective ways to communicate their views on executive compensation directly to the Compensation Committee of the Board of Directors, and (ii) premature in light of proposed legislation relating to “Say on Pay” that we believe likely will be enacted in the near future.

Cisco already has efficient and effective methods for shareholders to communicate with the Board of Directors and Compensation Committee on Cisco’s executive compensation issues. As an example, last year Cisco agreed with Christian Brothers and members of the Interfaith Center on Corporate Responsibility to an alternative plan to address their desire for an annual shareholder advisory vote on executive pay. The elements of this alternative approach, which we have put into practice, include the following:

•	A conference call with the Chairman of Cisco’s Compensation Committee to exchange ideas, thoughts and concerns regarding a Say on Pay advisory vote;

•	An annual telephone conference with members of Cisco’s management to exchange ideas, thoughts and concerns regarding executive compensation practices at Cisco;

•

The Compensation Committee and Cisco’s management reviewing key learnings from discussions conducted by Say on Pay proponents with other companies to promote industry standards and practices for pay transparency; and

•	Cisco’s proxy statement providing an email address (compensationcommittee@cisco.com) which shareholders can use to communicate with the Compensation Committee.

In addition, the Compensation Discussion and Analysis (“CD&A”) section of this Proxy Statement informs shareholders about the reasons for the Compensation Committee’s decisions. We believe that our executive compensation disclosures and our process and procedures for shareholder communication with the Board of Directors and the Compensation Committee are more meaningful than an annual advisory vote. Unlike an “up or down” advisory vote, which leaves the meaning of shareholder approval or disapproval open to speculation, direct communications between shareholders and the Board of Directors and the Compensation Committee allow shareholders to voice specific observations and to communicate clearly and effectively with the Board of Directors and the Compensation Committee.

We believe that our Compensation Committee is in the best position to determine the proper structure of executive compensation and that the advisory vote called for by this proposal would not enhance the Board of Directors’ executive compensation process. The Compensation Committee consists entirely of independent directors and is responsible for maintaining an executive compensation program designed to attract, motivate and retain the most highly talented and experienced leadership for Cisco. The Board of Directors has adopted a charter which sets forth this committee’s responsibilities and duties, a copy of which is available in the Investor

Relations section of Cisco’s website at www.cisco.com. The Board of Directors and the Compensation Committee take their responsibilities with respect to setting and monitoring executive compensation very seriously. For example, the Compensation Committee held ten meetings during the course of the last fiscal year, which were substantially devoted to the subject of executive compensation. The Compensation Committee also engages an independent compensation consultant to help it design the compensation packages for Cisco’s executive officers in a manner that provides appropriate incentives and is competitive with our peer group, taking into account factors such as industry trends and shareholder preferences. Cisco also does not have employment agreements with its executive officers which provide for guaranteed bonuses, perquisites, special pensions, above-market interest on deferred compensation, or severance or change-in-control arrangements (except with regard to one executive officer on international assignment).

The Compensation Committee seeks to provide transparency with respect to, and to include shareholder participation in, the implementation of policies through which a high percentage of our actual executive compensation awards are made. This year we are asking our shareholders to approve an amendment of our existing Stock Incentive Plan which governs equity awards to executives as well as other employees. (See Proposal No. 2 on p. 16 of this Proxy Statement). In addition, during fiscal 2008 the Board of Directors approved new stock ownership guidelines for executive officers and non-employee directors, as well as a compensation recoupment policy applicable to executive officers, both of which can be found by clicking on “Corporate Governance” in the Investor Relations section of our website at investor.cisco.com.

In addition, we believe that the adoption of this proposal would be premature given the proposed and pending federal “Say on Pay” legislation. The current administration has asked Congress to enact Say on Pay legislation. Various bills also have been introduced in Congress which also address the Say on Pay issue. We believe that Congress will approve some form of legislation and that it will become law by the end of 2009 and potentially prior to the annual meeting. Accordingly, passage of this proposal is unnecessary and might inappropriately subject Cisco to standards that are different or in addition to standards applicable to the members of our peer group. We believe that it makes more sense to wait to comply with the law applicable to all affected companies.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 6.

PROPOSAL NO. 7

SHAREHOLDER PROPOSAL

Boston Common Asset Management, LLC, 84 State Street, Suite 1000, Boston, Massachusetts 02109, a beneficial owner of 50,702 shares of Cisco common stock, joined by other filers (whose names, addresses and shareholdings will be provided by Cisco promptly upon receipt by Cisco Investor Relations of any oral or written request), have notified us that they intend to present the following proposal at the meeting:

Shareholder Proposal

INTERNET FRAGMENTATION REPORT

WHEREAS:

On February 15, 2006, Cisco Systems, Yahoo, Google and Microsoft testified before the Committee on International Relations of the U.S. House of Representatives about alleged complicity in human rights violations in China;

Mark Chandler, General Counsel of Cisco Systems, testified that:

“Some countries have chosen to restrict or limit access to information on the Internet based on political considerations.… While many have commented on the activities of the Chinese government in this regard, the issue is, in fact, global. Some Middle Eastern countries block sites critical of their leadership.”

“Efforts are underway... to balkanize the Internet. Policies which promote that—even inadvertently—will undermine rather than support the many projects which help users evade censorship and will exacerbate rather than solve the problems we are discussing today.”

“The liberating power of the Internet depends on its existence as one global Internet…. Any policies in this area should, we believe, proceed from the realization that its very global nature provides a unique tool for the dissemination of ideas and cultivation of freedoms. We should do nothing to disturb its promise.”

Cisco sells its products, including Internet and surveillance technology, primarily through resellers, to government agencies and state-owned entities throughout the world. The U.S. State Department and others have documented how various governments, including several governments with which our Company does business, monitor, censor and jail Internet users, through manipulation of Internet technology.

Mr. Chandler testified that the key to the growth of the Internet “has been the standardization of one global network. This has been and remains the core of Cisco’s mission.”

In October 1998, Cisco was selected as a key supplier for building China’s nation-wide IP backbone, which has been called “the Great Firewall of China.” It is synonymous with the censored, closed network which, according to Mr. Chandler, threatens Cisco’s core mission. A 2002 Cisco document publicly leaked last year made clear that Cisco engineers were aware of the Chinese government’s repressive censorship and surveillance agenda and may have regarded this as a business opportunity. The Company disputes this interpretation. Cisco currently has a $16 billion investment program in China.

The US State Department has documented concerted efforts to thwart the development of one global Internet in Saudi Arabia, where Cisco is investing over $265 Million and has over 140 Cisco Partners.

Legislation has been introduced in the House prohibiting, “business from cooperating with repressive governments in transforming the Internet into a tool of censorship and surveillance.” The proposed legislation provides for both fines and jail time (The Global Online Freedom Act of 2009 (H.R. 2271)).

RESOLVED:

Shareholders request the Board to publish a report to shareholders within six months, at reasonable expense and omitting proprietary information, providing a summarized listing and assessment of concrete steps the company could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, including freedom of expression and privacy, or otherwise encourage or enable fragmentation of the internet.

Cisco’s Statement in Opposition to Proposal No. 7

The Board of Directors believes this proposal does not serve the best interests of Cisco or its shareholders and recommends a vote AGAINST it.

Cisco’s products are helping to drive the greatest global expansion of information availability and individual expression in the history of the planet. Our business practices are designed to and strive to promote, among other things, freedom of expression, privacy and other fundamental personal freedoms. Our codes of business conduct, employee policies and guidelines reflect this design and incorporate a variety of laws and ethical principles and policies including those pertaining to personal freedoms. Our products have been instrumental in the evolution of the Internet into the medium it is today, providing access, expression and community across the globe.

We share the proponents’ desire to promote human rights, including freedom of expression, access and community, and we are supporters of the United Nations Universal Declaration of Human Rights and the ten principles of the United Nations Global Compact. We are continually evaluating and addressing human rights issues within our business operations and in the communities in which we operate. For our employees, Cisco’s mandatory code of business conduct outlines the ethical principles which guide our day to day activities. Our employee policies and guidelines substantially incorporate laws and ethical principles including those pertaining to freedom of association, non-discrimination, privacy, collective bargaining, compulsory and child labor, immigration and wages and hours. With regard to our supply chain, Cisco is a member of the Electronics’ Industry Citizenship Coalition (EICC). The EICC’s Supplier Code of Conduct specifically addresses such human rights issues as forced or involuntary labor, child labor, wages and benefits, working hours, nondiscrimination, respect and dignity, freedom of association, health and safety, protection of the environment, supplier management systems, supplier ethics and supplier compliance with laws. Cisco is an EICC board member and has been instrumental in the organization’s expansion.

Our Board and management invest significant time and resources to ensure that our activities and policies promote, and are consistent with, our goals and initiatives regarding the improvement of human rights around the world. We have a strict requirement of compliance with U.S. Government policies, designed in part to reflect human rights concerns, regarding the export and use of our products. With respect to Internet freedom, we have clearly stated our policies: Cisco does not customize, or develop specialized or unique filtering capabilities, in order to enable different regimes to block access to information; Cisco sells the same equipment worldwide; Cisco is not a service or content provider or network manager but we do believe the Global Network Initiative’s (GNI’s) network operation principles are appropriate, and were we to operate a network, we would comply with the GNI’s principles regarding release of information about subscribers. The threat to Internet freedom today lies not in standardized equipment supplied by Cisco, but by efforts of regimes to force suppliers to adopt special protocols or standards that deviate from global norms and enable special censorship or filtering systems. We have worked in opposition to such efforts and will continue to do so.

Our sustainable business practices team in partnership with functional Cisco business leaders endeavors to continuously improve our Corporate Social Responsibility (CSR) programs. In particular, the sustainable business practices team engages with our global stakeholders to identify emerging social responsible issues and then evaluates our CSR performance by assessing our own social, ethical and environmental practices and policies. Together with the appropriate Cisco business leaders, we drive change, where necessary, to enhance the performance of our core business operations. Information about stakeholder engagement and Cisco’s CSR governance can be found on our Corporate Social Responsibility website at www.cisco.com by clicking “About Cisco,” then by clicking on the “Corporate Social Responsibility” link.

For the past four years, we have issued an annual CSR Report which addresses our corporate performance in areas including human rights, our progress towards the principles of the United Nations Global Compact, employee welfare, diversity, training and development, business conduct, supplier diversity, ethics, the environmental and social impact of our product designs and lifecycle as well as our facilities and operations, our corporate giving programs, and our social investments around the world. We plan to publish our fifth annual Corporate Citizenship Report in the fall of 2009. We believe the preparation and issuance of this report addresses the intent of the proponents’ proposal.

Our business practices combined with our standards-based technology architecture support the benefits of Internet access to information on a global basis in ways that would not otherwise be possible. While we understand the goals of this shareholder proposal, we believe that the preparation of an additional report as requested by the proponents is unnecessary in light of our current efforts and established policies and practices with regard to human rights. We believe that the interests of our shareholders will best be served as we continue to focus our efforts on further developing and implementing our human rights policies and practices and continuing to provide Internet access globally.

Recommendation of the Board of Directors

For all the reasons set forth above, the Board of Directors recommends a vote AGAINST Proposal No. 7.

OWNERSHIP OF SECURITIES

The following table sets forth information known to Cisco with respect to beneficial ownership of Cisco common stock as of July 25, 2009 for (i) each director and nominee, (ii) each of the six current or former executive officers who are named in the table entitled “Summary Compensation Table” below (the “named executive officers”), and (iii) all current executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to Cisco’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group as of July 25, 2009 includes shares of common stock that such person or group had the right to acquire on or within 60 days after July 25, 2009, including, but not limited to, upon the exercise of options or the vesting of restricted stock units. References to options in the footnotes of the table below include only options to purchase shares outstanding as of July 25, 2009 that were exercisable on or within 60 days after July 25, 2009, and references to restricted stock units in the footnotes of the table below include only restricted stock units outstanding as of July 25, 2009 that would vest and could settle on or within 60 days after July 25, 2009. For each individual and group included in the table below, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the 5,784,833,212 shares of common stock outstanding on July 25, 2009 plus the number of shares of common stock that such person or group had the right to acquire on or within 60 days after July 25, 2009.

Name	Number of Shares Beneficially Owned	Percent Owned
Carol A. Bartz (1)	250,776	*
M. Michele Burns (2)	139,608	*
Frank A. Calderoni (3)	709,622	*
Michael D. Capellas (4)	98,313	*
Larry R. Carter (5)	2,108,588	*
John T. Chambers (6)	19,950,822	*
Wim Elfrink (7)	1,973,459	*
Brian L. Halla (8)	85,393	*
Dr. John L. Hennessy (9)	124,753	*
Richard J. Justice (10)	1,307,689	*
Richard M. Kovacevich (11)	135,629	*
Robert W. Lloyd (12)	1,380,456	*
Roderick C. McGeary (13)	140,000	*
Randy Pond (14)	2,082,208	*
Michael K. Powell (15)	71,725	*
Arun Sarin (16)	640	*
Steven M. West (17)	98,275	*
Jerry Yang (18)	206,500	*
All executive officers and directors as a group (19 Persons) (19)	32,319,867	*

*	Less than one percent.

(1)	Represents 113,148 shares held by the Carol Ann Bartz (Living) Trust, 2,628 shares held by Ms. Bartz’s spouse and options to purchase 135,000 shares.

(2)	Includes 6,904 fully vested deferred stock units and options to purchase 120,000 shares.

(3)	Includes options to purchase 651,333 shares and 28,186 shares subject to restricted stock units.

(4)	Includes options to purchase 80,000 shares.

(5)	Includes 2,588 shares held by the Carter Revocable Trust dated October 18, 1994, 3,400 shares held by the Carter Living Trust, options to purchase 2,065,767 shares and 618 shares subject to restricted stock units.

(6)	Includes 214,955 shares held in grantor retained annuity trusts, 85,739 shares held in trusts for the benefit of Mr. Chambers’ children, options to purchase 16,158,333 shares and 56,950 shares subject to restricted stock units.

(7)	Includes options to purchase 1,914,750 shares and 57,193 shares subject to restricted stock units.

(8)	Includes 18,593 shares held by a family trust and options to purchase 65,000 shares.

(9)	Represents 15,022 shares held by the Hennessy 1993 Revocable Trust, 4,731 fully vested deferred stock units and options to purchase 105,000 shares.

(10)	Represents 49,996 shares held by the 1990 Justice Family Trust, options to purchase 1,204,250 shares and 53,443 shares subject to restricted stock units. Mr. Justice held one share in a Cisco subsidiary to meet local statutory shareholder requirements.

(11)	Includes 31,215 shares held by the Richard & Mary Jo Kovacevich 2001 Trust, 49 shares held by Mr. Kovacevich’s spouse, and options to purchase 100,000 shares.

(12)	Includes 3,298 shares held by Mr. Lloyd’s children, options to purchase 1,291,833 shares and 64,936 shares subject to restricted stock units.

(13)	Includes options to purchase 100,000 shares.

(14)	Includes 36,484 shares held by the Randall & Cynthia Pond Revocable Living Trust, 7,500 shares held by the Pond Family Foundation, 87,652 shares pledged as security, options to purchase 1,933,517 shares and 51,123 shares subject to restricted stock units.

(15)	Includes 1,725 fully vested deferred stock units and options to purchase 65,000 shares.

(16)	Represents 640 shares held by a family trust.

(17)	Represents 12,875 shares held by the West-Karam Family Trust, 400 shares held by Mr. West’s spouse and options to purchase 85,000 shares.

(18)	Represents 34,993 shares held in the Jerry Yang 1996 Charitable Remainder Trust, 21,507 shares held in the Jerry Yang 1996 Revocable Trust and options to purchase 150,000 shares.

(19)	Includes options to purchase 27,349,250 shares, 332,203 shares subject to restricted stock units and 13,360 fully vested deferred stock units.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Cisco’s officers and directors and persons who own more than 10% of Cisco’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide Cisco with copies of all Section 16(a) forms that they file. Based solely on Cisco’s review of these forms and written representations from the officers and directors, Cisco believes that all Section 16(a) filing requirements were met during fiscal 2009.

EXECUTIVE COMPENSATION AND RELATED INFORMATION

Compensation Discussion and Analysis

Introduction

The following discussion describes and analyzes Cisco’s compensation program for its named executive officers. Cisco’s named executive officers for fiscal 2009 include the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”), and the three most highly compensated executive officers (other than the CEO and CFO) in fiscal 2009 who were serving as executive officers at the end of fiscal 2009, plus one former executive officer for whom disclosure would have been required had he continued serving as an executive officer through the end of fiscal 2009.

In this Compensation Discussion & Analysis (“CD&A”), we first provide an executive summary with highlights of the CD&A. Next, we cover Cisco’s compensation philosophy and objectives. We then review the process the Compensation Committee follows in deciding how to compensate Cisco’s named executive officers. We next provide a brief overview of the components of Cisco’s compensation program. Finally, we engage in a detailed discussion and analysis of the Compensation Committee’s specific decisions about the compensation of the named executive officers for fiscal 2009 and, to the extent that it is pertinent to a fair understanding of fiscal 2009 compensation, the Compensation Committee’s approach to compensation for fiscal 2010.

Executive Summary

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Cisco’s Executive Compensation Philosophy.    Cisco’s executive officers are compensated in a manner consistent with Cisco’s strategy, competitive practice, sound corporate governance principles and shareholder interests and concerns. The core of Cisco’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below. Fiscal 2009 compensation decisions emphasized rewarding performance. Because the financial performance goals set for fiscal 2009 for the variable cash incentive awards for executive officers and long-term, equity-based incentive awards were not achieved, the performance-based cash and equity-based incentive awards for the named executive officers were significantly lower in fiscal 2009 than in fiscal 2008, with one exception for the newly promoted executive officer.

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Cisco’s Peer Group and Benchmarking.    For purposes of evaluating competitive practices, the Compensation Committee, with assistance from the Committee’s independent compensation consultant, Frederic W. Cook & Co., Inc. (“FWC”), identified objective criteria to select a peer group (as set forth below). The Compensation Committee used a peer group that was first established in November 2007 (the “Initial Peer Group”) in establishing most compensation targets and to guide decisions prior to March 2009. The Initial Peer Group was updated in March 2009, and the Compensation Committee used the resulting updated peer group (the “Updated Peer Group”) for compensation decisions thereafter. For a complete discussion of the peer group, please see the Compensation Process section of this CD&A.

The three major elements of Cisco’s executive officer compensation in fiscal 2009 continued to be:

•	base salary;

•	variable cash incentive awards; and

•	long-term, equity-based incentive awards.

Among the information technology companies in the Updated Peer Group, according to a FWC report dated May 28, 2009, Cisco’s revenues, net income and market capitalization were all around or above the 75th percentile, and both one-and three-year annualized total shareholder returns through April 30, 2009 were at the 63rd percentile. For fiscal 2009, for named executive officers other than the Chief Executive Officer and Robert

W. Lloyd (who became an executive officer in the fourth quarter of fiscal 2009), the Compensation Committee decided that it would continue to target individual base salaries and at-target cash incentive awards with reference to the 50th percentile of the Initial Peer Group and total value of long-term, equity-based incentive awards with reference to the 75th percentile of the Initial Peer Group, which results in overall total target compensation for these three components at approximately the 65th percentile of the Initial Peer Group. For Cisco’s Chief Executive Officer, the Compensation Committee set his base salary significantly below the 50th percentile of the Initial Peer Group and his at-target cash incentive award and target long-term equity-based incentive award with reference to the 50th percentile of the Initial Peer Group. As noted below, all target percentiles are subject to the Compensation Committee’s discretion to pay below or above the stated percentiles based on the factors identified herein.

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Cisco’s Fiscal 2009 Financial Performance and Executive Compensation.    During fiscal 2009, Cisco experienced a challenging environment due to the global economic downturn that accelerated in the fall of 2008. When the Compensation Committee established the fiscal 2009 performance targets applicable to the executive officers in early September 2008, it expected revenue and operating income to increase in fiscal 2009 and set performance targets accordingly.

However, due to the impact of the global economic downturn, Cisco’s fiscal 2009 net sales, net income and earnings per share decreased 8.7%, 23.8% and 19.8%, respectively, from fiscal 2008. Each of these results was below the fiscal 2009 goal for that financial metric and the related financial performance targets that were set in September 2008. Although the Compensation Committee certified that those goals were not met, it nonetheless determined that Cisco had a very strong financial performance given the external challenges of the global economic downturn.

During fiscal 2009, Cisco revised its fiscal 2009 financial plan to address the new economic challenges. The revised financial plan included goals of expense reduction and realignment of resources to focus on investing in new market adjacencies, emerging technologies and emerging markets, designed both to prepare Cisco for the future and to produce strong profits as a percentage of revenue during a severe global economic downturn. The Compensation Committee believes Cisco and its named executive officers did very well in executing on the new financial plan.

Because the financial performance targets were not satisfied, no cash incentive awards were paid to the executive officer participants under the Executive Incentive Plan (“EIP”) performance goals, which were designed to comply with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code (the “Pre-established Performance Goals”). Also, no restricted stock units were granted to the named executive officers in connection with the rights they had been awarded in September 2008 to receive future grants of restricted stock units based on the achievement of financial performance goals (“PRSU rights”) under the 2005 Stock Incentive Plan.

Nonetheless, the Compensation Committee considered Cisco’s solid financial performance during a period of tough economic challenges, and the executive team’s key role in driving operational excellence and strong profitability under the revised financial plan, and, except as described below, determined to award to the named executive officers “partial discretionary bonuses,” meaning discretionary cash bonuses in amounts less than the Initial Peer Group target, which is generally the 50th percentile for cash incentive awards. In two exceptional cases, the Compensation Committee awarded discretionary cash bonuses that were above the targeted percentile of the Initial Peer Group for cash incentive awards. These bonuses, in relation to those target amounts, are comparable with bonuses paid to other Cisco employees.

Variable cash incentive and long-term, equity-based incentive awards for each of the named executive officers for fiscal 2009, as compared to fiscal 2008 are set forth below. Consistent with Cisco’s core philosophy to pay for performance, such incentive awards declined significantly as compared to the awards paid for fiscal 2008. While Cisco’s fiscal 2009 net sales, net income and earnings per share declined by 8.7%, 23.8% and 19.8%, respectively, from fiscal 2008, variable cash incentive and long-term, equity-based incentive awards for its continuing named executive officers in fiscal 2009 declined from fiscal 2008 by between approximately 14% and 37% for variable cash awards, and by between approximately 72% and

75% for long-term, equity-based incentive awards. The fiscal 2009 variable cash incentive and long-term-equity-based incentive awards for Cisco’s named executive officers fall into the bottom quartile of the Updated Peer Group based on information disclosed by the Updated Peer Group through April 30, 2009, as reflected in a May 2009 report prepared by FWC. For a complete discussion of the variable cash incentive and long-term, equity-based incentive awards to the named executive officers for fiscal 2009, please see the Compensation Components section of this CD&A below.

Variable Cash Incentive Awards

Named Executive Officer	Fiscal 2008 Variable Cash Incentive Award ($)	Fiscal 2009 Discretionary Cash Incentive Award ($)	Year-Over-Year Change in Cash Incentive Award (%)
John T. Chambers	$3,002,802	$2,031,000	(32.4%)
Frank A. Calderoni	$1,052,335	$900,000	(14.5%)
Wim Elfrink	$1,590,750	$1,000,000	(37.1%)
Randy Pond	$1,138,270	$900,000	(20.9%)
Robert W. Lloyd	N/A	$900,000	N/A
Richard J. Justice	$1,484,700	$750,000	(49.5%)

Mr. Justice’s cash incentive award reflected in the table above was set at a reduced level to reflect his stepping down as Executive Vice President, Worldwide Operations and Business Development effective April 26, 2009 and his reduced work schedule thereafter.

Long-Term, Equity-Based Incentives

Named Executive Officer	Fiscal 2008 Total Equity Award Grant Date Value ($)	Fiscal 2009 Total Equity Award Grant Date Value ($)	Year-Over-Year Change in Total Equity Awards (%)
John T. Chambers	$12,674,620	$3,111,750	(75.4%)
Frank A. Calderoni	$5,095,888	$1,383,000	(72.9%)
Wim Elfrink	$8,027,238	$2,074,500	(74.2%)
Randy Pond	$6,759,776	$1,728,750	(74.4%)
Robert W. Lloyd	N/A	$6,946,515	N/A
Richard J. Justice	$8,027,238	$1,728,750	(78.5%)

Mr. Lloyd’s total equity award grant date value for fiscal 2009 reflected in the table above includes the grant date value of an equity grant he received upon his promotion to his current role and retention equity grants he received as part of a group of retention grants made to a select group of key contributors. The aggregate grant date value of those awards comprised $5,217,765 of the value listed in the table above.

The total restricted stock units granted in fiscal 2009 to each named executive officer other than Mr. Lloyd, taking into account that no restricted stock units were granted pursuant to PRSU rights, represent grants generally in the range of the 10th percentile (15th percentile for Mr. Chambers) of the Updated Peer Group. By comparison, the above equity grants for fiscal 2008 represent grants generally in the range of the 75th percentile of the Initial Peer Group (between the 50th and 65th percentiles for Mr. Chambers).

The Compensation Committee considers these amounts to represent the compensation values attributable to each of the named executive officers for equity awards granted in the applicable fiscal year. These amounts differ from the amounts disclosed under “Stock Awards” and “Option Awards” in the Summary Compensation Table below, which reflect accounting-based equity values for grants that vest during a particular fiscal year, including grants made in prior years, rather than the total values of new awards granted in fiscal 2009 that are presented in the table above. These amounts should not be considered a substitute for the amounts disclosed in the Summary Compensation Table. Awards of PRSU rights are included in the grant date value amounts using the value of the number of restricted stock units actually granted based on performance in the applicable fiscal year, which was 58% of target for fiscal 2008 and zero for fiscal 2009.

Other features of Cisco’s executive compensation program include:

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Stock ownership guidelines for executive officers and directors, which tie significant amounts of personal wealth to Cisco’s long-term success, and a compensation recoupment or “clawback” policy. The guidelines and policy, among other things, discourage excessive and unnecessary risk taking.

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The Compensation Committee does not believe that Cisco’s executive compensation is structured to promote inappropriate risk taking by our executives. The company performance targets for determining variable cash incentive payments and restricted stock unit awards from PRSU rights for our employees (including our executive officers) are worldwide revenue and operating income growth. The Compensation Committee believes that the focus on worldwide revenue and operating income growth as the performance targets encourages management to take a balanced approach that focuses on corporate profitability.

•	No special benefits, perquisites or tax gross-ups other than in the limited instances described below that are for business-related purposes or in connection with international assignments.

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An accessible Compensation Committee comprised solely of independent directors that, as noted in the “Shareholder Communications with the Board of Directors” section on page 15 of this Proxy Statement, has established effective means for communicating with shareholders regarding their executive compensation ideas and concerns.

•	The Compensation Committee’s independent compensation consultant, FWC, is retained directly by the Committee and performs no other consulting or other services for Cisco.

Compensation decisions and other details are discussed in the remainder of this Compensation Discussion and Analysis.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation programs for Cisco’s named executive officers should be designed to attract, motivate and retain talented executives responsible for the success of Cisco and should be determined within a framework that rewards performance. Within this overall philosophy, the Compensation Committee’s objectives continue to be:

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To offer a total compensation program that is flexible to adapt to evolving regulatory requirements and changing economic and social conditions and takes into consideration the compensation practices of peer companies identified based on an objective set of criteria;

•	To provide annual variable cash incentive awards based on Cisco’s satisfaction of designated financial and non-financial objectives; and

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To align the financial interests of executive officers with those of shareholders by providing appropriate long-term, equity-based incentives and retention awards that encourage a culture of ownership consistent with established stock ownership guidelines.

The core of Cisco’s executive compensation philosophy remains to pay for performance. Accordingly, because the operating income growth target that was established for the fiscal 2009 PRSU rights awards in September 2008 was not satisfied, no restricted stock unit awards pursuant to the PRSU rights were made to employees, including the named executive officers. Likewise, because the financial performance targets for the payment of cash incentives under the Pre-established Performance Goals for fiscal 2009 were not satisfied, no bonuses were paid thereunder to the executive officer participants. However, applying principles of performance, the Compensation Committee exercised its discretion to pay bonuses independent of the Pre-established Performance Goals to the named executive officers based on their leadership in helping Cisco navigate through a tough economic environment and execute to produce strong financial results. Except in the two cases noted below, these partial discretionary bonuses were below the target described above. In addition, the Compensation Committee considered Cisco’s inclusion in the Dow Jones Industrial Average in fiscal 2009 as further demonstrating the success of the named executive officers in managing Cisco in its continued and growing role as a broad and leading technology indicator.

There are three major components of the compensation of our named executive officers: base salary, variable cash incentive awards and long-term, equity-based incentive awards. The weighting among the three major components is structured heavily toward variable cash incentive awards and long-term equity-based incentives, such that if incentive target levels for these performance-based incentives were achieved, more than 90% of the aggregate value of the three major components for each named executive officer for fiscal 2009 would have been performance and equity-based. One named executive officer, Wim Elfrink, whose home country is the Netherlands and who is on international assignment in India, has additional compensation related to his international assignment and his home country, which is described further in the following paragraph, under “Group Benefits/Perquisites” below and later in this Proxy Statement.

No named executive officer has an employment agreement that provides for guaranteed bonuses, perquisites, a special pension or similar arrangements, above-market interest on deferred compensation, severance or change-in-control arrangements, except that Mr. Elfrink’s International Assignment Agreement provides for perquisites and potential severance benefits, and he participates in a defined contribution plan that Cisco maintains for eligible employees in the Netherlands (the “Netherlands Capital Plan”). As noted below, Cisco has provided perquisites to named executive officers in limited circumstances. Also, Cisco has arrangements that would accelerate vesting of equity awards in the case of death or terminal illness of the named executive officer or if Cisco is acquired under certain limited circumstances. For more information on such arrangements, see “Potential Payments upon Termination or Change in Control” below.

In consideration of good corporate governance principles and shareholder interests and as discussed in greater detail in Cisco’s Statement in Opposition to Proposal No. 6, Cisco has established effective methods through which shareholders may communicate with the Compensation Committee regarding executive compensation-related questions and comments. Shareholder questions and comments on Cisco’s executive compensation received at that address are responded to in a timely manner and relevant feedback is considered by the Compensation Committee. For more information, see “Shareholder Communications with the Board of Directors” on page 15 of this Proxy Statement.

As noted above, a core element of Cisco’s compensation philosophy is to align the interests of executive officers with those of shareholders by providing appropriate long-term incentives. To further align the interests of executive officers and shareholders, the Board of Directors, following a recommendation by the Compensation Committee, adopted a new policy regarding minimum ownership of shares by Cisco’s executive officers. The ownership guidelines call for Cisco’s Chief Executive Officer to own shares of Cisco’s common stock having a value equal to at least five times the Chief Executive Officer’s base salary and for each other executive officer to own shares of Cisco’s common stock having a value equal to at least three times the executive officer’s base salary. The Chief Executive Officer and each other executive officer have five years from the later of the date of their respective appointment or the date of adoption of these guidelines to attain their ownership level.

Another part of Cisco’s compensation philosophy is that executive officers should earn variable cash incentives based on the achievement of financial and non-financial objectives. Following the Compensation Committee’s recommendation, the Board of Directors adopted a recoupment policy for cash incentive awards paid to executive officers under Cisco’s annual cash incentive plan, the EIP. In the event that there were a restatement of incorrect financial results, this policy would enable the Compensation Committee, if it determined appropriate and subject to applicable laws, to seek reimbursement of the incremental portion of EIP awards paid to executive officers in excess of the awards that would have been paid based on the restated financial results. Cisco’s variable cash incentive and long-term, equity-based incentive award plans also generally provide for forfeiture if a named executive officer participates in activities detrimental to Cisco or is terminated for misconduct. Additionally, consistent with statutory requirements, including the Sarbanes-Oxley Act of 2002, and the principles of responsible oversight, and depending upon the specific facts and circumstances of each situation, the Compensation Committee would review all performance-based compensation where a restatement of financial results for a prior performance period could affect the factors determining payment of an incentive award.

Compensation Process

In its process for deciding how to compensate Cisco’s named executive officers, the Compensation Committee begins by considering the competitive market data provided by its independent compensation consultant and Cisco’s human resources staff. The Compensation Committee engaged FWC to provide advice and recommendations on competitive market practices and specific compensation decisions. For purposes of evaluating competitive practices, the Compensation Committee, with assistance from FWC, identified criteria to select a list of companies which comprise Cisco’s peer group. The peer group, which is generally reviewed annually, was updated in November 2007 when the Initial Peer Group was established, and was last updated during fiscal 2009 when the Updated Peer Group was determined in March 2009. The Initial Peer Group consists of major information technology companies with related Global Industrial Classification System (GICS) codes, market capitalizations greater than $25 billion and revenues greater than $5 billion, and general-industry peer companies with market capitalizations of greater than $100 billion that have similar pay models and practices. The Initial Peer Group, and studies of Initial Peer Group data prepared by FWC in May and August 2008, were used for the establishment of most compensation targets and decisions prior to March 2009.

The members of the Initial Peer Group were as follows:

ADP	General Electric	Oracle
Altria	Google	Pepsico
Apple	Hewlett-Packard	Pfizer
Applied Materials	IBM	Procter & Gamble
AT&T	Intel	Qualcomm
Coca-Cola	Johnson & Johnson	Texas Instruments
Dell	Merck	Verizon
eBay	Microsoft	Wal-Mart
EMC	Motorola	Yahoo!

Cisco’s Updated Peer Group is, except as noted below, based on the same selection criteria as the Initial Peer Group but clarifies that the Updated Peer Group consists of a “primary peer group” portion and a “secondary peer group” portion. The primary peer group portion consists of major information technology companies with related Global Industrial Classification System (GICS) codes, three-year rolling average market capitalizations greater than $15 billion (based on the three-year quarterly average) and revenues greater than $5 billion, and it is primarily used to inform the Compensation Committee of pay levels and practices most relevant for the labor-market in which Cisco competes. The secondary peer group portion consists of general-industry peers, excluding retail, media, energy, utilities and financial services companies, with three-year rolling average market capitalizations of greater than $60 billion (based on the three-year quarterly average), and it is primarily used to provide the Compensation Committee with supplemental information on pay levels and practices of the overall market and best practices.

Cisco modified its peer group selection criteria in March 2009 because changes in recent market capitalization of companies in the Initial Peer Group would have resulted in the deletion of several comparable major information technology companies with whom Cisco competes for talent. Also, the lowering of the market capitalization threshold and the exclusion of retail and financial services companies resulted in the addition of nine companies for the Updated Peer Group and the deletion of one financial services company and one retail company. The structure of the Updated Peer Group enables the Compensation Committee to look first to the primary peer group for benchmarking information and then to complete its benchmarking analysis with reference to both the primary and the secondary peer group. The Updated Peer Group, and a study of Updated Peer Group data prepared by FWC in May 2009, have been used for compensation decisions thereafter and for fiscal year-end compensation benchmarking.

Based on the new selection criteria discussed above, the following four companies were deleted from the Initial Peer Group because they no longer fit the revenue, market cap size or industry selection criteria:

ADP	Altria	Applied Materials	Wal-Mart

Additionally, the following nine companies were added to the Updated Peer Group because they fit the new selection criteria:

Abbott Labs	Genentech	UPS
Amgen	Philip Morris Int’l.	Visa
Corning	United Technologies	Wyeth

The members of the Updated Peer Group are as follows:

Primary Peer Group

Apple	Hewlett-Packard	Qualcomm
Corning	IBM	Texas Instruments
Dell	Intel	Visa
eBay	Microsoft	Yahoo!
EMC	Motorola
Google	Oracle

Secondary Peer Group

Abbott Labs	Johnson & Johnson	United Technologies
Amgen	Merck	UPS
AT&T	Pepsico	Verizon
Coca-Cola	Pfizer	Wyeth
Genentech	Philip Morris Int’l.
General Electric	Procter & Gamble

For competitive benchmarking purposes, the positions of Cisco’s named executive officers were compared to their counterpart positions in the peer group, and the compensation levels for comparable positions in the peer group were examined for guidance in determining base salaries, variable cash incentive awards and long-term, equity-based incentive awards. The Committee focuses on the grant date fair value of equity awards for purposes of benchmarking and determining awards to the named executive officers.

The Compensation Committee considers the value of each item of compensation, both separately and in the aggregate, and both on an ongoing basis as an active employee and following termination of employment. The weighting among the three major components (base salary, variable cash incentive awards and long-term equity-based incentive awards) is structured heavily toward variable cash incentive awards and long-term equity-based incentives, such that if incentive target levels for these performance-based incentives were achieved, more than 90% of the aggregate value of the three major components for each named executive officer for fiscal 2009 would have been performance and equity-based. For example, the Compensation Committee historically has taken into account the value of unvested equity in determining the amount of each named executive officer’s long-term incentives. It has also considered the value of outstanding vested stock options as an additional reference point. However, except in the case of the Chief Executive Officer, the Compensation Committee generally does not consider realized equity compensation gains (i.e., the value of previously exercised stock options and vested restricted stock units) in determining the amount of annual equity awards.

The Compensation Committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits, although the Chief Executive Officer and the Human Resources Department present industry-specific competitive market data, proposals and recommendations to the Compensation Committee. The Compensation Committee reports to the Board of Directors on the major items covered at each Compensation Committee meeting. FWC has worked directly with the Compensation Committee (and not on behalf of management) to assist the Compensation Committee in satisfying its responsibilities and will undertake no projects for management except at the request of the Compensation Committee chair and in the capacity of the Compensation Committee’s agent where such projects are in direct support of the Compensation Committee’s charter.

In determining executive compensation, the Compensation Committee also considers, among other factors, the possible tax consequences to Cisco and to its executives. To maintain maximum flexibility in designing compensation programs, the Compensation Committee, while considering company tax deductibility as one of its factors in determining compensation, will not limit compensation to those levels or types of compensation that are intended to be deductible. For example, the cash incentive awards paid to named executive officers for fiscal 2009 and the restricted stock units with time-based vesting granted in fiscal 2009 are subject to the deduction limits of Internal Revenue Code Section 162(m). As previously noted, the performance conditions under Internal Revenue Code Section 162(m) for the executive officer EIP cash incentive awards and PRSU rights were not satisfied for fiscal 2009 so no cash bonuses were paid under the Pre-established Performance Goals to executive officer participants and no restricted stock unit awards pursuant to the PRSU rights were granted to any employees.

The Compensation Committee considers the accounting consequences to Cisco of different compensation decisions and the impact on shareholder dilution; however, neither of these factors by themselves will compel a particular compensation decision.

The Compensation Committee annually grants long-term, equity-based incentive awards to executive officers after the close of the prior fiscal year and the review and evaluation of each executive officer’s performance. The Compensation Committee’s policy is to grant equity awards only during open trading windows and to establish grant dates in advance, generally establishing those dates at the beginning of each fiscal year.

Compensation Components

Historically, to attract and retain key executives, Cisco followed the traditional California technology company pay model of providing total compensation to its named executive officers made up of base salaries, annual cash bonuses and annual stock options. Under that pay model, cash compensation is generally modest relative to the annual grant value of the options.

The three major elements of Cisco’s executive officer compensation continue to be: (i) base salary, (ii) variable cash incentive awards, and (iii) long-term, equity-based incentive awards. Similar to the practice of many others in the Updated Peer Group, for retention purposes and as its business becomes increasingly global, Cisco has gradually shifted towards increasing executive officer base salaries to the median of the then applicable peer group and using restricted stock units with performance- and time-based vesting.

Reflecting the global nature of Cisco’s business, one of the fiscal 2009 named executive officers, Wim Elfrink, is on international assignment in India. As further described below, the Compensation Committee has approved an International Assignment Agreement with Mr. Elfrink that contains several items of compensation and benefits relating to his international assignment and to his “home” country of the Netherlands, in addition to the three major elements of Cisco’s executive compensation program.

For named executive officers other than the Chief Executive Officer and Mr. Lloyd, the Compensation Committee decided that for fiscal 2009, for retention purposes it would continue to target individual base salaries and at-target cash incentive awards with reference to the 50th percentile of the Initial Peer Group. The total value of long-term, equity-based incentive awards would continue to be targeted with reference to the 75th percentile of the Initial Peer Group which, when combined with the 50th percentile-based target for base salaries and at-target cash incentive awards, results in overall total target compensation for these three components at approximately the 65th percentile of the Initial Peer Group for these named executive officers. The compensation targets for Mr. Lloyd, following his appointment as an executive officer, are similar to those for the other named executive officers, in that his base salary and target cash incentive award were set with reference to the 50th percentile of the Initial Peer Group, but his base salary and bonus each are set moderately below the 50th percentile in light of Mr. Lloyd’s being newly appointed to his position. All target percentiles are subject to the Compensation Committee’s discretion, which it exercised in fiscal 2009, to pay below or above the stated percentiles based on recruiting needs, retention requirements, individual or company performance, succession planning, the named executive officer’s realized and unrealized (both vested and unvested) equity values, and recommendations from the Chief Executive Officer, among other potential factors. The Compensation Committee believes that this philosophy is appropriate in light of the high-risk, high-reward nature of the annual and long-term incentive structures, the cash compensation generally being targeted with reference to the 50th percentile of the Initial Peer Group, and Cisco’s historical performance relative to its Initial and Updated Peer Groups.

For details regarding the Chief Executive Officer’s compensation, please see the “CEO Compensation” section below.

Base Salary.    In September 2008, the Compensation Committee made an adjustment to the annual base salaries of the named executive officers other than the Chief Executive Officer. The adjustment was intended to more closely align the base salaries with the 50th percentile of the Initial Peer Group, as reflected in a study prepared by FWC in May 2008, while also taking into account the period of time the executive officers had been in their respective positions and their responsibilities and historical performance. Effective October 27, 2008, the annual base salaries for the named executive officers other than Robert W. Lloyd (who became an executive officer in the fourth quarter of fiscal 2009) were increased as follows: Mr. Calderoni, $525,000 to $600,000; Mr. Elfrink, 547,275 Euros (paid in Euros), or $750,000 based on the exchange rate in effect at the beginning of fiscal 2008, to 583,778 Euros, or $838,299 based on the exchange rate referenced at the time this adjustment was approved; Mr. Pond, $575,000 to $800,000; and Mr. Justice, $750,000 to $800,000. Mr. Calderoni’s base salary was moderately below the 50th percentile based on his time in his current position. Mr. Pond’s base salary was above the 50th percentile based on his sustained performance and internal equity.

The Compensation Committee set the base salary for Mr. Lloyd at $640,000 effective upon his appointment as Executive Vice President, Worldwide Operations on April 26, 2009, based on the same considerations that had been used in adjusting the base salaries for the other named executive officers in October 2008, and taking into account his being newly appointed to his position. As described above, his base salary was set moderately below the base salary of the 50th percentile of the Initial Peer Group. Effective on the same date, in connection with Mr. Justice stepping down as Executive Vice President, Worldwide Operations and Business Development and his continued employment as Executive Vice President—Executive Advisor on a reduced schedule, his annual base salary was reduced to $200,000.

For details regarding the Chief Executive Officer’s base salary, please see the “CEO Compensation” section below.

Variable Cash Incentive Awards.    The Compensation Committee believes that the primary portion of the annual at-target cash compensation of each named executive officer should be in the form of variable cash incentive pay. Typically, the pay philosophy is to target annual cash compensation with reference to the 50th percentile of the peer group (with the additional considerations noted above), with the opportunity to earn annual incentives in excess of that level based on achieving performance superior to the objectives the Compensation Committee has determined to reward. Annual cash incentives are paid to reward achievement of critical shorter-term operating, financial, strategic and individual measures and goals that are expected to contribute to shareholder value creation over time.

The annual cash incentive awards for named executive officers for fiscal 2009 were pre-established under Cisco’s EIP and, except in the case of Mr. Lloyd, were intended to comply with the exception for performance-based compensation under Internal Revenue Code Section 162(m). The Pre-established Performance Goals are based on Cisco’s achievement of established financial performance goals and customer satisfaction criteria and the executive’s individual contribution. The Compensation Committee established the financial performance goals so that they were consistent with the goals in Cisco’s fiscal 2009 financial plan initially established by the Board of Directors in September 2008 before the full impact of the global economic downturn.

For each named executive officer other than the Chief Executive Officer and other than Mr. Lloyd (who became an executive officer in the fourth quarter of fiscal 2009 and participated in the non-executive officer portion of the EIP for all of fiscal 2009), the cash incentive awards under the EIP are calculated by multiplying the individual’s annual base salary in effect at the beginning of the fiscal year by the individual’s target award percentage, and multiplying the result by a company performance factor (CPF), a customer satisfaction factor (CSF), and an individual performance factor (IPF), as follows:

BONUS = BASE x TARGET x CPF x CSF x IPF

For fiscal 2009, the target award established for each of these named executive officers was set at 125% of the named executive officer’s annual base salary. In connection with his appointment as Executive Vice President, Worldwide Operations on April 26, 2009, Mr. Lloyd’s target award percentage under the non-executive officer portion of the EIP increased from 90% to 125% of his base salary in effect at the end of fiscal 2009, for the period between April 26, 2009 and the end of fiscal 2009.

Worldwide revenue and operating income growth were used as the company performance factor because at the time these goals were set they most directly aligned with Cisco’s longer-term growth strategy.

For fiscal 2009, the worldwide revenue target for purposes of the executive officer portion of the EIP was $42.7 billion, or 8% growth, and actual results were $36.1 billion, or a decline of 8.7%. The operating income target for purposes of the executive officer portion of the EIP was $11.8 billion, or 1.2% growth, established in September 2008 shortly before the full impact of the global economic downturn, and actual results were $9.6 billion, or a decline of 17.2%. This resulted in a company performance factor of zero, which under the above formula resulted in no EIP awards being paid to the executive officer participants. The non-executive officer portion of the EIP has essentially the same formula as the executive officer portion, but the Compensation Committee is afforded additional discretionary power in setting bonus amounts pursuant to the non-executive officer portion of the EIP. The Compensation Committee determined to address Mr. Lloyd’s bonus in a manner similar to the other named executive officers by exercising its discretion, within the terms of the non-executive officer portion of the EIP, in setting the amount of his bonus.

Worldwide revenue and operating income each were calculated for purposes of the executive officer portion of the EIP in accordance with pre-established rules. Worldwide revenue was Cisco’s GAAP worldwide revenue excluding the effects of business combinations subject to a pre-established threshold. Operating income was

Cisco’s GAAP operating income excluding the following: in-process research and development; payroll tax on stock option exercises; employee share-based compensation expense; compensation expense related to acquisitions and investments; amortization of purchased intangible assets; impact to cost of sales from purchase accounting adjustments to inventory; and each of the following subject to pre-established thresholds: the effects of business combinations; depreciation and amortization with respect to asset purchases; losses due to individual impairments or loss contingencies; and direct losses on Cisco’s tangible assets from natural catastrophes, war, insurrection, riot, terrorism, confiscation, expropriation, nationalization, deprivation or seizure.

In January 2009, the Board of Directors revised its financial plan for the remainder of fiscal 2009 to address the new economic challenges of the global economic downturn. The new financial plan included goals of expense reduction and realignment of resources to focus on investing in new market adjacencies, emerging technologies and emerging markets, designed both to prepare Cisco for the future and to produce strong profits as a percentage of revenue during a severe global economic downturn. Although Cisco changed its financial plan, the Compensation Committee did not change the Pre-established Performance Goals under the executive officer portion of the EIP to reflect the new financial plan. Since the Pre-established Performance Goals were not achieved, no bonuses were paid to the named executive officers under the Pre-established Performance Goals. Although no such bonuses were paid, the Compensation Committee exercised its authority to pay discretionary bonuses independent of the Pre-established Performance Goals. In light of Cisco’s performance under its revised financial plan and the extraordinary efforts of the executive team in executing in this period of economic transition, producing strong profits and positioning Cisco for growth, the Compensation Committee decided to pay bonuses to the named executive officers (the Chief Executive Officer’s discretionary bonus is addressed separately under “CEO Compensation” below). With two exceptions as described below, these were partial discretionary bonuses, relative to the Initial Peer Group target, which is generally the 50th percentile for cash incentive awards.

Named Executive Officer	Fiscal 2009 Target Cash Incentive Award ($)	Fiscal 2009 Actual Cash Incentive Award ($)
Frank A. Calderoni	$750,000	$900,000
Wim Elfrink	$1,035,841	$1,000,000
Randy Pond	$1,000,000	$900,000
Robert W. Lloyd	$800,000	$900,000
Richard J. Justice	$1,000,000	$750,000

Mr. Calderoni received a discretionary cash incentive award above the peer group target of the 50th percentile based on his leadership in reducing expenses and realigning resources.

Mr. Lloyd received an above-target discretionary cash incentive award in connection with his promotion. The fiscal 2009 target cash incentive award for Mr. Lloyd listed in the table above is his annualized target award for the portion of fiscal 2009 during which he served as an executive officer; his weighted-average target award for fiscal 2009 was $632,000. As discussed above, he participated in and received his cash incentive award under the non-executive officer portion of the EIP because he did not become an executive officer until the fourth quarter of fiscal 2009.

The amount of Mr. Justice’s cash incentive award reflected his stepping down as Executive Vice President, Worldwide Operations and Business Development effective April 26, 2009 and his reduced work schedule thereafter.

These bonuses are consistent with bonuses paid to other Cisco employees and are at or below the 50th percentile of amounts paid for comparable positions in the Updated Peer Group. In addition, they are similar, as a percentage of target, with bonuses paid by several members of the Updated Peer Group, based on data provided by FWC. These bonuses also are subject to the recoupment policy discussed above on page 49.

Long-Term, Equity-Based Incentive Awards.    The goal of Cisco’s long-term, equity-based incentive awards is to align the interests of named executive officers with shareholders and to provide each named executive officer with an incentive to manage Cisco from the perspective of an owner with an equity stake in the business. The Compensation Committee determines the size of the long-term, equity-based incentives according to each named executive officer’s position within Cisco and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing shareholder value. In addition to the desired benchmarking percentiles and consideration of the competitive market data described above, the Compensation Committee takes into account an individual’s performance history, his or her potential for future advancement, the Chief Executive Officer’s recommendations for awards other than his own, and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion.

For fiscal 2009, the Compensation Committee determined for the named executive officers that a split of 70% PRSU rights and 30% time-based restricted stock units represented the appropriate balance for fiscal 2009 long-term incentives between performance and retention. The restricted stock units not underlying PRSU rights vest in four equal annual installments on each annual anniversary of the award date. The restricted stock units underlying PRSU rights are 25% vested at grant (i.e., following the conclusion of the one-year performance period) and vest in equal 25% annual installments over the subsequent three years. For fiscal 2009, the Compensation Committee decided to use four-year vesting instead of five-year vesting based on the grant practices of the Initial Peer Group and the recommendation of FWC.

Consistent with Cisco’s philosophy to pay for performance, the majority of the named executive officers’ on-target total compensation comes from the grant of long-term incentives. In September 2008, the Compensation Committee made its fiscal 2009 annual awards to Cisco’s named executive officers under Cisco’s 2005 Stock Incentive Plan with reference to the value of the 75th percentile of long-term incentives granted to comparable positions in the Initial Peer Group. Grants of time-based restricted stock units and awards of PRSU rights based on Cisco’s financial performance in fiscal 2009, were made to the following named executive officers as shown in the below tables. The awards to the Chief Executive Officer, Mr. Chambers, are addressed separately under “CEO Compensation” below.

Named Executive Officer	Time-Based Restricted Stock Units Granted in Fiscal 2009 (#)	Grant Value of Time-Based Restricted Stock Units ($)
Frank A. Calderoni	60,000	$1,383,000
Wim Elfrink	90,000	$2,074,500
Randy Pond	75,000	$1,728,750
Robert W. Lloyd	350,000	$5,994,000
Richard J. Justice	75,000	$1,728,750

In addition to 75,000 time-based restricted stock units in September 2008 with four year annual vesting in connection with a company-wide annual grant, Mr. Lloyd received (i) 100,000 time-based restricted stock units with four year annual vesting and 100,000 time-based restricted stock units with four year cliff vesting in March 2009 in connection with retention grants to a select group of key contributors, and (ii) 75,000 time-based restricted stock units in March 2009 with four year annual vesting in connection with his promotion.

Operating income was the sole performance factor for the PRSU rights in fiscal 2009, with the same exclusions as noted above for the EIP, and the target for fiscal 2009 operating income growth for purposes of the PRSUs, established in September 2008 shortly before the full impact of the global economic downturn, was 5.8%. As previously noted, Cisco changed its financial plan to reflect the global economic downturn but did not amend the operating income growth target for the PRSU rights. Cisco’s operating income in fiscal 2009 declined 17.2% and consequently no restricted stock unit awards were granted to any of the named executive officers pursuant to the PRSU rights.

Named Executive Officer	Performance-Based Rights to Receive Future Restricted Stock Units Target in Fiscal 2008 (#)	Actual Performance-Based Restricted Stock Units Granted as of the end of Fiscal 2008 (#)	Performance-Based Rights to Receive Future Restricted Stock Units Target in Fiscal 2009 (#)	Actual Performance-Based Restricted Stock Units Granted as of the end of Fiscal 2009 (#)
Frank A. Calderoni	53,333	30,933	140,000	0
Wim Elfrink	126,666	73,466	210,000	0
Randy Pond	106,666	61,866	175,000	0
Robert W. Lloyd	N/A	N/A	75,000	0
Richard J. Justice	126,666	73,466	175,000	0

The PRSU rights targeted amounts were higher in fiscal 2009 than in fiscal 2008 because PRSU rights represented 70% of the named executive officers’ equity awards in fiscal 2009, compared to 40% in fiscal 2008, other than for Mr. Lloyd (primarily due to the promotion and retention grants he received during fiscal 2009).

Mr. Lloyd was awarded 150,000 stock options in June 2009 with a grant date fair value of $952,515, which options vest over four years, as part of a retention grant made to a select group of key contributors.

The total restricted stock units granted in fiscal 2009 to each named executive officer other than Mr. Lloyd, taking into account that no restricted stock units were granted pursuant to PRSU rights, represent grants generally in the range of the 10th percentile of the Updated Peer Group. These equity grants represent approximately 50% of actual combined base salary, variable cash incentive awards and long-term equity-based incentive awards.

All outstanding unvested equity awards under Cisco’s 2005 Stock Incentive Plan (and 1996 Stock Incentive Plan) will vest in full and, if applicable, become immediately exercisable in the event of the named executive officer’s death, terminal illness or if Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. Cisco believes that this accelerated equity vesting is appropriate under the circumstances described above to ensure that employees are not deprived of their equity when Cisco may not be able to arrange for appropriate vesting continuation terms and conditions. Cisco does not provide for any golden parachute excise tax gross-up arrangements for its named executive officers, nor does it provide employment agreements with cash severance provisions, unless under certain circumstances an executive officer is on international assignment. Please refer to the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement for additional information regarding potential accelerated vesting of outstanding awards granted to the named executive officers.

Please refer to the table entitled “Grants of Plan-Based Awards—Fiscal 2009” on page 64 of this Proxy Statement for additional information regarding these equity grants to the named executive officers, and to the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement for additional information regarding these grants to the named executive officers and all other outstanding equity awards previously granted to the named executive officers.

CEO Compensation.    The compensation philosophy for Cisco’s Chief Executive Officer is to set his base salary below the 50th percentile of the peer group and his cash incentive award target and long-term equity-based incentive award targets with reference to the 50th percentile of the peer group. This reflects the Compensation Committee’s recognition of the Chief Executive Officer’s Cisco career-to-date realized and unrealized equity awards.

For fiscal 2009, Mr. Chambers’ base salary was $375,000, which continues to be significantly below the 50th percentile of the Updated Peer Group. The Compensation Committee targeted Mr. Chambers’ base salary at less than the 50th percentile of base salaries paid to the chief executive officers of the Initial Peer Group in consideration of Mr. Chambers’ long-standing request that a greater percentage of his total cash compensation be tied to Cisco performance.

For fiscal 2009, Mr. Chambers received a partial discretionary bonus of $2,031,000, or 81% of his peer group target. This cash incentive award, as a percentage of the Initial Peer Group target of the 50th percentile, is similar to cash incentive awards received by other Cisco employees and rewards Mr. Chambers’ vision and leadership in implementing Cisco’s strategy that involves a highly innovative management structure to respond with speed, scale and flexibility to the global economic downturn. The target for Mr. Chambers’ award was set at 185% of the median CEO base salary of the Initial Peer Group, which median salary was $1,356,000. The fiscal 2009 cash incentive payment together with the fiscal 2009 base salary puts Mr. Chambers’ total cash compensation well below the 50th percentile of actual total cash compensation paid for a comparable position in the Updated Peer Group. Mr. Chambers’ fiscal 2009 discretionary cash incentive award is subject to the recoupment policy discussed above.

Named Executive Officer	Fiscal 2009 Target Cash Incentive Award ($)	Fiscal 2009 Actual Cash Incentive Award ($)
John T. Chambers	$2,508,600	$2,031,000

During fiscal 2009, as part of the annual company-wide grant in September 2008, the Compensation Committee granted Mr. Chambers 135,000 restricted stock units that vest on the same basis as other named executive officers’ comparable awards and PRSU rights with a target of 315,000 restricted stock units based on Cisco’s financial performance in fiscal 2009. The value of these grants was targeted with reference to approximately the 50th percentile of equity grant values provided to chief executive officers of the Initial Peer Group. The Compensation Committee concluded this equity award was appropriate given Mr. Chambers’ equity compensation gain accumulations over time in relation to Cisco’s corresponding growth in value under his leadership, and Cisco’s financial results for fiscal 2008. Based on Cisco not achieving the operating income goals for the PRSU rights, no restricted stock units were earned or granted pursuant to the PRSU rights. This put the value of all restricted stock units for Mr. Chambers related to fiscal 2009 at approximately the 15th percentile of equity grants to chief executive officers of the Updated Peer Group, whereas his fiscal 2008 grants were between the 50th and 65th percentile of the Initial Peer Group. The resulting total compensation value was approximately the 15th percentile of the Updated Peer Group.

Named Executive Officer	Time-Based Restricted Stock Units Granted in Fiscal 2009 (#)	Grant Value of Time-Based Restricted Stock Units ($)
John T. Chambers	135,000	$3,111,750

Named Executive Officer	Performance-Based Rights to Receive Future Restricted Stock Units Target in Fiscal 2008 (#)	Actual Performance- Based Restricted Stock Units Granted as of the end of Fiscal 2008 (#)	Performance-Based Rights to Receive Future Restricted Stock Units Target in Fiscal 2009 (#)	Actual Performance- Based Restricted Stock Units Granted as of the end of Fiscal 2009 (#)
John T. Chambers	200,000	116,000	315,000	0

Please refer to the table entitled “Grants of Plan-Based Awards—Fiscal 2009” on page 64 of this Proxy Statement for additional information regarding these equity grants to Mr. Chambers, and to the “Potential Payments upon Termination or Change in Control” section of this Proxy Statement for additional information regarding these grants to Mr. Chambers and all other outstanding equity awards previously granted to Mr. Chambers.

Group Benefits/Perquisites.    Cisco’s named executive officers generally do not receive any special benefits such as payment of club memberships, financial planning or executive dining rooms. Other than their right to participate along with other enumerated employees in the nonqualified deferred compensation plan described below and other than the Netherlands Capital Plan in which Mr. Elfrink participates, there are no special employee benefit plans for the named executive officers and Cisco’s named executive officers are eligible to participate in the same employee benefit plans and on the same basis as all other Cisco employees.

During fiscal 2009, Cisco provided certain named executive officers payment for personal expenses, including spousal travel and personal expenses, in connection with a business trip they attended to recognize sales personnel achievements. Because some expenses paid by Cisco were deemed to be taxable income to those executive officers, Cisco provided tax restoration payments for certain executive officers who attended the event with their spouses in furtherance of company business. However, no tax restoration payment was made to the CEO. Furthermore, according to a policy adopted by the Compensation Committee during fiscal 2009, Cisco will not provide to its executive officers tax restoration payments with respect to the taxable income caused by the payment for personal expenses and spousal travel in connection with future attendance at this annual event or for non-business related purposes.

Additional benefits are provided to Wim Elfrink for certain living and travel expenses and tax payments in connection with his international assignment in India. These amounts reflect a significant component of his total compensation reported in the Summary Compensation Table. Some of these benefits are specific to Mr. Elfrink, while others are provided under Cisco’s international assignment policy, which applies to all employees serving on international assignment and is designed to minimize any financial detriment to the employee from the assignment. Mr. Elfrink’s international assignment benefits and his other compensation and benefits are generally set forth in his International Assignment Agreement. Mr. Elfrink is also entitled to potential severance benefits under his International Assignment Agreement and pursuant to Netherlands law, as further detailed in the “Potential Payments upon Termination or Change in Control” section below. Mr. Elfrink also participates in the Netherlands Capital Plan. The values of the benefits received under Mr. Elfrink’s International Assignment Agreement and his international assignment, including those provided beyond the standard scope pursuant to the international assignment policy, have been reviewed and approved by the Compensation Committee. The Compensation Committee determined that the compensation provided under Mr. Elfrink’s International Assignment Agreement and his international assignment is appropriate in view of his responsibilities and the location and demands of his international assignment. For more information about these compensation components, including a description of the Netherlands Capital Plan, see the sections below entitled “Summary Compensation Table,” “Nonqualified Deferred Compensation—Fiscal 2009,” and “Potential Payments upon Termination or Change in Control.”

Mr. Lloyd was reimbursed for a tax liability of less than $10,000 incurred while he was on international assignment in the United Kingdom in a prior fiscal year before he became an executive officer. Mr. Lloyd also received a tax restoration payment of less than $10,000 associated with this business-related reimbursement in fiscal 2009.

Deferred Compensation Plan.    The adoption of the Deferred Compensation Plan by the Board of Directors in 2007 resulted from a review of the prevalence of similar deferred compensation plans operated by Cisco’s Initial Peer Group and a recommendation from the Compensation Committee that the Deferred Compensation Plan should be adopted. The Deferred Compensation Plan is available to all U.S. employees with the title of director or above, including the named executive officers other than Mr. Elfrink. Mr. Elfrink participates in the Netherlands Capital Plan. A primary rationale for adopting the plan was to provide an opportunity for individual retirement savings on a tax- and cost-effective basis on compensation above the Internal Revenue Code limits under the Cisco 401(k) Plan, recognizing that Cisco does not sponsor a supplemental executive retirement plan or a pension plan on behalf of the named executive officers covered by the Deferred Compensation Plan. It was also decided, based on this same rationale and because the Cisco 401(k) Plan has a matching contribution, that Cisco would begin making matching contributions starting with calendar year 2007 at the same percentage as made under the Cisco 401(k) Plan. Those matching contributions are described in the footnote to the “Nonqualified Deferred Compensation—Fiscal” 2009 table below. The Deferred Compensation Plan administrator is Cisco’s 401(k) Plan Administration Committee.

Fiscal Year 2010 Compensation Approach

•

Base Salaries—In response to the challenging global economy and period of evolving market dynamics, the Compensation Committee expects to freeze annual base salaries for executive officers (other than in the case of promotions) for fiscal 2010.

•

Variable Cash Incentive Awards—In response to the evolving market dynamics, the Board of Directors decided to utilize two six-month financial plans for fiscal 2010. Likewise, the Compensation Committee decided that the performance periods under the EIP will change from one twelve-month period to two six-month periods. Additionally, the Compensation Committee has reduced the maximum award a named executive officer may receive under the EIP from 448% of EIP target in fiscal 2009 to 300% of EIP target in fiscal 2010. Worldwide revenue and operating income growth will remain as the elements of the company performance factor in determining cash bonus payments to named executive officers under the EIP, which continues to be designed in a manner intended to comply with the exception for performance-based compensation under Section 162(m) of the Internal Revenue Code.

•

Long-Term, Equity-Based Incentive Awards—Due to the challenges in setting meaningful annual performance goals, PRSU rights will not be awarded in fiscal 2010. Instead, it is expected that a 50/50 combination of stock options and time-based restricted stock units will be awarded to the named executive officers, targeted with reference to the 75th percentile of the Updated Peer Group, including for the CEO. For retention purposes, grants in excess of the 75th percentile are expected to be made to selected named executive officers, other than the CEO.

The Compensation Committee believes that for fiscal 2010, stock options provide more appropriate performance incentives than awards of PRSU rights because actual pay delivery from stock options will be directly related to absolute shareholder value creation; and, combined with 50% time-based restricted stock units, offer a total long-term equity incentive opportunity that is aligned with shareholder interests and that the Compensation Committee believes contains an appropriate balance of risk, performance and retention. In determining the targeted percentile for long-term, equity-based incentive awards for fiscal 2010, the Compensation Committee considered Cisco’s strong performance in fiscal 2009 relative to its Updated Peer Group and Cisco’s need to retain and motivate its executive team.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC, or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Compensation and Management Development Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with Cisco’s management. Based on that review and those discussions, the Compensation and Management Development Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and incorporated by reference into Cisco’s Annual Report on Form 10-K for its 2009 fiscal year.

Submitted by the Compensation and Management Development Committee

Roderick C. McGeary, Chairperson

Carol A. Bartz

Brian L. Halla

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2009 were: Roderick C. McGeary (Chairperson) and Brian L. Halla for all of fiscal 2009; Carol A. Bartz beginning November 2008; and Michael D. Capellas until November 2008. No member of this committee was at any time during fiscal 2009 or at any other time an officer or employee of Cisco, and no member of this committee had any relationship with Cisco requiring disclosure under Item 404 of Regulation S-K. No executive officer of Cisco has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during fiscal 2009.

Summary of Compensation

The following table sets forth the compensation earned by the named executive officers for services rendered in all capacities to Cisco and its subsidiaries for the last fiscal year. Cisco’s named executive officers for fiscal 2009 include Cisco’s CEO, CFO, the three most highly compensated executive officers (other than the CEO and CFO) in fiscal 2009 who were serving as executive officers at the end of fiscal 2009, plus one former executive officer for whom disclosure would have been required had he continued serving as an executive officer through the end of fiscal 2009.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($) (3)		Bonus ($) (4)		Stock Awards ($) (5)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($) (7)		All Other Compensation ($) (8)		Total ($)
John T. Chambers	2009	$375,000		$2,031,000		$1,422,905	$6,431,180	—		$9,998		$10,270,083
Chairman and Chief Executive Officer	2008	$375,000		—		$650,985	$7,122,023	$3,002,802		$9,087		$11,159,897
	2007	$350,096		$3,500,000		—	$7,126,514	—		$7,677		$10,984,287
Frank A. Calderoni	2009	$581,250		$900,000		$1,003,822	$1,235,499	—		$24,586		$3,745,157
Executive Vice President, Chief Financial Officer (1)	2008	$447,692		—		$483,727	$1,340,621	$1,052,335		$71,090		$3,395,465

Wim Elfrink	2009	$816,658	(9)	$1,000,000	(10)	$1,383,890	$2,350,240	—		$1,933,946	(11)	$7,484,734
Executive Vice President, Cisco Services and Chief Globalisation Officer	2008	$859,605	(9)	—		$871,227	$2,566,075	$1,590,750	(10)	$1,732,050	(11)	$7,619,707

Randy Pond	2009	$743,750		$900,000		$1,234,093	$2,089,849	—		$11,785		$4,979,477
Executive Vice President, Operations, Processes and Systems	2008	$575,000		—		$806,129	$2,369,466	$1,138,270		$118,940		$5,007,805
	2007	$450,481		—		$392,116	$2,217,630	$1,607,614		$27,323		$4,695,164

Robert W. Lloyd	2009	$516,250		$900,000		$1,889,412	$1,488,585	—		$66,454	(12)	$4,860,701
Executive Vice President, Worldwide Operations (2)
Richard J. Justice	2009	$637,500		$750,000		$1,308,820	$2,407,935	—		$11,850		$5,116,105
Former Executive Vice President, Worldwide Operations and Business Development (2)	2008	$750,000		—		$871,227	$2,706,400	$1,484,700		$113,771		$5,926,098
	2007	$451,154		—		$392,116	$2,470,436	$2,329,875		$18,231		$5,661,812

(1)	Mr. Calderoni was promoted to Executive Vice President, Chief Financial Officer on February 15, 2008.

(2)	Mr. Lloyd was promoted to Executive Vice President, Worldwide Operations on April 26, 2009, upon Mr. Justice’s stepping down as Executive Vice President, Worldwide Operations and Business Development. Mr. Justice currently serves as Executive Vice President—Executive Advisor on a reduced schedule.

(3)

Effective October 27, 2008, the annual base salaries for certain named executive officers were increased to the following levels: Mr. Calderoni, $600,000; Mr. Elfrink, 583,778 Euros, or $838,299 based on the exchange rate referenced at the time this adjustment was approved; Mr. Justice, $800,000; and Mr. Pond, $800,000. Effective April 26, 2009, in connection with Mr. Lloyd’s appointment as Executive Vice President, Worldwide Operations and Mr. Justice’s stepping down as Executive Vice President, Worldwide Operations and Business Development, Mr. Lloyd’s annual base salary was increased to $640,000 and Mr. Justice’s annual base salary was reduced to $200,000 for his continued employment as Executive Vice President—Executive Advisor.

(4)	The Bonus column lists discretionary cash bonuses awarded for services rendered during the applicable fiscal year, except that the amount listed in this column for Mr. Lloyd for fiscal 2009 represents a discretionary cash award paid to him under the non-executive officer portion of the Executive Incentive Plan for fiscal 2009, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement and the “Grants of Plan-Based Awards—Fiscal 2009” table below. See “Compensation Discussion and Analysis—Compensation Components—Variable Cash Incentive Awards” above for a discussion of the reasons the fiscal 2009 bonuses were awarded.

(5)	The amounts in the Stock Awards column represent the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123(R), and consist of the dollar amounts recognized for financial statement reporting purposes in accordance with FAS 123(R) for restricted stock unit awards and, in the case of fiscal 2008 and fiscal 2009, PRSU rights awards, each awarded under the 2005 Stock Incentive Plan. Thus, the amounts shown include amounts from outstanding awards granted during and prior to each of these fiscal years. For each of the restricted stock unit and PRSU rights awards, fair value is calculated using the closing price on the grant date as if these awards were vested and issued on the grant date. No stock awards were forfeited by any of the named executive officers during fiscal 2009. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. See the “Grants of Plan-Based Awards—Fiscal 2009” table below for information on restricted stock unit awards made in fiscal 2009.

(6)	The amounts in the Option Awards column represent the dollar amounts recognized for financial statement reporting purposes for the fiscal years ended July 25, 2009, July 26, 2008 and July 28, 2007, in accordance with FAS 123(R), of stock option awards issued pursuant to the 2005 Stock Incentive Plan and predecessor stock option plans. Thus, the amounts shown include amounts from outstanding stock option awards granted during and prior to each of these fiscal years. For information on the valuation assumptions with respect to stock option grants, refer to the note on Employee Benefit Plans in the notes to consolidated financial statements contained in Cisco’s Annual Report on Form 10-K for the fiscal year in which the stock option was granted. The amounts shown disregard estimated forfeitures related to service-based vesting conditions. No stock options were forfeited by any of the named executive officers during the fiscal year. These amounts reflect Cisco’s accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executive officers. See the “Grants of Plan-Based Awards—Fiscal 2009” table below for information on stock option grants made in fiscal 2009.

(7)	The amounts listed in this column for fiscal 2008 reflect the cash awards paid under the Executive Incentive Plan for fiscal 2008 performance. For Mr. Calderoni, the amount for fiscal 2008 includes, in addition to $957,335 paid under the Executive Incentive Plan, $95,000 of incentive payments he received prior to his appointment as Executive Vice President, Chief Financial Officer pursuant to a cash incentive plan for certain non-executive officer employees. The amounts for fiscal 2007 reflect the cash awards paid to the named executive officers under the Professional and Leadership Incentive Plan for fiscal 2007 performance.

(8)

The amounts listed in the All Other Compensation column for fiscal 2009 include actual and estimated matching contributions by Cisco under the Cisco Systems, Inc. Deferred Compensation Plan on behalf of certain participating named executive officers, including $14,014 on behalf of Mr. Calderoni and $44,463 on behalf of Mr. Lloyd. These amounts represent matching contributions related to fiscal 2009 salary deferred during calendar year 2008, as well as estimated matching contributions related to fiscal 2009 salary and, for Mr. Lloyd, bonus received pursuant to the non-executive officer portion of the EIP, deferred during calendar year 2009 that are expected to be credited to the accounts of these named executive officers following the end of calendar year 2009. See “Nonqualified Deferred Compensation—Fiscal 2009” for more information. In addition, the amounts listed in the All Other Compensation column for fiscal 2009 include matching contributions that Cisco made under its 401(k) plan on behalf of certain participating named executive officers, including $9,998 on behalf of Mr. Chambers, $10,572 on behalf of Mr. Calderoni, $11,027 on behalf of Mr. Pond, and $11,025 on behalf of Mr. Justice.

(9)	Mr. Elfrink’s salary was paid in Euros. The conversion rate from Euros to U.S. dollars is based on the exchange rate in effect on the last day of Cisco’s applicable fiscal year: 1.41950 dollars per Euro for fiscal 2009, and 1.57070 dollars per Euro for fiscal 2008.

(10)	For Mr. Elfrink, the discretionary cash bonus for fiscal 2009 and the non-equity incentive plan compensation for fiscal 2008 were payable in Euros. The conversion rates from Euros to U.S. dollars for fiscal 2009 and fiscal 2008 were 1.3870 dollars per Euro and 1.43599 dollars per Euro, respectively, each being the rate referenced by the Compensation Committee when the respective award was made.

(11)	The amounts listed in the All Other Compensation column for Mr. Elfrink are, for each fiscal year, comprised primarily of certain living expenses, tax restoration payments and travel expenses borne by Cisco in connection with Mr. Elfrink’s International Assignment Agreement and his international assignment, and contributions to the Netherlands Capital Plan by Cisco on behalf of Mr. Elfrink. The perquisites and personal benefits received in fiscal 2009 and fiscal 2008 pursuant to these arrangements include: $559,192 in fiscal 2009 and $680,324 in fiscal 2008 for housing expenses in India, including house maintenance, domestic household assistance, and temporary housing for fiscal 2008; and $629,363 in fiscal 2009 and $297,953 in fiscal 2008 for net tax equalization (based on an estimate of the portion of Mr. Elfrink’s tax payments for calendar years 2007, 2008 and 2009 that relate to fiscal 2008 and 2009, as applicable). Other such perquisites and personal benefits whose incremental cost is included in the amount shown consist of the following: for both fiscal 2009 and fiscal 2008, housing assistance in the United States; provision of security arrangements; allowances for automobiles, child education, home leave travel and relocation, and fees for tax services; for fiscal 2009 only, goods and services differential; and for fiscal 2008 only, payments of medical expenses and expenses relating to household shipment of goods. Cisco’s contributions on behalf of Mr. Elfrink under the Netherlands Capital Plan for fiscal 2009 were $290,846 (comprised of $242,887, $36,587, $2,192 and $9,180 for a defined contribution premium, a survivor’s death benefit, an orphan’s death benefit and a disability benefit, respectively). For more information on the Netherlands Capital Plan, see “Nonqualified Deferred Compensation—Fiscal 2009.” For fiscal 2008, Cisco also reimbursed Mr. Elfrink for personal expenses, including spousal travel and personal expenses, in connection with a November 2007 trip he attended to recognize sales personnel achievements. Certain of these items paid to Mr. Elfrink were paid in Euros and others in Indian rupees. The conversion rates from Euros to U.S. dollars and from Indian rupees to U.S. dollars are based on the exchange rates in effect on the last day of the applicable fiscal year: 1.41950 U.S. dollars per Euro and 0.02071 U.S. dollars per Indian rupee for fiscal 2009, and 1.57070 U.S. dollars per Euro and 0.02373 U.S. dollars per Indian rupee for fiscal 2008.

(12)	The amount listed in the All Other Compensation column for Mr. Lloyd includes, in addition to the matching contribution by Cisco under the Cisco Systems, Inc. Deferred Compensation Plan described in footnote 8, $21,991 in tax reimbursement and tax restoration payments, substantially all of which related to tax liability incurred while he was on international assignment in the United Kingdom in a prior fiscal year before he became an executive officer.

The following table provides information on awards of restricted stock units, performance-based rights to receive future grants of restricted stock units, cash-based performance awards, and stock options in fiscal 2009 to each of Cisco’s named executive officers. There can be no assurance that the Grant Date Fair Value, as listed in this table, of the Stock Unit and Stock Option Awards will ever be realized. The amounts of these awards that were expensed during fiscal 2009 are included in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table.

Grants of Plan-Based Awards—Fiscal 2009

	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)(5)	All Other Option Awards: Number of Securities Underlying Options (#) (4)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#) (5)	Maximum (#)
John T. Chambers	(1)	—	$2,508,600	$11,238,528
	(2)				78,750	315,000	378,000				$8,712,900	(2)
	9/11/08							135,000			$3,111,750

Frank A. Calderoni	(1)	—	$750,000	$3,360,000
	(2)				35,000	140,000	168,000				$3,872,400	(2)
	9/11/08							60,000			$1,383,000

Wim Elfrink	(1)	—	$1,035,841	$4,640,568
	(2)				52,500	210,000	252,000				$5,808,600	(2)
	9/11/08							90,000			$2,074,500

Randy Pond	(1)	—	$1,000,000	$4,480,000
	(2)				43,750	175,000	210,000				$4,840,500	(2)
	9/11/08							75,000			$1,728,750

Robert W. Lloyd	(1)	—	$632,000	$3,539,200
	(2)				18,750	75,000	75,000				$1,728,750	(2)
	9/11/08							75,000			$1,728,750
	3/12/09							175,000			$2,714,250
	3/12/09							100,000			$1,551,000
	6/11/09								150,000	$20.10	$952,515

Richard J. Justice	(1)	—	$1,000,000	$4,480,000
	(2)				43,750	175,000	210,000				$4,840,500	(2)
	9/11/08							75,000			$1,728,750

(1)	These rows represent possible annual cash incentive awards under the Executive Incentive Plan for fiscal 2009. Because the Company Performance Factor under the pre-established Executive Incentive Plan performance targets for executive officer participants was zero, no bonuses were paid to the named executive officers other than Mr. Lloyd for fiscal 2009. Mr. Lloyd, who became an executive officer in the fourth quarter of fiscal 2009, participated in and received a discretionary bonus under the non-executive officer portion of the Executive Incentive Plan for all of fiscal 2009. More information about the discretionary bonuses paid to named executive officers and Mr. Lloyd’s Executive Incentive Plan award appears above in the “Compensation Discussion and Analysis” section and the Summary Compensation Table. For each named executive officer other than Mr. Chambers and Mr. Lloyd, the target and maximum values are calculated by multiplying 125% (target) and 560% (maximum), respectively, by the executive’s annual base salary in effect at the beginning of fiscal 2009. For Mr. Chambers, the target and maximum values are calculated by multiplying 185% and 828.8%, respectively, by $1,356,000, the median CEO base salary of the Initial Peer Group. For Mr. Lloyd, the target and maximum values are calculated by adding together (i) the product of 90% and 504%, respectively, and Mr. Lloyd’s annual base salary in effect at the end of fiscal 2009, pro-rated to reflect the portion of the fiscal year prior to his appointment as Executive Vice President, Worldwide Operations (from the beginning of fiscal 2009 through April 25, 2009), and
(ii) the product of 125% and 700%, respectively, and Mr. Lloyd’s annual base salary in effect at the end of fiscal 2009, pro-rated to reflect the remaining portion of the fiscal year (from April 26, 2009 through the end of fiscal 2009). The Executive Incentive Plan did not contain any threshold value for fiscal 2009. For Mr. Elfrink, the target and maximum values are denominated in Euros. The conversion rate from Euros to U.S. dollars for fiscal 2009 is 1.41950 dollars per Euro, the exchange rate in effect on the last day of fiscal 2009.

(2)	The amounts shown in these rows reflect, in share amounts, the threshold, target, and maximum potential awards of restricted stock units for the fiscal 2009 performance period, as further described in the “Compensation Discussion and Analysis” section of this Proxy Statement. In September 2008, each named executive officer was awarded a PRSU right under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined operating income performance conditions during fiscal 2009, with a threshold award equal to 25% of the target grant and a maximum award equal to 120% of the target grant, except that for the award to Mr. Lloyd the maximum award was 100% of the target grant. The potential awards were performance-based and were completely at risk. Based on actual performance during fiscal 2009, no restricted stock units were granted pursuant to these awards. The dollar amount listed in the far right column reflects, in each of these rows, the grant date fair value of the award that would have applied if fiscal 2009 performance had resulted in the maximum number of restricted stock units being granted based on fiscal 2009 performance. Based on actual performance during fiscal 2009, no restricted stock units were granted pursuant to these awards.

(3)	Each restricted stock unit award listed in this column was granted under the Stock Incentive Plan. Each of them vests in 25% increments on each of the first through fourth anniversaries of the date of grant, except that the award of 100,000 restricted stock units granted to Mr. Lloyd on March 12, 2009 vests in its entirety on the fourth anniversary of the date of grant. Each award is settled in shares on each vesting date.

(4)	This stock option award was granted under the 2005 Stock Incentive Plan. The option incrementally vests as to 25% of the shares subject to the option on the first anniversary of grant and thereafter vests in monthly pro-rata increments over the following 36 months. The option has a maximum term of seven years subject to earlier termination upon cessation of service to Cisco. The exercise price of the option may be paid in cash or in shares of common stock valued at the closing price on the exercise date or may be paid with the proceeds from a same-day sale of the purchased shares.

(5)	Each of the awards will vest in full (at target, for PRSU rights, until the restricted stock units are granted) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership. In addition, pursuant to a Compensation Committee policy which can be revoked or changed at any time, if the holder of an award dies or becomes terminally ill, his or her award will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the award (at target, for PRSU rights, until the restricted stock units are granted) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to the award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness.

The following table shows the number of Cisco common shares covered by exercisable and unexercisable stock options, the number of Cisco unvested restricted stock units, and the number of performance-based rights to receive future grants of restricted stock units held by Cisco’s named executive officers as of July 25, 2009.

Outstanding Equity Awards At 2009 Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *
John T. Chambers	4,000,000	—	$50.3750	11/13/2009	(4)
	2,000,000	—	$18.5700	5/14/2010	(5)
	2,000,000	—	$16.0100	8/21/2010	(6)
	2,000,000	—	$20.5300	1/7/2011	(8)
	2,000,000	—	$13.0400	4/10/2012	(9)
	2,000,000	—	$18.5100	7/15/2012	(10)
	—	1,500,000	$19.1800	8/23/2013	(13)
	975,000	325,000	$17.8600	9/29/2014	(17)
	736,667	563,333	$23.0100	9/21/2015	(18)
	330,000	570,000	$32.2100	9/20/2016	(21)
						92,800	(23)	$2,030,464
						135,000	(24)	$2,953,800

Frank A. Calderoni	173,333	—	$21.2400	5/14/2013	(12)
	75,833	2,167	$19.1800	8/23/2013	(14)
	42,500	16,250	$17.8000	8/12/2014	(16)
	90,000	30,000	$17.8600	9/29/2014	(17)
	113,333	86,667	$23.0100	9/21/2015	(18)
	41,667	58,333	$25.8500	6/7/2016	(20)
	88,000	152,000	$32.2100	9/20/2016	(21)
						21,000	(19)	$459,480
						60,000	(22)	$1,312,800
						24,747	(23)	$541,464
						60,000	(24)	$1,312,800

Wim Elfrink	90,000	—	$56.7500	11/3/2009	(3)
	150,000	—	$50.3750	11/13/2009	(4)
	83	—	$17.2600	11/2/2010	(7)
	175,000	—	$20.5300	1/7/2011	(8)
	375,000	—	$19.5900	9/2/2012	(11)
	510,000	10,000	$19.1800	8/23/2013	(14)
	120,000	125,000	$17.8600	9/29/2014	(17)
	226,667	173,333	$23.0100	9/21/2015	(18)
	209,000	361,000	$32.2100	9/20/2016	(21)
						60,000	(19)	$1,312,800
						58,773	(23)	$1,285,953
						90,000	(24)	$1,969,200

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) *
Randy Pond	250,000	—	$65.5625	8/4/2009	(1)
	300,000	—	$50.3750	11/13/2009	(4)
	200,000	—	$20.5300	1/7/2011	(8)
	507,767	—	$19.5900	9/2/2012	(11)
	128,333	9,167	$19.1800	8/23/2013	(14)
	92,083	106,250	$17.8600	9/29/2014	(17)
	226,667	173,333	$23.0100	9/21/2015	(18)
	176,000	304,000	$32.2100	9/20/2016	(21)
						60,000	(19)	$1,312,800
						49,493	(23)	$1,082,907
						75,000	(24)	$1,641,000

Robert W. Lloyd	15,000	—	$68.5625	9/1/2009	(2)
	90,000	—	$50.3750	11/13/2009	(4)
	60,000	—	$19.5900	9/2/2012	(11)
	115,000	5,000	$19.1800	8/23/2013	(14)
	571,666	128,334	$19.2400	6/10/2014	(15)
	187,500	62,500	$17.8600	9/29/2014	(17)
	113,333	86,667	$23.0100	9/21/2015	(18)
	88,000	152,000	$32.2100	9/20/2016	(21)
	—	150,000	$20.1000	6/11/2016	(27)
						120,000	(19)	$2,625,600
						24,747	(23)	$541,464
						75,000	(24)	$1,641,000
						175,000	(25)	$3,829,000
						100,000	(26)	$2,188,000

Richard J. Justice	400,000	—	$50.3750	11/13/2009	(4)
	30,000	—	$19.5900	9/2/2012	(11)
	163,333	11,667	$19.1800	8/23/2013	(14)
	113,750	131,250	$17.8600	9/29/2014	(17)
	226,667	173,333	$23.0100	9/21/2015	(18)
	209,000	361,000	$32.2100	9/20/2016	(21)
						60,000	(19)	$1,312,800
						58,773	(23)	$1,285,953
						75,000	(24)	$1,641,000

*	The market value of the restricted stock units that have not vested is calculated by multiplying the number of units that have not vested by the closing price of our common stock on July 24, 2009, which was $21.88.

Vesting Schedule for Outstanding Stock Options and Unvested Restricted Stock Units

Note	Grant Dates	Incremental Vesting Dates
(1)	8/4/00	Full vesting on earlier of (i) 8/4/05 or achievement of certain milestones
(2)	9/1/00	20% on 9/1/01: pro-rata monthly for next 48 months
(3)	11/3/00	20% on 11/3/01; pro-rata monthly for next 48 months
(4)	11/13/00	20% on 11/13/01; pro-rata monthly for next 48 months
(5)	5/14/01	Pro-rata monthly over 60 months from grant date
(6)	8/21/01	Pro-rata monthly over 60 months from grant date
(7)	11/2/01	20% on 11/2/02; pro-rata monthly for next 48 months
(8)	1/7/02	20% on 1/7/03; pro-rata monthly for next 48 months
(9)	4/10/03	20% on 4/10/04; pro-rata monthly for next 48 months
(10)	7/15/03	20% on 7/15/04; pro-rata monthly for next 48 months
(11)	9/2/03	20% on 9/2/04; pro-rata monthly for next 48 months
(12)	5/14/04	20% on 5/3/05; pro-rata monthly for next 48 months
(13)	8/23/04	Full vesting on earlier of (i) 8/23/11 or (ii) three years after cease to be President and CEO; or death or permanent disability
(14)	8/23/04	20% on 8/23/05; pro-rata monthly for next 48 months
(15)	6/10/05	20% on 6/10/06; pro-rata monthly for next 48 months
(16)	8/12/05	20% on 8/12/06; pro-rata monthly for next 48 months
(17)	9/29/05	20% on 9/29/06; pro-rata monthly for next 48 months
(18)	9/21/06	20% on 9/21/07; pro-rata monthly for next 48 months
(19)	9/21/06	20% on 9/21/07; 20% annually for next 4 years
(20)	6/7/07	20% on 6/7/08; pro-rata monthly for next 48 months
(21)	9/20/07	20% on 9/20/08; pro-rata monthly for next 48 months
(22)	2/19/08	20% on 2/19/09; 20% annually for next 4 years
(23)	9/11/08	20% on 9/11/08; 20% annually for next 4 years
(24)	9/11/08	25% on 9/11/09; 25% annually for next 3 years
(25)	3/12/09	25% on 3/12/10; 25% annually for next 3 years
(26)	3/12/09	Full vesting on 3/12/13
(27)	6/11/09	25% on 6/11/10; pro-rata monthly for next 36 months

Except as described in the following two paragraphs, the options have a maximum term of nine years measured from the applicable grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price for each of these options is equal to the closing price per share of common stock on the grant date.

The option to purchase 1,500,000 shares that was granted to Mr. Chambers on August 23, 2004 has a maximum term of nine years measured from the grant date and, if vested, will remain exercisable for the full term even after his cessation of service except in limited circumstances. For purposes of Mr. Chambers’ stock option agreement, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco. The exercise price is equal to the closing price per share of common stock on the grant date.

The option to purchase 150,000 shares that was granted to Mr. Lloyd on June 11, 2009 has a maximum term of seven years measured from the grant date, subject to earlier termination in the event of the optionee’s cessation of service with Cisco. The exercise price is equal to the closing price per share of common stock on the grant date.

In addition to the awards reflected in the foregoing table, in September 2008, each named executive officer was awarded the right to receive a future restricted stock unit grant under the 2005 Stock Incentive Plan, subject to the satisfaction of pre-determined operating income performance conditions during fiscal 2009. The potential awards were performance-based and were completely at risk. Based on actual performance during fiscal 2009, no restricted stock units were granted pursuant to these awards. For additional information on these equity incentive plan awards, including the threshold, target, and maximum potential awards of restricted stock units for the fiscal 2009 performance period, see the table entitled “Grants of Plan-Based Awards—Fiscal 2009.”

The following table shows the number of shares acquired by each of the named executive officers during fiscal 2009 through stock option exercises and vesting of restricted stock units (including restricted stock units granted upon the satisfaction of a fiscal 2008 performance condition). The table also presents the value realized upon such exercises and vesting, as calculated, in the case of stock options, based on the difference between the market price of Cisco’s common stock at exercise and the option exercise price, and as calculated, in the case of restricted stock units, based on the closing selling price per share of Cisco’s common stock on the NASDAQ Global Select Market on the vesting date.

Option Exercises and Stock Vested—Fiscal 2009

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John T. Chambers	—	—	23,200	$534,760
Frank A. Calderoni	—	—	28,186	$538,217
Wim Elfrink	—	—	34,693	$824,474
Randy Pond	—	—	32,373	$770,998
Robert W. Lloyd	—	—	46,186	$1,114,187
Richard J. Justice	—	—	34,693	$824,474

The following table shows the contributions and earnings during fiscal 2009, and account balance as of July 25, 2009, for named executive officers under the Cisco Systems, Inc. Deferred Compensation Plan or a defined contribution plan that Cisco maintains for eligible employees in the Netherlands (the “Netherlands Capital Plan”), as the case may be.

Nonqualified Deferred Compensation—Fiscal 2009

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($) (2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($) (3)
John T. Chambers	—	—		—	—	—
Frank A. Calderoni	$232,500	$14,014	(4)	$(107,513)	—	$1,199,491
Wim Elfrink (5)	$36,616	$242,887	(6)	$77,925 (7)	—	$1,879,368	(8)
Randy Pond	$133,413	$758	(4)	$(60,365)	—	$1,587,663
Robert W. Lloyd	$900,000	$44,463	(4)	$(115,299)	—	$1,792,784
Richard J. Justice	$121,154	—	(4)	$(50,504)	—	$442,022

(1)	These executive contribution amounts were included in the “Salary” column or, for Mr. Lloyd, the “Bonus” column, of the Summary Compensation Table.

(2)	None of the amounts in this column is included in the Summary Compensation Table because plan earnings were not preferential or above-market.

(3)	The following amounts included in this column are also reported in the Summary Compensation Table as fiscal 2009, fiscal 2008 or fiscal 2007 compensation: Mr. Calderoni, $1,293,863; Mr. Elfrink, $539,400; Mr. Pond, $1,677,569; Mr. Lloyd, $944,463, and Mr. Justice, 510,801.

(4)	These amounts were included in the “All Other Compensation” column of the Summary Compensation Table. The Deferred Compensation Plan became effective on June 25, 2007, and matching contributions under the Deferred Compensation Plan are made to eligible participants following the end of each calendar year. Generally, the 2008 calendar year matching contribution was 4% of eligible compensation over the Code Section 401(a)(17) limit of $230,000 with a $1,500,000 cap on eligible compensation. Generally, the 2009 calendar year matching contribution will be 4.5% of eligible compensation over the Code Section 401(a)(17) limit of $245,000, with a $1,500,000 cap on eligible compensation. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan. The amounts in this column reflect the sum of (i) actual calendar year 2008 matching contributions, excluding the portion of those contributions related to deferrals of fiscal 2008 salary and non-equity incentive plan compensation, and (ii) estimated calendar year 2009 matching contributions related to deferrals of fiscal 2009 salary and bonus compensation during calendar year 2009 that are expected to be credited to the accounts of the named executive officers following the end of calendar year 2009.

(5)	Mr. Elfrink is the only named executive officer who participates in the Netherlands Capital Plan. He did not participate in the Deferred Compensation Plan in fiscal 2009. The dollar amounts in the table shown for Mr. Elfrink were converted from Euros. The conversion rate from Euros to U.S. dollars is based on the exchange rate of 1.41950 dollars per Euro in effect on the last day of fiscal 2009.

(6)	This amount was included in the “All Other Compensation” column of the Summary Compensation Table. Cisco makes contributions to the Netherlands Capital Plan on the first day of each calendar year equal to a percentage of Mr. Elfrink’s base salary and his bonus paid during the prior calendar year, the sum of which is fixed for this purpose pursuant to a formula that limits increases in eligible earnings from year to year. These contributions for Mr. Elfrink are made without regard to a cap and are for a retirement benefit. Except as provided in the last sentence of this footnote, Cisco’s contribution to the Netherlands Capital Plan is determined as discussed below. These contribution percentages for Mr. Elfrink for fiscal 2009 were approximately 18% of eligible earnings. The amount in this column reflects the sum of Cisco’s contributions for Mr. Elfrink with respect to fiscal 2009 for the relevant portions of the 2008 and 2009 calendar years. The amount in the column does not include contributions under the Netherlands Capital Plan listed in footnote 11 to the Summary Compensation Table relating to a survivor’s death benefit, an orphan’s death benefit and a disability benefit, which benefits are described under the “Potential Payments upon Termination or Change in Control” below.

(7)	The return listed in this column represents the dollar value by which the amount available under the Netherlands Capital Plan as of the last day of fiscal 2009, as described in footnote 8, exceeds or falls short of the sum of (i) the amount available at fiscal 2008 year-end and (ii) the aggregate contributions during fiscal 2009 by Mr. Elfrink and Cisco.

(8)	The amount in this column represents the funds available under the Netherlands Capital Plan as of July 25, 2009 that would have been available to Mr. Elfrink to purchase a retirement annuity (covering his life and that of his spouse) had he elected to retire as of that date.

The Deferred Compensation Plan is an unfunded and unsecured deferred compensation arrangement that is designed to allow the participants to defer a specified percentage of their base salary (up to 75%), commissions and/or eligible bonuses (up to 100%) in a manner similar to the way in which Cisco’s 401(k) plan operates, but without regard to the maximum deferral limitations imposed on 401(k) plans by the Code. The Deferred Compensation Plan is designed to comply with Code Section 409A. As required by applicable law, participation in the Deferred Compensation Plan is limited to a group of Cisco’s management employees, which group includes each of Cisco’s named executive officers.

Amounts deferred by each participant pursuant to the Deferred Compensation Plan are credited to a bookkeeping account maintained on behalf of that participant. Amounts credited to each participant under the Deferred Compensation Plan are periodically adjusted for earnings and/or losses at a rate that is equal to one or more of the measurement funds selected by the 401(k) Plan Committee and elected by a participant. Currently, the measurement funds consist of the following: Fidelity Money Market Fund; iShares Barclays Aggregate Bond Fund; SPDR Trust, Series 1; Mid Cap SPDR Trust, Series 1; iShares Russell 2000 Index Fund; iShares MCSI EAFE Index Fund; Fidelity Freedom 2010 Fund; Fidelity Freedom 2020 Fund; Fidelity Freedom 2030 Fund; and Fidelity Freedom 2040 Fund.

In addition, Cisco may credit additional matching amounts to a participant’s account for any plan year as determined by the Compensation Committee. For calendar years 2008 and 2009 there are matching contributions on deferrals over the IRS limitation on compensation that may be taken into account under the 401(k) Plan ($230,000 for 2008 and $245,000 for 2009). Generally, the 2008 calendar year matching contribution rate was, and the 2009 calendar year matching contribution rate will be 4% and 4.5%, respectively, of eligible compensation over the Code Section 401(a)(17) limit, with a $1,500,000 cap on eligible compensation for each calendar year. The matching contribution rates for calendar years 2008 and 2009 are the same as in the 401(k) Plan for each year. Participants must be actively employed by Cisco on the last day of a calendar year to receive a matching contribution under the Deferred Compensation Plan.

Distributions are made in accordance with elections filed by participants at the time of their initial deferrals and distributions generally are expected to occur after a participant’s separation of service, or in some cases at specified future distribution dates.

The Netherlands Capital Plan is a funded defined contribution plan that is tax-qualified in the Netherlands in the sense that contributions and earnings are not subject to income taxes until distributed. The Netherlands Capital Plan requires participants to defer 3% of their eligible earnings, while Cisco makes contributions on behalf of eligible participants equal to a percentage of their eligible earnings, based on the participant’s age, to fund a defined contribution premium. Eligible earnings is generally comprised of salary and bonus subject to certain caps, which caps are not applicable to Mr. Elfrink other than certain limits on increase per annum. These contributions are deposited in an account for each participant and held by an insurance company and are credited with an investment return with a minimum rate guaranteed by the insurance company until each participant retires. In-service withdrawals or distributions are not allowed. Upon retirement, distributions must be used to purchase an annuity providing an annual income to the participant for his life and a survivor’s annuity (at 70% of his annual benefit) for the life of his surviving spouse, if any. Pursuant to the Netherlands Capital Plan, Cisco also contributes specified amounts to the participant’s separate accounts for pre-retirement death (a survivor benefit and an orphan’s benefit) and a disability benefit, as described under “Potential Payments upon Termination or Change in Control” below.

Potential Payments upon Termination or Change in Control

Except for Mr. Elfrink, none of our named executive officers have employment or severance agreements with Cisco, and their employment may be terminated at any time at the discretion of the Board of Directors. For information regarding potential payments upon termination under the Deferred Compensation Plan, in which certain named executive officers participate, and the Netherlands Capital Plan, in which no named executive officer other than Mr. Elfrink participates, see “Nonqualified Deferred Compensation—Fiscal 2009” above.

Mr. Elfrink—Non-Equity Severance Payments.    Set forth below is a description of the benefits to which Mr. Elfrink or his family would be entitled, assuming a qualifying termination, illness or death on the last business day of fiscal 2009. These benefits would have been payable in Euros and unless otherwise noted, the conversion rate from Euros to U.S. dollars is based on the exchange rate of 1.41950 dollars per Euro in effect on the last day of fiscal 2009.

Severance Payments upon Termination Following Completion of International Assignment. Pursuant to Mr. Elfrink’s International Assignment Agreement, upon the successful completion of his international assignment, Cisco has agreed to relocate Mr. Elfrink to the United States and attempt to employ Mr. Elfrink in a comparable position. If Cisco is unable to offer a position to Mr. Elfrink, his employment would terminate and he would be entitled to receive severance compensation estimated at $1,864,514 (which is equal to the sum of (i) one year of his then current annual salary (currently €583,778, or $828,673 based on the exchange rate listed above), and (ii) his target annual bonus under the Executive Incentive Plan ($1,035,841)). The amount of Mr. Elfrink’s target annual bonus represents 125% of his annual base salary, which was the target amount pursuant to the Executive Incentive Plan for fiscal 2009. Mr. Elfrink is employed on an at-will basis, but the termination of Mr. Elfrink’s Netherlands employment agreement, as recorded in his International Assignment Agreement, is subject to a notice period of two months plus any fractional month between the date notice is given and the start of the next calendar month.

Payments Due to Mr. Elfrink upon Being Unable to Perform His Duties as a Result of Illness. If Mr. Elfrink is unable to perform his duties as a result of illness, he shall remain entitled to 100% of his annual base salary for one year ($828,673) and 70% of his annual base salary for a second year ($580,071). Any such payments would be reduced by the amount of any financial benefit Mr. Elfrink received through various insurance proceeds, and any other income earned by Mr. Elfrink for services provided to Cisco. Further, if Mr. Elfrink’s incapacity to work is caused by a third party, Cisco’s obligation to pay Mr. Elfrink’s salary may be limited. After the second year of illness, Mr. Elfrink would then be entitled to a disability benefit under the Netherlands Capital Plan in an amount equal to $225,186 per year until Mr. Elfrink reaches the age of 65.

Payments Due Mr. Elfrink’s Family upon Death. In the event of Mr. Elfrink’s death, his family would be entitled to a survivor death benefit and an orphan’s death benefit pursuant to the Netherlands Capital Plan. The survivor death benefit would be payable to his spouse in the amount of $301,689 per year until her death. The orphan’s death benefit would be payable to his children in an aggregate amount of $60,338 per year generally until his children reach the age of 18 or in certain circumstances the age of 27.

Acceleration of Equity Awards.    As described above in the “Compensation Discussion and Analysis” section, each outstanding award to all employees under the 2005 Stock Incentive Plan and the 1996 Stock Incentive Plan that is subject to vesting provisions, and each PRSU right awarded by the Compensation Committee in September 2008, will vest in full (at target, for PRSU rights, until the restricted stock units, if any, are granted) and, if applicable, become immediately exercisable in the event that Cisco is acquired by merger or asset sale, unless the award or related agreement is assumed or replaced by the acquiring entity, or in the event there is a hostile change in control or ownership of Cisco, whether through a tender or exchange offer for more than 35% of Cisco’s outstanding voting securities which the Board of Directors does not recommend the shareholders to accept, or a change in the majority of the members of the Board of Directors as a result of one or more contested elections for board membership.

In addition, pursuant to a Compensation Committee policy (the “Death and Terminal Illness Policy”) which applies to each outstanding award to all employees (other than as described in the last sentence of this paragraph) and to PRSU rights awarded by the Compensation Committee in September 2008, and which can be revoked or changed at any time, if the holder of such an award dies or becomes terminally ill, his or her aggregate awards will generally vest in an amount equal to the greater of 100% of the unvested shares subject to the awards (at target, for PRSU rights, until the restricted stock units, if any, are granted) up to a total value of $10 million, net of aggregate exercise or purchase price, or up to one year of vesting from the date of death or determination of terminal illness. For purposes of this policy, shares subject to each award are valued based on the closing price per share of common stock on the date of death or determination of terminal illness. The dollar limit under the Death and Terminal Illness Policy does not apply to an option grant made to Mr. Chambers on August 23, 2004 to purchase up to 1,500,000 shares of Cisco common stock at an exercise price of $19.18 that would vest in full upon Mr. Chambers’ death or permanent disability. In addition, for purposes of the stock option agreement relating to the August 23, 2004 grant, “service” includes providing services directly to Cisco or employment by educational or governmental institutions if those institutions’ policies preclude continued service to Cisco.

The table below sets forth the intrinsic values that the named executive officers would derive in the event of (a) a hostile change in control of Cisco or change in control in which the awards are not assumed or replaced by the acquiror, or (b) the death or terminal illness of the named executive officer (or permanent disability in the case of the August 23, 2004 option grant to Mr. Chambers), that in either case hypothetically occurred on the last business day of fiscal 2009. For restricted stock unit awards and PRSU rights, the intrinsic value is based upon the fiscal 2009 year-end closing price for a Cisco common share of $21.88, and for stock options, the value is based on such $21.88 minus the exercise price of the applicable stock option.

Potential Payments—Accelerated Equity Awards

	Hostile Change in Control or Change in Control in which Awards Are Not Assumed or Replaced by Acquiror			Death or Terminal Illness
Name	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSU Rights ($)	Total Intrinsic Value of Accelerated Equity Awards ($)	Intrinsic Value of Accelerated Stock Options ($)	Intrinsic Value of Accelerated Restricted Stock Units and PRSU Rights ($)		Total Intrinsic Value of Accelerated Equity Awards ($)
John T. Chambers	$5,356,500	$11,876,464	$17,232,964	$5,356,500	$8,693,500		$14,050,000	(1)
Frank A. Calderoni	$192,751	$6,689,744	$6,882,495	$192,751	$6,689,744		$6,882,495
Wim Elfrink	$529,500	$9,162,753	$9,692,253	$529,500	$9,162,753		$9,692,253
Randy Pond	$451,876	$7,865,707	$8,317,583	$451,876	$7,865,707		$8,317,583
Robert W. Lloyd	$870,552	$12,466,064	$13,336,616	$870,552	$9,129,448	(2)	$10,000,000	(2)
Richard J. Justice	$559,126	$8,068,753	$8,627,879	$559,126	$8,068,753		$8,627,879

(1)	Represents the intrinsic value of full acceleration, up to the limit of $10 million, of Mr. Chambers’ stock options (other than his August 23, 2004 option grant), restricted stock unit awards and PRSU rights assuming those awards were to be accelerated under the Death and Terminal Illness Policy, and the intrinsic value of full acceleration of Mr. Chambers’ August 23, 2004 stock option of $4,050,000, which option is not subject to the Death and Terminal Illness Policy. Mr. Chambers’ August 23, 2004 option also accelerates in full in the event of a permanent disability. These values have not been, and may never be, realized.

(2)	In order to give effect to the aggregate limit of $10 million applicable under the Death and Terminal Illness Policy described above, the full intrinsic value of accelerated stock options was first applied against the dollar limit, and then the intrinsic value of accelerated restricted stock units that would cause the total intrinsic value to exceed the aggregate dollar limit was reduced accordingly.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Cisco’s Board of Directors has adopted a written related person transactions policy. The Audit Committee (or other committee designated by the Nomination and Governance Committee) reviews transactions that may be “related-person transactions,” which are transactions between Cisco and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of Cisco’s common stock, in each case since the beginning of the last fiscal year, and their immediate family members.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•	employment-related compensation to executive officers that is determined by the Compensation Committee;

•	compensation to non-employee directors that is reported in Cisco’s proxy statement;

•	transactions with another company at which:

•	the related person’s only relationship is as a beneficial owner of less than 10% of that company’s shares or as a limited partner holding interests of less than 10% in such partnership;

•

the related person is an employee (other than an executive officer) and/or a director, if the aggregate amount involved in a Cisco fiscal year does not exceed the greater of $1 million or 2% of that company’s total annual revenues; or

•

the related person is the beneficial owner of less than a majority interest in that company (if the related person is solely related to Cisco because of its beneficial ownership of greater than 5% of Cisco’s common stock);

•

charitable contributions, grants or endowments to the Cisco Foundation or by Cisco or the Cisco Foundation to a charitable organization, foundation, or university at which the related person’s only relationship is as an employee (or at which the related person is a trustee, director or executive officer if the aggregate amount involved in a Cisco fiscal year does not exceed $300,000), or any non-discretionary matching contribution, grant, or endowment made pursuant to a matching gift program;

•	transactions where the related person’s interest arises solely from the ownership of publicly traded securities issued by Cisco and all holders of such securities receive proportional benefits;

•	transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services;

•	transactions where the rates or charges involved are determined by competitive bids;

•	transaction involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	ordinary course business travel and expenses, advances and reimbursements; and

•

payments made pursuant to (i) directors and officers insurance policies, (ii) Cisco’s articles of incorporation or bylaws, and/or (iii) any policy, agreement or instrument previously approved by Cisco’s Board of Directors, such as indemnification agreements.

When transactions involving related persons do not fall into one of the above categories, they are reviewed by Cisco’s disclosure committee. The disclosure committee determines whether a related person could have a significant interest in such a transaction, and any such transaction is referred to the Audit Committee (or other designated committee). Transactions may also be identified through Cisco’s Code of Business Conduct or other Cisco policies and procedures and reported to the Audit Committee (or other designated committee). That committee reviews the material facts of all related-person transactions and either approves, ratifies, rescinds, or takes other appropriate action (in its discretion) with respect to the transaction.

Certain Transactions with Related Persons

A son of Richard J. Justice, who served as an executive officer of Cisco until April 2009, is employed by Cisco as a regional sales manager based in Arizona. Mr. Justice’s son received total compensation of $309,861 for fiscal 2009, calculated in the same manner as in the Summary Compensation Table. The total compensation includes salary, commissions, stock and option awards, and other compensation.

In September 2008, the Board of Directors adopted a travel policy whereby the Company’s Chairman and Chief Executive Officer, John T. Chambers, is generally required to utilize a private airplane for business travel because his responsibilities on behalf of Cisco entail substantial national and international travel. Commencing with expenses incurred in September 2008, Mr. Chambers is reimbursed for expenses incurred in the operation of a private plane when used solely for Cisco business, provided such expenses do not exceed the market rate charged for equivalent commercial charter travel. For such business travel expenses incurred in fiscal 2009, reimbursements of approximately $2.3 million were made to Mr. Chambers under this policy.

The spouse of Frank A. Calderoni, Cisco’s Executive Vice President, Chief Financial Officer, serves as Chairman of the Board of Selectica, Inc. (“Selectica”), and she was designated an executive officer of that company in June 2009. During fiscal 2009, Cisco purchased approximately $1.3 million in software licenses, annual maintenance and related technical services from Selectica. Also, in connection with a March 2007 sublease between one of Cisco’s subsidiaries and Selectica, Cisco made payments of approximately $1.1 million to Selectica in fiscal 2009 for rent and management fees, and paid approximately $440,000, including approximately $428,000 of principal and $12,000 of interest (at a rate of 2.6%), to retire an outstanding leasehold improvement allowance provided by Selectica. The sublease is scheduled to terminate in December 2009. Mr. Calderoni had no direct involvement in these transactions.

In July 2005, Cisco loaned $1,750,000 to Robert W. Lloyd, currently Executive Vice President, Worldwide Operations and an executive officer, in connection with his relocation to the United States after several years in Europe at a time when he was not an executive officer of Cisco. The loan had an interest rate of 3.82%. The loan was secured by a deed of trust on real property. Since the beginning of Cisco’s last fiscal year, the original principal amount of the loan was the largest principal amount outstanding and the amount of interest paid was $260,536. The loan, including all accrued interest, was paid in full in connection with Mr. Lloyd’s appointment as an executive officer.

A brother of Robert W. Lloyd is employed as a sales executive by IBM in Canada. The provision of services by IBM in connection with Cisco products, and the resale of the related Cisco products, comprised a substantial proportion of the sales for Mr. Lloyd’s brother in fiscal 2009. The amount of the transactions in which Mr. Lloyd’s brother had an interest for fiscal 2009 was under $10 million. Mr. Lloyd had no direct involvement in these transactions.

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material,” to be “filed” with the SEC or be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that Cisco specifically incorporates it by reference into a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.

The Audit Committee has reviewed and discussed with Cisco’s management and PricewaterhouseCoopers LLP the audited consolidated financial statements of Cisco contained in Cisco’s Annual Report on Form 10-K for the 2009 fiscal year. The Audit Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from Cisco.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in Cisco’s Annual Report on Form 10-K for its 2009 fiscal year for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Steven M. West, Chairperson

M. Michele Burns

Roderick C. McGeary

SHAREHOLDER PROPOSALS FOR 2010 ANNUAL MEETING OF SHAREHOLDERS

Requirements for Shareholder Proposals to be Considered for Inclusion in Cisco’s Proxy Materials.    Shareholders of Cisco may submit proposals on matters appropriate for shareholder action at meetings of Cisco’s shareholders in accordance with Rule 14a-8 promulgated under the Securities Exchange Act of 1934. For such proposals to be included in Cisco’s proxy materials relating to its 2010 Annual Meeting of Shareholders, all applicable requirements of Rule 14a-8 must be satisfied and such proposals must be received by Cisco no later than May 26, 2010. Such proposals should be delivered to Cisco Systems, Inc., Attn: Secretary, 170 West Tasman Drive, San Jose, California 95134-1706 (and we encourage you to send a copy via email to CorporateSecretary@cisco.com), with a copy to Cisco Systems, Inc., Attn: General Counsel at the same address.

Requirements for Shareholder Proposals to be Brought Before the Annual Meeting.    Cisco’s bylaws provide that, except in the case of proposals made in accordance with Rule 14a-8, for shareholder nominations to the Board of Directors or other proposals to be considered at an annual meeting of shareholders, the shareholder must have given timely notice thereof in writing to the Secretary of Cisco not less than sixty nor more than ninety calendar days prior to the anniversary of the date on which Cisco first mailed its proxy materials for its immediately preceding annual meeting of shareholders (as specified in Cisco’s proxy materials for its immediately preceding annual meeting of shareholders). To be timely for the 2010 Annual Meeting of Shareholders, a shareholder’s notice must be delivered or mailed to and received by Cisco’s Secretary at the principal executive offices of Cisco between June 25, 2010 and July 25, 2010. However, in the event that the annual meeting is called for a date that is not within thirty calendar days of the anniversary of the date on which the immediately preceding annual meeting of shareholders was called, to be timely, notice by the shareholder must be so received not later than the close of business on the tenth calendar day following the date on which public announcement of the date of the annual meeting is first made. In no event will the public announcement of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as provided above. A shareholder’s notice to Cisco’s Secretary must set forth the information required by Cisco’s bylaws with respect to each matter the shareholder proposes to bring before the annual meeting.

In addition, the proxy solicited by the Board of Directors for the 2010 Annual Meeting of Shareholders will confer discretionary authority to vote on (i) any proposal presented by a shareholder at that meeting for which Cisco has not been provided with notice on or prior to July 25, 2010 and (ii) any proposal made in accordance with the bylaw provisions, if the 2010 proxy statement briefly describes the matter and how management’s proxy holders intend to vote on it, if the shareholder does not comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934.

PROXY SOLICITATION AND COSTS

Cisco will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing, and mailing of the Notice of Internet Availability of Proxy Materials, this Proxy Statement, the proxy and any additional solicitation material that Cisco may provide to shareholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. In addition, Cisco has retained Mellon Investor Services LLC to act as a proxy solicitor in conjunction with the annual meeting. Cisco has agreed to pay that firm $18,500, plus reasonable out of pocket expenses, for proxy solicitation services. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, officers and employees of Cisco. No additional compensation will be paid to these individuals for any such services.

SHAREHOLDERS SHARING THE SAME ADDRESS

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple shareholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, unless the affected shareholder has provided contrary instructions. This procedure reduces printing costs and postage fees.

Once again this year, a number of brokers with account holders who beneficially own our common stock will be “householding” our annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials. A single Notice of Internet Availability of Proxy Materials and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Shareholders may revoke their consent at any time by contacting Broadridge Financial Solutions, either by calling toll-free (800) 542-1061, or by writing to Broadridge Financial Solutions, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717.

Upon written or oral request, Cisco will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of proxy materials, you may write or call Cisco’s Investor Relations Department at Cisco Systems, Inc., 170 West Tasman Drive, San Jose, California 95134-1706, Attention: Investor Relations, telephone (408) 227-2726.

Any shareholders who share the same address and currently receive multiple copies of our Notice of Internet Availability of Proxy Materials or annual report and other proxy materials, who wish to receive only one copy in the future, can contact their bank, broker or other holder of record to request information about householding.

FORM 10-K

CISCO WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF CISCO’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JULY 25, 2009, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS, AND ANY PARTICULAR EXHIBIT SPECIFICALLY REQUESTED. REQUESTS SHOULD BE SENT TO: CISCO SYSTEMS, INC., 170 WEST TASMAN DRIVE, SAN JOSE, CALIFORNIA 95134-1706, ATTN: INVESTOR RELATIONS. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE AT WWW.CISCO.COM.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for shareholder action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Mark Chandler

Secretary

Dated: September 17, 2009

1028-PSA-09

CISCO SYSTEMS, INC.

2005 STOCK INCENTIVE PLAN

AS AMENDED AND RESTATED

EFFECTIVE AS OF

-ii-

-iii-

-iv-

CISCO SYSTEMS, INC.

2005 STOCK INCENTIVE PLAN

AS AMENDED AND RESTATED

(Effective as of                             )

SECTION 1. INTRODUCTION.

The Company’s shareholders approved the Cisco Systems, Inc. 2005 Stock Incentive Plan, as amended and restated and effective on November 15, 2007. The Company’s Board of Directors approved an amendment and restatement of the Plan; provided that, the amendment and restatement of the Plan shall become effective upon its approval by Company shareholders. If the Company’s shareholders do not approve the amendment and restatement of the Plan, Awards will be made under the Plan as approved by shareholders on November 15, 2007.

The purpose of the Plan is to promote the long-term success of the Company and the creation of shareholder value by offering Key Employees an opportunity to share in such long-term success by acquiring a proprietary interest in the Company.

The Plan seeks to achieve this purpose by providing for discretionary long-term incentive Awards in the form of Options (which may constitute Incentive Stock Options or Nonstatutory Stock Options), Stock Appreciation Rights, Stock Grants, and Stock Units.

The Plan shall be governed by, and construed in accordance with, the laws of the State of California (except its choice-of-law provisions).

Capitalized terms shall have the meaning provided in Section 2 unless otherwise provided in this Plan or any related Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement.

SECTION 2. DEFINITIONS.

(a) “Affiliate” means any entity other than a Subsidiary, if the Company and/or one or more Subsidiaries own not less than 50% of such entity.

(b) “Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Plan.

(c) “Board” means the Board of Directors of the Company, as constituted from time to time.

(d) “Cashless Exercise” means, to the extent that a Stock Option Agreement so provides and as permitted by applicable law, a program approved by the Committee in which payment may be made all or in part by delivery (on a form prescribed by the Committee) of an irrevocable direction to a securities broker to sell Shares and to deliver all or part of the sale proceeds to the Company in payment of the aggregate Exercise Price and, if applicable, the amount necessary to satisfy the Company’s withholding obligations at the minimum statutory withholding rates, including, but not limited to, U.S. federal and state income taxes, payroll taxes, and foreign taxes, if applicable.

(e) “Cause” means, except as may otherwise be provided in a Participant’s employment agreement or Award agreement, a conviction of a Participant for a felony crime or the failure of a Participant to contest prosecution for a felony crime, or a Participant’s misconduct, fraud or dishonesty (as such terms are defined by the Committee in its sole discretion), or any unauthorized use or disclosure of confidential information or trade secrets, in each case as determined by the Committee, and the Committee’s determination shall be conclusive and binding.

(f) “Change In Control” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following:

(i) A change in the composition of the Board over a period of thirty-six consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination; or

(ii) The acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 35% of the total combined voting power of the Company’s then outstanding securities pursuant to a tender or exchange offer made directly to the Company’s shareholders which the Board does not recommend such shareholders accept.

(g) “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder.

(h) “Committee” means a committee described in Section 3.

(i) “Common Stock” means the Company’s common stock.

(j) “Company” means Cisco Systems, Inc., a California corporation.

(k) “Consultant” means an individual who performs bona fide services to the Company, a Parent, a Subsidiary or an Affiliate, other than as an Employee or Director or Non-Employee Director.

(l) “Corporate Transaction” except as may otherwise be provided in a Participant’s employment agreement or Award agreement, means the occurrence of any of the following shareholder approved transactions:

(i) The consummation of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation or other reorganization; or

(ii) The sale, transfer or other disposition of all or substantially all of the Company’s assets.

A transaction shall not constitute a Corporate Transaction if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions.

(m) “Covered Employees” means those persons who are subject to the limitations of Code Section 162(m).

(n) “Director” means a member of the Board who is also an Employee.

(o) “Disability” means that the Key Employee is classified as disabled under a long-term disability policy of the Company or, if no such policy applies, the Key Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

(p) “Employee” means an individual who is a common-law employee of the Company, a Parent, a Subsidiary or an Affiliate.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exercise Price” means, in the case of an Option, the amount for which a Share may be purchased upon exercise of such Option, as specified in the applicable Stock Option Agreement. “Exercise Price,” in the case of a SAR, means an amount, as specified in the applicable SAR Agreement, which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

(s) “Fair Market Value” means the market price of a Share as determined in good faith by the Committee. The Fair Market Value shall be determined by the following:

(i) If the Shares were traded over-the-counter or listed with NASDAQ on the date in question, then the Fair Market Value shall be equal to the last transaction price quoted by the NASDAQ system for the date in question or (ii) if the Common Stock is listed on the New York Stock Exchange or the American Stock Exchange on the date in question, the Fair Market Value is the closing selling price for the Common Stock as such price is officially quoted in the composite tape of transactions on the exchange determined by the Committee to be the primary market for the Common Stock for the date in question; provided, however, that if there is no such reported price for the Common Stock for the date in question under (i) or (ii), then such price on the last preceding date for which such price exists shall be determinative of Fair Market Value.

If neither (i) or (ii) are applicable, then the Fair Market Value shall be determined by the Committee in good faith on such basis as it deems appropriate.

Whenever possible, the determination of Fair Market Value by the Committee shall be based on the prices reported in the Western Edition of The Wall Street Journal. Such determination shall be conclusive and binding on all persons.

(t) “Fiscal Year” means the Company’s fiscal year.

(u) “Grant” means any grant of an Award under the Plan.

(v) “Incentive Stock Option” or “ISO” means an incentive stock option described in Code Section 422.

(w) “Key Employee” means an Employee, Director, Non-Employee Director or Consultant who has been selected by the Committee to receive an Award under the Plan.

(x) “Non-Employee Director” means a member of the Board who is not an Employee.

(y) “Nonstatutory Stock Option” or “NSO” means a stock option that is not an ISO.

(z) “Option” means an ISO or NSO granted under the Plan entitling the Optionee to purchase Shares.

(aa) “Optionee” means an individual, estate or other entity that holds an Option.

(bb) “Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(cc) “Participant” means an individual or estate or other entity that holds an Award.

(dd) “Performance Goal” means an objective formula or standard determined by the Committee with respect to each Performance Period utilizing one or more of the following factors and any objectively verifiable adjustment(s) thereto permitted and preestablished by the Committee in accordance with Code Section 162(m): (i) operating income; (ii) earnings before interest, taxes, depreciation and amortization; (iii) earnings; (iv) cash flow; (v) market share; (vi) sales; (vii) revenue; (viii) profits before interest and taxes; (ix) expenses; (x) cost of goods sold; (xi) profit/loss or profit margin; (xii) working capital; (xiii) return on capital, equity or assets; (xiv) earnings per share; (xv) economic value added; (xvi) stock price; (xvii) price/earnings ratio; (xviii) debt or debt-to-equity; (xix) accounts receivable; (xx) writeoffs; (xxi) cash; (xxii) assets; (xxiii) liquidity; (xxiv) operations; (xxv) intellectual property (e.g., patents); (xxvi) product development; (xxvii) regulatory activity; (xxviii) manufacturing, production or inventory; (xxix) mergers and acquisitions or divestitures; (xxx) financings; and/or (xxxi) customer satisfaction, each with respect to the Company and/or one or more of its affiliates or operating units. Awards issued to persons who are not Covered Employees may take into account other factors (including subjective factors).

(ee) “Performance Period” means any period not exceeding 36 months as determined by the Committee, in its sole discretion. The Committee may establish different Performance Periods for different Participants, and the Committee may establish concurrent or overlapping Performance Periods.

(ff) “Plan” means this Cisco Systems, Inc. 2005 Stock Incentive Plan as amended and restated, and as it may be further amended from time to time.

(gg) “Previous Plan Award” means any award of an Option, SAR, Stock Grant or Stock Unit under the Cisco Systems, Inc. 1996 Stock Incentive Plan, the Cisco Systems, Inc. SA Acquisition Long-Term Incentive Plan or the Cisco Systems, Inc. WebEx Acquisition Long-Term Incentive Plan.

(hh) “Re-Price” means that the Company has lowered or reduced the Exercise Price of outstanding Options and/or outstanding SARs for any Participant(s), whether through amendment, cancellation, or replacement grants, or any other means.

(ii) “SAR Agreement” means the agreement described in Section  8 evidencing each Award of a Stock Appreciation Right.

(jj) “SEC” means the Securities and Exchange Commission.

(kk) “Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

(ll) “Securities Act” means the Securities Act of 1933, as amended.

(mm) “Service” means service as an Employee, Director, Non-Employee Director or Consultant. A Participant’s Service does not terminate when continued service crediting is required by applicable law. However, for purposes of determining whether an Option is entitled to continuing ISO status, a common-law employee’s Service will be treated as terminating ninety (90) days after such Employee went on leave, unless such Employee’s right to return to active work is guaranteed by law or by a contract. Service terminates in any event when the approved leave ends, unless such Employee immediately returns to active work. The Committee determines which leaves count toward Service, and when Service terminates for all purposes under the Plan. Further, unless otherwise determined by the Committee, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant provides service to the Company, a Parent, Subsidiary or Affiliate, or a transfer between entities (the Company or any Parent, Subsidiary, or Affiliate); provided that there is no interruption or other termination of Service.

(nn) “Share” means one share of Common Stock.

(oo) “Stock Appreciation Right” or “SAR” means a stock appreciation right awarded under the Plan.

(pp) “Stock Grant” means Shares awarded under the Plan.

(qq) “Stock Grant Agreement” means the agreement described in Section 9 evidencing each Award of a Stock Grant.

(rr) “Stock Option Agreement” means the agreement described in Section 6 evidencing each Award of an Option.

(ss) “Stock Unit” means a bookkeeping entry representing the equivalent of one Share, as awarded under the Plan.

(tt) “Stock Unit Agreement” means the agreement described in Section  10 evidencing each Award of a Stock Unit.

(uu) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

(vv) “10-Percent Shareholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 3. ADMINISTRATION.

(a) Committee Composition. The Board or a Committee appointed by the Board shall administer the Plan. Unless the Board provides otherwise, the Company’s Compensation & Management Development Committee shall be the Committee. Members of the Committee shall serve for such period of time as the Board may determine and shall be subject to removal by the Board at any time. The Board may also at any time terminate the functions of the Committee and reassume all powers and authority previously delegated to the Committee.

The Committee shall have membership composition which enables (i) Awards to Section 16 Persons to qualify as exempt from liability under Section 16(b) of the Exchange Act and (ii) Awards to Covered Employees to qualify as performance-based compensation as provided under Code Section 162(m).

The Board may also appoint one or more separate committees of the Board, each composed of two or more directors of the Company who need not qualify under Rule 16b-3 or Code Section 162(m), that may administer the Plan with respect to Key Employees who are not Section 16 Persons or Covered Employees, respectively, may grant Awards under the Plan to such Key Employees and may determine all terms of such Awards.

Notwithstanding the foregoing, the Board shall constitute the Committee and shall administer the Plan with respect to Non-Employee Directors, shall grant Awards under the Plan to such Non-Employee Directors, and shall determine all terms of such Awards.

(b) Authority of the Committee. Subject to the provisions of the Plan, the Committee shall have full authority and sole discretion to take any actions it deems necessary or advisable for the administration of the Plan. Such actions shall include:

(i) selecting Key Employees who are to receive Awards under the Plan;

(ii) determining the type, number, vesting requirements and other features and conditions of such Awards and amending such Awards;

(iii) correcting any defect, supplying any omission, or reconciling any inconsistency in the Plan or any Award agreement;

(iv) accelerating the vesting, or extending the post-termination exercise term, of Awards at any time and under such terms and conditions as it deems appropriate;

(v) interpreting the Plan;

(vi) making all other decisions relating to the operation of the Plan; and

(vii) adopting such plans or subplans as may be deemed necessary or appropriate to provide for the participation by Key Employees of the Company and its Subsidiaries and Affiliates who reside outside the U.S., which plans and/or subplans shall be attached hereto as Appendices.

The Committee may adopt such rules or guidelines as it deems appropriate to implement the Plan. The Committee’s determinations under the Plan shall be final and binding on all persons.

(c) Indemnification. To the maximum extent permitted by applicable law, each member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (i) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any Stock Option Agreement, SAR Agreement, Stock Grant Agreement or Stock Unit Agreement, and (ii) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Articles of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

SECTION 4. GENERAL.

(a) General Eligibility. Only Employees, Directors, Non-Employee Directors and Consultants shall be eligible for designation as Key Employees by the Committee, in its sole discretion.

(b) Incentive Stock Options. Only Key Employees who are common-law employees of the Company, a Parent or a Subsidiary shall be eligible for the grant of ISOs. In addition, a Key Employee who is a 10-Percent Shareholder shall not be eligible for the grant of an ISO unless the requirements set forth in Section 422(c)(5) of the Code are satisfied.

(c) Restrictions on Shares. Any Shares issued pursuant to an Award shall be subject to such rights of repurchase, rights of first refusal and other transfer restrictions as the Committee may determine, in its sole discretion. Such restrictions shall apply in addition to any restrictions that may apply to holders of Shares generally and shall also comply to the extent necessary with applicable law. In no event shall the Company be required to issue fractional Shares under this Plan.

(d) Beneficiaries. Unless stated otherwise in an Award agreement, a Participant may designate one or more beneficiaries with respect to an Award by timely filing the prescribed form with the Company. A beneficiary designation may be changed by filing the prescribed form with the Company at any time before the Participant’s death. If no beneficiary was designated or if no designated beneficiary survives the Participant, then after a Participant’s death any vested Award(s) shall be transferred or distributed to the Participant’s estate.

(e) Performance Conditions. The Committee may, in its discretion, include performance conditions in an Award or grant an Award upon the satisfaction of performance conditions. If performance conditions are included in Awards to Covered Employees, then such Awards may be subject to the achievement of Performance Goals established by the Committee. Such Performance Goals shall be established and administered pursuant to the requirements of Code Section 162(m). Before any Shares underlying an Award or any Award payments subject to Performance Goals are released to a Covered Employee with respect to a Performance Period, the Committee shall certify in writing that the Performance Goals for such Performance Period have been satisfied. Awards with performance conditions that are granted to Key Employees who are not Covered Employees need not comply with the requirements of Code Section 162(m).

(f) No Rights as a Shareholder. A Participant, or a transferee of a Participant, shall have no rights as a shareholder with respect to any Common Stock covered by an Award until such person has satisfied all of the terms and conditions to receive such Common Stock, has satisfied any applicable withholding or tax obligations relating to the Award and the Shares have been issued (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company).

(g) Termination of Service. Unless the applicable Award agreement or, with respect to Participants who reside in the U.S., the applicable employment agreement provides otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s Service (in all cases subject to the expiration term of the Option or SAR as applicable): (i) upon termination of Service for any reason, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration and the vested portions of any outstanding Stock Units shall be settled upon termination; (ii) if the Service of a Participant is terminated for Cause, then all unexercised Options and SARs, unvested portions of Stock Units and unvested portions of Stock Grants shall terminate and be forfeited immediately without consideration; (iii) if the Service of a Participant is terminated for any reason other than for Cause, death, or Disability, then the vested portion of his or her then-outstanding Options and/or SARs may be exercised by such Participant or his or her personal representative within three months after the date of such termination; or (iv) if the Service of a Participant is terminated due to death or Disability, the vested portion of his or her then-outstanding Options and/or SARs may be exercised within eighteen months after the date of termination of Service.

(h) Director Fees. Each Non-Employee Director may elect to receive a Stock Grant or Stock Unit under the Plan in lieu of payment of a portion of his or her regular annual retainer based on the Fair Market Value of the Shares on the date any regular annual retainer would otherwise be paid. For purposes of the Plan, a Non-Employee Director’s regular annual retainer shall not include any additional retainer paid in connection with service on any committee of the Board or paid for any other reason. Such an election may be for any dollar or percentage amount equal to at least 25% of the Non-Employee Director’s regular annual retainer (up to a limit of 100% of the Non-Employee Director’s regular annual retainer). The election must be made prior to the beginning of the annual board of directors cycle which shall be any twelve month continuous period designated by the Board. Any amount of the regular annual retainer not elected to be received as a Stock Grant or Stock Unit shall be payable in cash in accordance with the Company’s standard payment procedures. Shares granted under this Section 4(h) shall otherwise be subject to the terms of the Plan applicable to Non-Employee Directors or to Participants generally (other than provisions specifically applying only to Employees).

SECTION 5. SHARES SUBJECT TO PLAN AND SHARE LIMITS.

(a) Basic Limitations. The stock issuable under the Plan shall be authorized but unissued Shares. The aggregate number of Shares reserved for Awards under the Plan shall not exceed 559,000,000 Shares, subject to adjustment pursuant to Section 11. Shares issued as Stock Grants or pursuant to Stock Units will count against the Shares available for issuance under the Plan as 1.5 Shares for every 1 Share issued in connection with the Award.

(b) Additional Shares. If Awards are forfeited or are terminated for any other reason before being exercised or settled, then the Shares underlying such Awards, plus the number of additional Shares, if any, that counted against Shares available for issuance under the Plan in respect thereof at the time of Grant, shall again become available for Awards under the Plan. If a Previous Plan Award is forfeited or is terminated for any other reason before being exercised or settled, then the Shares underlying such Previous Plan Award shall again become available for Awards under this Plan. SARs shall be counted in full against the number of Shares available for issuance under the Plan, regardless of the number of Shares issued upon settlement of the SARs.

(c) Dividend Equivalents. Any dividend equivalents distributed under the Plan shall not be applied against the number of Shares available for Awards.

(d) Share Limits.

(i) Limits on Options. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Options to purchase Shares during any Fiscal Year covering in excess of 5,000,000 Shares and the aggregate maximum number of Shares that may be issued in connection with ISOs shall be 559,000,000 Shares.

(ii) Limits on SARs. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Awards of SARs during any Fiscal Year covering in excess of 5,000,000 Shares and the aggregate maximum number of Shares that may be issued in connection with SARs shall be 559,000,000 Shares.

(iii) Limits on Stock Grants and Stock Units. Subject to adjustment pursuant to Section 11, no Key Employee shall receive Stock Grants or Stock Units during any Fiscal Year covering, in the aggregate, in excess of 5,000,000 Shares.

(iv) Limits on Awards to Non-Employee Directors. Subject to adjustment pursuant to Section 11, no Non-Employee Director shall receive Awards during any Fiscal Year covering, in the aggregate, in excess of 50,000 Shares; provided that any Shares received pursuant to an election under Section 4(h) shall not count against such limit.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each Grant of an Option under the Plan shall be evidenced and governed exclusively by a Stock Option Agreement between the Optionee and the Company. Such Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a Stock Option Agreement (including without limitation any performance conditions). The provisions of the various Stock Option Agreements entered into under the Plan need not be identical. The Stock Option Agreement shall also specify whether the Option is an ISO or an NSO.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall be subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. An Option’s Exercise Price shall be established by the Committee and set forth in a Stock Option Agreement. The Exercise Price of an Option shall not be less than 100% of the Fair Market Value (110% for ISO grants to 10-Percent Shareholders) on the date of Grant.

(d) Exercisability and Term. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. The Stock Option Agreement shall also specify the term of the Option; provided that the term of an Option shall in no event exceed ten years from the date of Grant. Unless the applicable Stock Option Agreement provides otherwise, each Option shall vest and become exercisable with respect to 20% of the Shares subject to the Option upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the Option shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the Option shall be ten years from the date of Grant. A Stock Option Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. Notwithstanding any other provision of the Plan, no Option can be exercised after the expiration date provided in the applicable Stock Option Agreement and no Option may provide that, upon exercise of the Option, a new Option will automatically be granted.

(e) Modifications or Assumption of Options. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding options or may accept the cancellation of outstanding options (whether granted by the Company or by another issuer) in return for the grant of new Options for the same or a different number of Shares, at the same or a different Exercise Price, and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not Re-Price outstanding Options unless there is approval by the Company shareholders and, unless a modification is necessary or desirable to comply with any applicable law, regulation or rule, such modification of an Option shall not, without the consent of the Optionee, impair his or her rights or obligations under such Option.

(f) Assignment or Transfer of Options. Except as otherwise provided in the applicable Stock Option Agreement and then only to the extent permitted by applicable law, no Option shall be transferable by the Optionee other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable Stock Option Agreement, an Option may be exercised during the lifetime of the Optionee only by the Optionee or by the guardian or legal representative of the Optionee. No Option or interest therein may be assigned, pledged or hypothecated by the Optionee during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 7. PAYMENT FOR OPTION SHARES.

The entire Exercise Price of Shares issued upon exercise of Options shall be payable in cash at the time when such Shares are purchased, except as follows and if so provided for in an applicable Stock Option Agreement:

(i) Surrender of Stock. Payment for all or any part of the Exercise Price or Options may be made with Shares which have already been owned by the Optionee; provided that the Committee may, in its sole discretion, require that Shares tendered for payment be previously held by the Optionee for a minimum duration. Such Shares shall be valued at their Fair Market Value.

(ii) Cashless Exercise. Payment for all or any part of the Exercise Price may be made through Cashless Exercise at the Committee’s sole discretion.

(iii) Other Forms of Payment. Payment for all or any part of the Exercise Price may be made in any other form that is consistent with applicable laws, regulations and rules and approved by the Committee.

In the case of an ISO granted under the Plan, payment shall be made only pursuant to the express provisions of the applicable Stock Option Agreement. The Stock Option Agreement may specify that payment may be made in any form(s) described in this

Section 7. In the case of an NSO granted under the Plan, the Committee may, in its discretion at any time, accept payment in any form(s) described in this Section 7.

SECTION 8. TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS.

(a) SAR Agreement. Each Grant of a SAR under the Plan shall be evidenced and governed exclusively by a SAR Agreement between the Participant and the Company. Such SAR shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in a SAR Agreement (including without limitation any performance conditions). A SAR Agreement may provide for a maximum limit on the amount of any payout notwithstanding the Fair Market Value on the date of exercise of the SAR. The provisions of the various SAR Agreements entered into under the Plan need not be identical. SARs may be granted in consideration of a reduction in the Participant’s compensation.

(b) Number of Shares. Each SAR Agreement shall specify the number of Shares to which the SAR pertains and shall be subject to adjustment of such number in accordance with Section 11.

(c) Exercise Price. Each SAR Agreement shall specify the Exercise Price which shall be established by the Committee. The Exercise Price of a SAR shall not be less than 100% of the Fair Market Value on the date of Grant.

(d) Exercisability and Term. Each SAR Agreement shall specify the date when all or any installment of the SAR is to become exercisable. The SAR Agreement shall also specify the term of the SAR which shall not exceed ten years from the date of Grant. Unless the applicable SAR Agreement provides otherwise, each SAR shall vest and become exercisable with respect to 20% of the Shares subject to the SAR upon completion of one year of Service measured from the vesting commencement date, the balance of the Shares subject to the SAR shall vest and become exercisable in forty-eight equal installments upon completion of each month of Service thereafter, and the term of the SAR shall be ten years from the date of Grant. A SAR Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events. SARs may be awarded in combination with Options or Stock Grants, and such an Award shall provide that the SARs will not be exercisable unless the related Options or Stock Grants are forfeited. A SAR may be included in an ISO only at the time of Grant but may be included in an NSO at the time of Grant or at any subsequent time, but not later than six months before the expiration of such NSO. No SAR may provide that, upon exercise of the SAR, a new SAR will automatically be granted.

(e) Exercise of SARs. If, on the date when a SAR expires, the Exercise Price under such SAR is less than the Fair Market Value on such date but any portion of such SAR has not been exercised or surrendered, then such SAR shall automatically be deemed to be exercised as of such date with respect to such portion. Upon exercise of a SAR, the

Participant (or any person having the right to exercise the SAR) shall receive from the Company (i) Shares, (ii) cash or (iii) any combination of Shares and cash, as the Committee shall determine at the time of Grant of the SAR, in its sole discretion. The amount of cash and/or the Fair Market Value of Shares received upon exercise of SARs shall, in the aggregate, be equal to the amount by which the Fair Market Value (on the date of exercise) of the Shares subject to the SARs exceeds the Exercise Price of those Shares.

(f) Modification or Assumption of SARs. Within the limitations of the Plan, the Committee may modify, extend or assume outstanding stock appreciation rights or may accept the cancellation of outstanding stock appreciation rights (including stock appreciation rights granted by another issuer) in return for the grant of new SARs for the same or a different number of Shares, at the same or a different Exercise Price, and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not Re-Price outstanding SARs unless there is approval by the Company shareholders and, unless a modification is necessary or desirable to comply with  any applicable law, regulation or rule, such modification of a SAR shall not, without the consent of the Participant, impair his or her rights or obligations under such SAR.

(g) Assignment or Transfer of SARs. Except as otherwise provided in the applicable SAR Agreement and then only to the extent permitted by applicable law, no SAR shall be transferable by the Participant other than by will or by the laws of descent and distribution. Except as otherwise provided in the applicable SAR Agreement, a SAR may be exercised during the lifetime of the Participant only by the Participant or by the guardian or legal representative of the Participant. No SAR or interest therein may be assigned, pledged or hypothecated by the Participant during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

SECTION 9. TERMS AND CONDITIONS FOR STOCK GRANTS.

(a) Amount and Form of Awards. Awards under this Section 9 may be granted in the form of a Stock Grant. Each Stock Grant Agreement shall specify the number of Shares to which the Stock Grant pertains and shall be subject to adjustment of such number in accordance with Section 11. A Stock Grant may also be awarded in combination with NSOs, and such an Award may provide that the Stock Grant will be forfeited in the event that the related NSOs are exercised.

(b) Stock Grant Agreement. Each Stock Grant awarded under the Plan shall be evidenced and governed exclusively by a Stock Grant Agreement between the Participant and the Company. Each Stock Grant shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Stock Grant Agreement (including without limitation any performance conditions). The provisions of the various Stock Grant Agreements entered into under the Plan need not be identical.

(c) Payment for Stock Grants. Stock Grants may be issued with or without cash consideration or any other form of legally permissible consideration approved by the Committee.

(d) Vesting Conditions. Each Stock Grant may or may not be subject to vesting. Any such vesting provision may provide that Shares shall vest based on Service over time or shall vest, in full or in installments, upon satisfaction of performance conditions specified in the Stock Grant Agreement which may include Performance Goals pursuant to Section 4(e). Unless the applicable Stock Grant Agreement provides otherwise, each Stock Grant shall vest with respect to 20% of the Shares subject to the Stock Grant upon completion of each year of Service on each of the first through fifth annual anniversaries of the vesting commencement date. A Stock Grant Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Assignment or Transfer of Stock Grants. Except as provided in the applicable Stock Grant Agreement, and then only to the extent permitted by applicable law, a Stock Grant awarded under the Plan shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 9(e) shall be void. However, this Section 9(e) shall not preclude a Participant from designating a beneficiary who will receive any vested outstanding Stock Grant Awards in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Grant Awards by will or by the laws of descent and distribution.

(f) Voting and Dividend Rights. The holder of a Stock Grant awarded under the Plan shall have the same voting, dividend and other rights as the Company’s other shareholders. A Stock Grant Agreement, however, may require that the holder of such Stock Grant invest any cash dividends received in additional Shares subject to the Stock Grant. Such additional Shares subject to the Stock Grant shall be subject to the same conditions and restrictions as the Stock Grant with respect to which the dividends were paid. Such additional Shares subject to the Stock Grant shall not reduce the number of Shares available for issuance under Section 5.

(g) Modification or Assumption of Stock Grants. Within the limitations of the Plan, the Committee may modify or assume outstanding stock grants or may accept the cancellation of outstanding stock grants (including stock granted by another issuer) in return for the grant of new Stock Grants for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not modify an outstanding Stock Grant such that the modification shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Grant, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule.

SECTION 10. TERMS AND CONDITIONS OF STOCK UNITS.

(a) Stock Unit Agreement. Each grant of Stock Units under the Plan shall be evidenced and governed exclusively by a Stock Unit Agreement between the Participant and the Company. Such Stock Units shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions that are not inconsistent with the Plan and that the Committee deems appropriate for inclusion in the applicable Stock Unit Agreement (including without limitation any performance conditions). The provisions of the various Stock Unit Agreements entered into under the Plan need not be identical. Stock Units may be granted in consideration of a reduction in the Participant’s other compensation.

(b) Number of Shares. Each Stock Unit Agreement shall specify the number of Shares to which the Stock Unit Grant pertains and shall be subject to adjustment of such number in accordance with Section 11.

(c) Payment for Stock Units. Stock Units shall be issued without consideration.

(d) Vesting Conditions. Each Award of Stock Units may or may not be subject to vesting. Any such vesting provision may provide that Shares shall vest based on Service over time or shall vest, in full or in installments, upon satisfaction of performance conditions specified in the Stock Unit Agreement which may include Performance Goals pursuant to Section 4(e). Unless the applicable Stock Unit Agreement provides otherwise, each Stock Unit shall vest with respect to 20% of the Shares subject to the Stock Unit upon completion of each year of Service on each of the first through fifth annual anniversaries of the vesting commencement date. A Stock Unit Agreement may provide for accelerated vesting in the event of the Participant’s death, Disability, or other events.

(e) Voting and Dividend Rights. The holders of Stock Units shall have no voting rights. Prior to settlement or forfeiture, any Stock Unit awarded under the Plan may, at the Committee’s discretion, carry with it a right to dividend equivalents. Such right entitles the holder to be credited with an amount equal to all cash dividends paid on one Share while the Stock Unit is outstanding. Dividend equivalents may be converted into additional Stock Units. Settlement of dividend equivalents may be made in the form of cash, in the form of Shares, or in a combination of both. Prior to distribution, any dividend equivalents which are not paid shall be subject to the same conditions and restrictions as the Stock Units to which they attach.

(f) Form and Time of Settlement of Stock Units. Settlement of vested Stock Units may be made in the form of (a) cash, (b) Shares or (c) any combination of both, as determined by the Committee at the time of the grant of the Stock Units, in its sole discretion. Methods of converting Stock Units into cash may include (without limitation) a method based on the average Fair Market Value of Shares over a series of trading days. Vested Stock Units may be settled in a lump sum or in installments. The distribution may occur or commence when the vesting conditions applicable to the Stock Units have been satisfied or have lapsed, or it may be deferred, in accordance with applicable law, to any later date. The amount of a deferred distribution may be increased by an interest factor or by dividend equivalents. Until an Award of Stock Units is settled, the number of such Stock Units shall be subject to adjustment pursuant to Section 11.

(g) Creditors’ Rights. A holder of Stock Units shall have no rights other than those of a general creditor of the Company. Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Stock Unit Agreement.

(h) Modification or Assumption of Stock Units. Within the limitations of the Plan, the Committee may modify or assume outstanding stock units or may accept the cancellation of outstanding stock units (including stock units granted by another issuer) in return for the grant of new Stock Units for the same or a different number of Shares and with the same or different vesting provisions. Notwithstanding the preceding sentence or anything to the contrary herein, the Committee may not modify an outstanding Stock Unit such that the modification shall, without the consent of the Participant, impair his or her rights or obligations under such Stock Unit, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule.

(i) Assignment or Transfer of Stock Units. Except as provided in the applicable Stock Unit Agreement, and then only to the extent permitted by applicable law, Stock Units shall not be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor’s process, whether voluntarily, involuntarily or by operation of law. Any act in violation of this Section 10(i) shall be void. However, this Section 10(i) shall not preclude a Participant from designating a beneficiary who will receive any outstanding vested Stock Units in the event of the Participant’s death, nor shall it preclude a transfer of vested Stock Units by will or by the laws of descent and distribution.

SECTION 11. PROTECTION AGAINST DILUTION.

(a) Adjustments. In the event of a subdivision of the outstanding Shares, a declaration of a dividend payable in Shares, a declaration of a dividend payable in a form other than Shares in an amount that has a material effect on the price of Shares, a combination or consolidation of the outstanding Shares (by reclassification or otherwise) into a lesser number of Shares, a recapitalization, a spin-off or a similar occurrence, the Committee shall make appropriate adjustments to the following:

(i) the number of Shares and the kind of shares or securities available for future Awards under Section 5;

(ii) the limits on Awards specified in Section 5;

(iii) the number of Shares and the kind of shares or securities covered by each outstanding Award; or

(iv) the Exercise Price under each outstanding SAR or Option.

(b) Participant Rights. Except as provided in this Section 11, a Participant shall have no rights by reason of any issue by the Company of stock of any class or securities convertible into stock of any class, any subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class. If by reason of an adjustment pursuant to this Section 11 a Participant’s Award covers additional or different shares of stock or securities, then such additional or different shares and the Award in respect thereof shall be subject to all of the terms, conditions and restrictions which were applicable to the Award and the Shares subject to the Award prior to such adjustment.

(c) Fractional Shares. Any adjustment of Shares pursuant to this Section 11 shall be rounded down to the nearest whole number of Shares. Under no circumstances shall the Company be required to authorize or issue fractional shares and no consideration shall be provided as a result of any fractional shares not being issued or authorized.

SECTION 12. EFFECT OF A CORPORATE TRANSACTION.

(a) Corporate Transaction. In the event that the Company is a party to a Corporate Transaction, outstanding Awards shall be subject to the applicable agreement of merger, reorganization, or sale of assets. Such agreement may provide, without limitation, for the assumption or substitution of outstanding Options, SARs, or Stock Units by the surviving corporation or its parent, for the assumption of outstanding Stock Grant Agreements by the surviving corporation or its parent, for the replacement of outstanding Options, SARs, and Stock Units with a cash incentive program of the surviving corporation which preserves the spread existing on the unvested portions of such outstanding Awards at the time of the transaction and provides for subsequent payout in accordance with the same vesting provisions applicable to those Awards, for accelerated vesting of outstanding Awards, or for the cancellation of outstanding Options, SARs, and Stock Units, with or without consideration, in all cases without the consent of the Participant.

(b) Acceleration. The Committee may determine, at the time of grant of an Award or thereafter, that such Award shall become fully vested as to all Shares subject to such Award in the event that a Corporate Transaction or a Change in Control occurs. Unless otherwise provided in the applicable Award agreement, in the event that a Corporate Transaction occurs and any outstanding Options, SARs or Stock Units are not assumed, substituted, or replaced with a cash incentive program pursuant to Section 12(a) or any outstanding Stock Grant Agreements are not assumed pursuant to Section 12(a), then such Awards shall fully vest and be fully exercisable immediately prior to such Corporate Transaction. Immediately following the consummation of a Corporate Transaction, all outstanding Options, SARs and Stock Units shall terminate and cease to be outstanding, except to the extent that they are assumed by the surviving corporation or its parent.

(c) Dissolution. To the extent not previously exercised or settled, Options, SARs and Stock Units shall terminate immediately prior to the dissolution or liquidation of the Company.

SECTION 13. LIMITATIONS ON RIGHTS.

(a) No Entitlements. A Participant’s rights, if any, in respect of or in connection with any Award is derived solely from the discretionary decision of the Company to permit the individual to participate in the Plan and to benefit from a discretionary Award. By accepting an Award under the Plan, a Participant expressly acknowledges that there is no obligation on the part of the Company to continue the Plan and/or grant any additional Awards. Any Award granted hereunder is not intended to be compensation of a continuing or recurring nature, or part of a Participant’s normal or expected compensation, and in no way represents any portion of a Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.

Neither the Plan nor any Award granted under the Plan shall be deemed to give any individual a right to remain an employee, consultant or director of the Company, a Parent, a Subsidiary or an Affiliate. The Company and its Parents and Subsidiaries and Affiliates reserve the right to terminate the Service of any person at any time, and for any reason, subject to applicable laws, the Company’s Articles of Incorporation and Bylaws and a written employment agreement (if any), and such terminated person shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to the Plan or any outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.

(b) Shareholders’ Rights. A Participant shall have no dividend rights, voting rights or other rights as a shareholder with respect to any Shares covered by his or her Award prior to the issuance of such Shares (as evidenced by an appropriate entry on the books of the Company or a duly authorized transfer agent of the Company). No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date when such Shares are issued, except as expressly provided in Section 11.

(c) Regulatory Requirements. Any other provision of the Plan notwithstanding, the obligation of the Company to issue Shares or other securities under the Plan shall be subject to all applicable laws, rules and regulations and such approval by any regulatory body as may be required. The Company reserves the right to restrict, in whole or in part, the delivery of Shares or other securities pursuant to any Award prior to the satisfaction of all legal requirements relating to the issuance of such Shares or other securities, to their registration, qualification or listing or to an exemption from registration, qualification or listing.

SECTION 14. WITHHOLDING TAXES.

(a) General. A Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise in connection with his or her Award. The Company shall not be required to issue any Shares or make any cash payment under the Plan until such obligations are satisfied.

(b) Share Withholding. If a public market for the Company’s Shares exists, the Committee may permit a Participant to satisfy all or part of his or her withholding or income tax obligations by having the Company withhold all or a portion of any Shares that otherwise would be issued to him or her or by surrendering or attesting to all or a portion of any Shares that he or she previously acquired. Such Shares shall be valued based on the value of the actual trade or, if there is none, the Fair Market Value as of the previous day. Any payment of taxes by assigning Shares to the Company may be subject to restrictions, including, but not limited to, any restrictions required by rules of the SEC. The Committee may, in its discretion, also permit a Participant to satisfy withholding or income tax obligations related to an Award through Cashless Exercise or through a sale of Shares underlying the Award.

SECTION 15. DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan shall become effective upon its approval by Company shareholders. The Plan shall terminate at the Company’s 2012 Annual Meeting of Shareholders and may be terminated on any earlier date pursuant to this Section 15.

(b) Right to Amend or Terminate the Plan. The Board may amend or terminate the Plan at any time and for any reason. The termination of the Plan, or any amendment thereof, shall not impair the rights or obligations of any Participant under any Award previously granted under the Plan without the Participant’s consent, unless such modification is necessary or desirable to comply with any applicable law, regulation or rule. No Awards shall be granted under the Plan after the Plan’s termination. An amendment of the Plan shall be subject to the approval of the Company’s shareholders only to the extent such approval is otherwise required by applicable laws, regulations or rules.

SECTION 16. EXECUTION.

To record the adoption of the Plan by the Board, the Company has caused its duly authorized officer to execute this Plan on behalf of the Company.

CISCO SYSTEMS, INC.

By:
Mark Chandler
Title:	Senior Vice President, Legal Services, General Counsel and Secretary

CISCO SYSTEMS, INC.

EMPLOYEE STOCK PURCHASE PLAN

(As Amended and Restated Effective as of                 )

I.	PURPOSE

The Cisco Systems, Inc. Employee Stock Purchase Plan (the “Plan”) is intended to provide eligible employees of the Company and one or more of its Corporate Affiliates with the opportunity to acquire a proprietary interest in the Company through participation in a plan designed to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code (the “Code”) (although the Company makes no undertaking or representation to maintain such qualification). In addition, the Plan authorizes the grant of purchase rights which do not qualify under Code Section 423 pursuant to Addenda adopted by the Plan Administrator designed to achieve desired tax, securities law or other objectives for eligible employees of the Company or one or more of the Company’s Corporate Affiliates or Designated Affiliates in particular locations outside the United States.

II.	DEFINITIONS

For purposes of administration of the Plan, the following terms shall have the meanings indicated:

Addenda means the rules, procedures or sub-plans, if any, adopted by the Plan Administrator as a part of the Sub-Plan, pursuant to which purchase rights that do not satisfy the requirements for “employee stock purchase plans” that are set forth under Code Section 423 may be granted to eligible employees in particular locations outside the United States pursuant to Section V of the Sub-Plan.

Board means the Board of Directors of the Company.

Cisco Entity means the Company or any person or entity controlling, controlled by or under common control with the Company or any person or entity with which joint enterprises are carried on or in which the Company has an interest.

Company means Cisco Systems, Inc., a California corporation, and any corporate successor to all or substantially all of the assets or voting stock of Cisco Systems, Inc. which shall by appropriate action adopt the Plan.

Corporate Affiliate means any company which is either the parent corporation or a subsidiary corporation of the Company (as determined in accordance with Code Section 424), including any parent or subsidiary corporation which becomes such after the Effective Date.

Designated Affiliate means any corporation, partnership, joint venture or other business entity in which the Company owns, directly or indirectly, stock or a capital or profit interest and with respect to which the Company possesses the power to direct or cause the direction of the management and policies, which shall be designated by the Plan Administrator as participating in the Plan and the Sub-Plan pursuant to an Addendum that is not intended to qualify under Code Section 423.

Effective Date means the date shareholders of the Company approve this amendment and restatement.

Eligible Earnings means (i) the regular basic earnings paid to a Participant by one or more Cisco Entities, (ii) any salary deferral contributions made on behalf of the Participant to a Code Section 401(k) Plan, Code Section 125 Plan or any nonqualified deferred compensation plan plus (iii) overtime payments, bonuses and commissions. There shall be excluded from the calculation of Eligible Earnings: (I) all distributions from profit-sharing, nonqualified deferred compensation, welfare benefits and other employee benefit plans and other incentive-type payments and (II) all contributions (other than salary deferral contributions made to a Code Section 401(k) Plan, Code Section 125 Plan, or any nonqualified deferred compensation plan) made by the Company or any other Cisco Entity for the Participant’s benefit under any employee benefit or welfare plan now or hereafter established.

Employee means any person employed by the Company or any other Participating Company within the meaning of Code Section 3401(c).

Participant means any Employee of a Participating Company who is actively participating in the Plan.

Participating Company means the Company and such Corporate Affiliate or Affiliates as may be designated from time to time by the Plan Administrator.

Stock means shares of the common stock of the Company.

Sub-Plan means the Company’s International Employee Stock Purchase Plan, as amended and restated.

III.	ADMINISTRATION

The Plan shall be administered by the Board or by a committee (the “Committee”) comprised of at least two or more Board members appointed from time to time by the Board (the “Plan Administrator”). The Plan Administrator (whether the Board or the Committee) shall have full authority to administer the Plan, including authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423 and to adopt Addenda designed to achieve desired tax, securities law or other objectives for eligible employees of the Company or one or more of the Company’s Corporate Affiliates or Designated Affiliates in

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particular locations outside the United States. Decisions of the Plan Administrator (or its designate) shall be final and binding on all parties who have an interest in the Plan.

IV.	PURCHASE PERIODS

(a) Stock shall be offered for purchase under the Plan through a series of successive purchase periods until such time as (i) the maximum number of shares of Stock available for issuance under the Plan and the Sub-Plan shall have been purchased or (ii) the Plan shall have been sooner terminated in accordance with Article IX.

(b) Under no circumstances shall any purchase rights granted under the Plan be exercised, nor shall any shares of Stock be issued hereunder, until such time as (i) the Plan shall have been approved by the Company’s shareholders and (ii) the Company shall have complied with all applicable requirements of the Securities Act of 1933 (as amended), all applicable listing requirements of any securities exchange on which the Stock is listed and all other applicable requirements established by law or regulation.

(c) The Plan shall be implemented in a series of consecutive purchase periods, each to be of such duration (not to exceed twenty-four (24) months per purchase period) as determined by the Plan Administrator prior to the commencement date of the purchase period. Purchase periods may commence at any time as determined by the Plan Administrator, including at quarterly or semi-annual intervals over the term of the Plan. The Plan Administrator will announce the date each purchase period will commence and the duration of that purchase period in advance of the first day of such purchase period.

(d) The Participant shall be granted a separate purchase right for each purchase period in which he/she participates. The purchase right shall be granted on the first day of the purchase period and shall be automatically exercised on the last U.S. business day of that purchase period or any earlier day the purchase right is to be exercised hereunder.

(e) An Employee may participate in only one purchase period at a time. Accordingly, an Employee who wishes to join a new purchase period must withdraw from the current purchase period in which he/she is participating prior to the last day of the current purchase period in which the Employee participates and must also enroll in the new purchase period prior to the start date of that new purchase period at such time and in such manner as the Plan Administrator, in its discretion, requires. The Plan Administrator, in its discretion, may require an Employee who withdraws from one purchase period to wait one full purchase period before re-enrolling in a new purchase period under the Plan.

V.	ELIGIBILITY AND PARTICIPATION

(a) Each individual who is an Employee of a Participating Company on the commencement date of any purchase period under the Plan shall be eligible to participate in the Plan for that purchase period. The Plan Administrator may, in its discretion, limit the Employees who are eligible to participate in the Plan to those Employees who are regularly scheduled to work more than twenty (20) hours per week or more than five (5) months per calendar year.

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(b) In order to participate in the Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) no later than the day designated by the Plan Administrator in its discretion.

(c) The payroll deduction authorized by a Participant for purposes of acquiring Stock under the Plan may be any multiple of 1% of the Eligible Earnings of the Participant during the period the purchase right remains outstanding, up to a maximum equal to the lesser of (i) 10% of the Participant’s Eligible Earnings per purchase right and (ii) 100% of the Participant’s Eligible Earnings that remain after subtracting all other amounts that are to be deducted or withheld from such Eligible Earnings per purchase right. The limitations of clause (ii) above in this Section V(c) shall only apply to this Plan and not to the Sub-Plan. The deduction rate so authorized shall continue in effect for the entire period the purchase right remains outstanding, unless the Participant shall, prior to the end of the purchase period for which the purchase right will remain in effect, reduce such rate by filing the appropriate form with the Plan Administrator (or its designate). The reduced rate shall become effective as soon as practicable following the filing of such form. Payroll deductions, however, will automatically cease upon the termination of the Participant’s purchase right in accordance with Sections VII(d) or (e) below.

VI.	STOCK SUBJECT TO PLAN

(a) The Stock purchasable by Participants under the Plan shall be authorized but unissued Stock. The total number of shares which may be issued under the Plan and the Sub-Plan attached hereto as Exhibit A including any Addenda, in the aggregate shall not exceed 471,400,000 shares (subject to adjustment under subparagraph (b) below). Such share reserve includes the 150,000,000 share increase approved by the Compensation Committee of the Board on July 23, 2009 and subject to the approval of the shareholders at the 2009 Annual Meeting.

(b) In the event any change is made to the Stock purchasable under the Plan by reason of (I) any merger, consolidation or reorganization or (II) any stock dividend, stock split, recapitalization, combination of shares or other change affecting the outstanding Stock as a class without the Company’s receipt of consideration, then unless such change occurs in connection with a Section VII(k) transaction, appropriate adjustments shall be made by the Plan Administrator to (i) the class and maximum number of shares issuable in the aggregate over the term of the Plan and the Sub-Plan, (ii) the class and maximum number of shares purchasable per Participant on any one purchase date, and (iii) the class and number of shares and the price per share of the Stock subject to each purchase right at the time outstanding under the Plan.

VII.	PURCHASE RIGHTS

An Employee who participates in the Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.

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(a) Purchase Price. The U.S. Dollar purchase price per share shall be at least equal to the lesser of (i) 85% of the fair market value per share of Stock on the date on which the purchase right is granted or (ii) 85% of the fair market value per share of Stock on the date the purchase right is exercised. For purposes of determining such fair market value (and for all other valuation purposes under the Plan), the fair market value per share of Stock on any relevant date shall be the closing selling price per share on such date, as officially quoted on the principal exchange on which the Stock is at the time traded or, if not traded on any such exchange, the closing selling price per share of the Stock on such date, as reported on the Nasdaq National Market. If there are no sales of Stock on such day, then the closing selling price for the Stock on the next preceding day for which there does exist such quotation shall be determinative of fair market value.

(b) Number of Purchasable Shares. The number of shares purchasable by a Participant upon the exercise of an outstanding purchase right shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during each purchase period the purchase right remains outstanding by the purchase price in effect for that purchase period. Any remaining amount in the Participant’s account shall be automatically refunded to the Participant. However, the maximum number of shares purchasable by any Participant on any one purchase date shall not exceed 22,500 shares (subject to adjustment under Section VI(b)), and any amount not applied to the purchase of Stock on behalf of a Participant by reason of such limitation shall be refunded to that Participant.

Under no circumstances shall purchase rights be granted under the Plan to any Employee if such Employee would, immediately after the grant, own (within the meaning of Code Section 425(d)), or hold outstanding options or other rights to purchase, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its Corporate Affiliates.

In addition, the accrual limitations of Section VIII shall apply to all purchase rights.

(c) Payment. Payment for Stock purchased under the Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and, unless terminated earlier pursuant to Sections VII(d) or (e) below, shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the book account maintained by the Company on the Participant’s behalf under the Plan, but no interest shall be paid on the balance from time to time outstanding in such book account. The amounts collected from a Participant may be commingled with the general assets of the Company and may be used for general corporate purposes.

(d) Withdrawal from Purchase Period.

(i) A Participant may withdraw from a purchase period by filing the prescribed notification form with the Plan Administrator (or its designate) on or prior to the date

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required by the Plan Administrator in its discretion. No further payroll deductions shall be collected from the Participant with respect to that purchase period, and the Participant shall have the following election with respect to any payroll deductions for the purchase period collected prior to the withdrawal date: (A) have the Company refund, in the currency originally collected, the payroll deductions which the Participant made under the Plan during that purchase period or (B) have such payroll deductions held for the purchase of shares at the end of such purchase period. If no such election is made, then such payroll deductions shall automatically be refunded at the end of such purchase period, in the currency originally collected.

(ii) The Participant’s withdrawal from a particular purchase period shall be irrevocable and shall also require the Participant to re-enroll in the Plan (by making a timely filing of a new purchase agreement and payroll deduction authorization) if the Participant wishes to resume participation in a subsequent purchase period.

(e) Termination of Employment/Leave of Absence. Except as provided in Section VII(l) below, if a Participant ceases to remain an Employee while his/her purchase right remains outstanding, then such purchase right shall immediately terminate and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the Participant. However, should the Participant die or become permanently disabled while in Employee status or should the Participant cease active service by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Plan are transferred by will or by the laws of descent and distribution) shall have the election, exercisable up until the end of the purchase period in which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds in the Participant’s payroll account at the time of his/her cessation of Employee status or the commencement of such leave or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions be added to the Participant’s account following his/her cessation of Employee status or the commencement of such leave. Should the Participant return to active service (x) within ninety (90) days following the commencement of his/her leave of absence or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Company is guaranteed by statute or contract, then his/her payroll deductions under the Plan shall automatically resume upon his/her return at the rate in effect at the time the leave began, and if a new purchase period begins during the period of the leave, then the Participant will automatically be enrolled in that purchase period at the rate of payroll deduction in effect for him/her at the time the leave commenced, but payroll deductions for that purchase period shall not actually begin until the Participant returns to active service. However, an individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Plan and must accordingly re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent purchase period in which he or she wishes to participate.

For purposes of the Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the active employ of the Company or any other

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Participating Company under the Plan, and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

(f) Stock Purchase. The Stock subject to the purchase right of each Participant (other than Participants whose purchase rights have previously terminated in accordance with Sections VII(d) or (e) above) shall be automatically purchased on the Participant’s behalf on the last U.S. business day of the purchase period for which such purchase right remains outstanding. The purchase shall be effected by applying the amount credited to each Participant’s book account, as converted into U.S. Dollars if necessary, on the last U.S. business date of the purchase period to the purchase of whole shares of Stock (subject to the limitations on the maximum number of purchasable shares set forth in Section VII(b)) at the purchase price in effect for such purchase period.

(g) Proration of Purchase Rights. Should the total number of shares of Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan and the Sub-Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and any amounts credited to the accounts of Participants shall, to the extent not applied to the purchase of Stock, be refunded to the Participants, in the currency originally collected.

(h) Shareholder Rights. A Participant shall have no rights as a shareholder with respect to shares covered by the purchase rights granted to the Participant under the Plan until the shares are actually purchased on the Participant’s behalf in accordance with Section VII(f). No adjustments shall be made for dividends, distributions or other rights for which the record date is prior to the purchase date.

(i) ESPP Broker Account. The shares purchased on behalf of each Participant shall be deposited directly into a brokerage account which the Company shall establish for the Participant at a Company-designated brokerage firm. The account will be known as the ESPP Broker Account. The Plan Administrator may adopt such policies and procedures for the Plan as it determines is appropriate, including policies and procedures regarding the transfer of shares from a Participant’s ESPP Broker Account before those shares have been held for the requisite period necessary to avoid a disqualifying disposition of such shares under the U.S. Federal tax laws.

(j) Assignability. No purchase rights granted under the Plan shall be assignable or transferable by a Participant other than by will or by the laws of descent and distribution, and during the Participant’s lifetime the purchase rights shall be exercisable only by the Participant.

(k) Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected

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primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned Subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated, then all outstanding purchase rights under the Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b).

(l) Acquisitions and Dispositions. The Plan Administrator may, in its sole and absolute discretion and in accordance with principles under Code Section 423, create special purchase periods for individuals who become Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and may provide for special purchase dates for Participants who will cease to be Employees solely in connection with the disposition of all or a portion of any Participating Company or a portion of the Company, which purchase periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Plan Administrator considers appropriate in the circumstances.

VIII.	ACCRUAL LIMITATIONS

(a) No Participant shall be entitled to accrue rights to acquire Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (I) Stock rights accrued under other purchase rights outstanding under this Plan and (II) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Company or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand U.S. Dollars (US$25,000) worth of stock of the Company or any Corporate Affiliate (determined on the basis of the fair market value of such stock on the date or dates such rights are granted to the Participant) for each calendar year such rights are at any time outstanding.

(b) For purposes of applying the accrual limitations of Section VIII(a), the right to acquire Stock pursuant to each purchase right outstanding under the Plan shall accrue as follows:

(i) The right to acquire Stock under each such purchase right shall accrue as and when the purchase right first becomes exercisable on the last U.S. business day of each purchase period the right remains outstanding.

(ii) No right to acquire Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Twenty-Five Thousand U.S. Dollars (US$25,000) worth of Stock (determined on the basis of the fair market value on the date or dates of grant) pursuant to one or more purchase rights held by the Participant during such calendar year.

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(iii) If by reason of the Section VIII(a) limitations, one or more purchase rights of a Participant do not accrue for a particular purchase period, then the payroll deductions which the Participant made during that purchase period with respect to such purchase rights shall be promptly refunded in the currency originally collected.

(c) In the event there is any conflict between the provisions of this Article VIII and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article VIII shall be controlling.

IX.	AMENDMENT AND TERMINATION

(a) The Board or the Compensation Committee of the Board may from time to time alter, amend, suspend or discontinue the Plan; provided, however, that no such action shall adversely affect purchase rights at the time outstanding under the Plan unless necessary or desirable to comply with any applicable law, regulation or rule; and provided, further, that no such action of the Board or the Compensation Committee of the Board may, without the approval of the shareholders of the Company, increase the number of shares issuable under the Plan (other than adjustments pursuant to Sections VI(b) and VII(b)), alter the purchase price formula so as to reduce the purchase price specified in the Plan, or materially modify the requirements for eligibility to participate in the Plan.

(b) Without shareholder approval and without regard to whether any Participant rights may be considered to have been “adversely affected,” the Plan Administrator shall be entitled to, in addition to, and without limitation with respect to, what is permitted pursuant to Section IX(a), cancel or change the purchase periods, limit the frequency and/or number of changes in the amount withheld during a purchase period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed enrollment forms, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each Participant properly correspond with amounts withheld from the Participant’s Eligible Earnings, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable which are consistent with the Plan.

X.	GENERAL PROVISIONS

(a) The Plan shall terminate upon the earlier of (i) January 3, 2020 or (ii) the date on which all shares available for issuance under the Plan and the Sub-Plan shall have been sold pursuant to purchase rights exercised under the Plan and the Sub-Plan. The extension of the term of the Plan from January 3, 2010 to January 3, 2020 is subject to shareholder approval at the 2009 Annual Meeting.

(b) All costs and expenses incurred in the administration of the Plan shall be paid by the Company.

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(c) Neither the action of the Company in establishing the Plan, nor any action taken under the Plan by the Board or the Plan Administrator, nor any provision of the Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any Corporate Affiliate for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(d) The provisions of the Plan shall be governed by the laws of the State of California, without resort to that State’s conflicts-of-laws rules.

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Exhibit A

Cisco Systems, Inc.

International Employee Stock Purchase Plan

CISCO SYSTEMS, INC.

INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

(Sub-Plan of the Cisco Systems, Inc. Employee Stock Purchase Plan)

(As Amended and Restated Effective as of                             )

I.	PURPOSE

The Cisco Systems, Inc. International Employee Stock Purchase Plan, a sub-plan of the Cisco Systems, Inc. Employee Stock Purchase Plan (the “Sub-Plan”) is intended to provide eligible employees of the Company’s Foreign Subsidiaries with the opportunity to acquire a proprietary interest in the Company through the purchase of shares of the Company’s common stock at periodic intervals. Purchase rights granted under the Sub-Plan are intended to qualify under Code Section 423 (although the Company makes no undertaking or representation to maintain such qualification), except as may otherwise be provided through an Addenda to the Sub-Plan.

All provisions of this Sub-Plan shall be governed by the U.S. Plan, except as otherwise provided herein.

The Sub-Plan became effective on the designated Effective Date.

II.	DEFINITIONS

The definitions provided in Article II of the U.S. Plan shall govern the Sub-Plan, except the following terms shall have the meanings indicated:

Code means the U.S. Internal Revenue Code of 1986, as amended.

Eligible Earnings means the regular basic earnings paid to a Participant by one or more Foreign Subsidiaries or Cisco Entities, plus overtime payments, bonuses, commissions and 13th /14th month payments or similar concepts under local law. There shall be excluded from the calculation of Earnings: (I) all profit-sharing distributions and other incentive-type payments including income from equity incentive awards and (II) all contributions made by any Foreign Subsidiary or any other Cisco Entity for the Participant’s benefit under any employee benefit or welfare plan now or hereafter established.

Effective Date means the date shareholders of the Company approve the amendment and restatement of the Plan including this Sub-Plan; provided, however, that any Foreign Subsidiary which is selected by the Plan Administrator to participate in this Sub-Plan after November 12, 2009 shall designate a subsequent Effective Date with respect to its Participants.

Employee shall have the meaning set forth in the U.S. Plan, except as may be provided by any Addenda to the Sub-Plan.

Foreign Subsidiary shall mean any Corporate Affiliate or Designated Affiliate located outside the United States which is selected by the Plan Administrator to participate in this Sub-Plan. Designated Affiliates may participate in the Sub-Plan only pursuant to Addenda to the Sub-Plan.

Participant means any Employee of a Foreign Subsidiary who is actively participating in the Sub-Plan.

U.S. Plan shall mean the Company’s Employee Stock Purchase Plan, as amended and restated.

III.	ADMINISTRATION

The Sub-Plan shall be administered in accordance with the provisions of Article III of the U.S. Plan.

IV.	PURCHASE PERIODS

Purchase periods may commence at any time as determined by the Plan Administrator, including at quarterly or semi-annual intervals over the term of the Sub-Plan.

V.	ELIGIBILITY AND PARTICIPATION

(a) Except as provided in an Addenda or to the extent the Plan Administrator exercises its discretion under Article V(a) of the U.S. Plan to limit participation in the Plan or the Sub-Plan to those Employees who are regularly scheduled to work more than twenty (20) hours per week or more than five (5) months per calendar year, each individual who is an Employee of a Foreign Subsidiary on the commencement date of any purchase period under the Sub-Plan shall be eligible to participate in the Sub-Plan for that purchase period.

(b) In order to participate in the Sub-Plan for a particular purchase period, the Employee must complete the enrollment forms prescribed by the Plan Administrator (including a purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) no later than the day designated by the Plan Administrator in its discretion.

VI.	STOCK SUBJECT TO THE SUB-PLAN

The Stock purchasable by Participants under the Sub-Plan (including any Addenda thereto) shall be made available from shares reserved under the U.S. Plan and any shares issued under the Sub-Plan will reduce, on a share-for-share basis, the number of shares of Stock available for subsequent issuance under the U.S. Plan.

VII.	PURCHASE RIGHTS

An Employee who participates in the Sub-Plan for a particular purchase period shall have the right to purchase Stock upon the terms and conditions set forth below and shall execute a purchase agreement embodying such terms and conditions and such other provisions as the Plan Administrator may deem advisable.

(a) Purchase Price. The U.S. Dollar purchase price shall be determined in accordance with the provisions of Section VII(a) of the U.S. Plan.

(b) Number of Purchasable Shares. The number of shares purchasable by a Participant shall be determined in accordance with the provisions of Section VII(b) of the U.S. Plan.

(c) Payment. Except to the extent otherwise determined by the Plan Administrator or any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, payment for Stock purchased under the Sub-Plan shall be effected by means of the Participant’s authorized payroll deductions. Such deductions shall begin on the first pay day coincident with or immediately following the commencement date of the relevant purchase period and, unless terminated earlier pursuant to Sections VII (e) or (f) below, shall terminate with the pay day ending with or immediately prior to the last day of the purchase period. The amounts so collected shall be credited to the Participant’s individual book account under the Sub-Plan, initially in the currency in which paid by the Foreign Subsidiary until converted into U.S. Dollars. Accordingly, all purchases of Stock under the Sub-Plan are to be made with the U.S. Dollars into which the payroll deductions for the purchase period or other approved contributions have been converted. No interest shall be paid on the balance from time to time outstanding in the book account maintained for the Participant, except as otherwise required by law and as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan. The amounts collected from a Participant may be commingled with the general assets of the Company or the Foreign Subsidiary and may be used for general corporate purposes, except as otherwise required by law and as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan.

(d) Conversion into U.S. Dollars. For purposes of determining the number of shares purchasable by a Participant, the payroll deductions or other approved contributions credited to each Participant’s book account during each purchase period shall be converted into U.S. Dollars on the purchase date for that purchase period on the basis of the exchange rate in effect on such date. The Plan Administrator shall have the absolute discretion to determine the applicable exchange rate to be in effect for each purchase date by any reasonable method (including, without limitation, the exchange rate actually used by the Company for its intra-Company financial transactions for the month of such transfer). Any changes or fluctuations in the exchange rate at which the payroll deductions or other approved contributions collected on the Participant’s behalf are converted into U.S. Dollars on each purchase date shall be borne solely by the Participant.

(e) Withdrawal from Purchase Period. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, withdrawal from a purchase period shall be governed in accordance with the provisions of Section VII(e) of the U.S. Plan.

(f) Termination of Employment/Leave of Absence. Except as otherwise provided under Sections VII(g) or (o) below, if a Participant ceases to remain an Employee while his/her purchase right remains outstanding, then such purchase right shall immediately terminate and all sums previously collected from the Participant during the purchase period in which such termination occurs shall be promptly refunded to the Participant in the currency in which paid by the Foreign Subsidiary. However, should the Participant die or become permanently disabled while in Employee status or should the Participant cease active service by reason of a leave of absence, then the Participant (or the person or persons to whom the rights of the deceased Participant under the Sub-Plan are transferred by will or by the laws of descent and distribution) shall have the election, exercisable up until the end of the purchase period in which the Participant dies or becomes permanently disabled or in which the leave of absence commences, to (i) withdraw all the funds in the Participant’s payroll account at the time of his/her cessation of Employee status or the commencement of such leave, with the withdrawn funds to be paid in the same currency in which paid by the Foreign Subsidiary, or (ii) have such funds held for the purchase of shares at the end of such purchase period. If no such election is made, then such funds shall automatically be held for the purchase of shares at the end of such purchase period. In no event, however, shall any further payroll deductions or other contributions be added to the Participant’s account following his/her cessation of Employee status or the commencement of such leave, except as otherwise required by any applicable law, regulation or rule and as set forth in an Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan. Should the Participant return to active service (x) within ninety (90) days following the commencement of his/her leave of absence or (y) prior to the expiration of any longer period for which such Participant’s right to reemployment with the Foreign Subsidiary is guaranteed by statute or contract, then his/her payroll deductions or other contributions under the Sub-Plan shall automatically resume upon his/her return at the rate in effect at the time the leave began, and if a new purchase period begins during the period of the leave, then the Participant will automatically be enrolled in that purchase period at the rate of payroll deduction in effect for him/her at the time the leave commenced, but payroll deductions or approved contributions for that purchase period shall not actually begin until the Participant returns to active service. However, an individual who returns to active employment following a leave of absence that exceeds in duration the applicable (x) or (y) time period will be treated as a new Employee for purposes of subsequent participation in the Sub-Plan and must accordingly re-enroll in the Sub-Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of any subsequent purchase period in which he or she wishes to participate.

For purposes of the Sub-Plan: (a) a Participant shall be considered to be an Employee for so long as such Participant remains in the active employ of a Foreign Subsidiary, and (b) a Participant shall be deemed to be permanently disabled if he/she is unable, by reason of any medically determinable physical or mental impairment expected to result in death or to be of continuous duration of at least twelve (12) months, to engage in any substantial gainful employment.

(g) Transfer of Employment. In the event that, during a purchase period, (i) a Participant who is an Employee of a Foreign Subsidiary is transferred and becomes an employee of the Company; or (ii) a Participant who is an Employee of a Foreign Subsidiary participating in an Addenda to the Sub-Plan is transferred and becomes an Employee of a Foreign Subsidiary participating in the Sub-Plan (absent any Addenda thereto), such individual shall remain a Participant in the Sub-Plan or the Addenda to the Sub-Plan, as applicable, and payroll deductions or other approved contributions shall continue to be collected until the next purchase date as if the Participant had remained an Employee of the Foreign Subsidiary employing such Participant at the commencement of the purchase period in which the Participant’s transfer of employment occurred.

In the event that, during a purchase period, (i) an employee of the Company who is a participant in the U.S. Plan is transferred and becomes an Employee of a Foreign Subsidiary; or (ii) a Participant who is an Employee of a Foreign Subsidiary participating in the Sub-Plan is transferred and becomes an Employee of a Foreign Subsidiary participating in an Addenda to the Sub-Plan, such individual shall automatically become a Participant under the Sub-Plan or the Addenda to the Sub-Plan applicable to the Foreign Subsidiary to which he or she has transferred for the duration of the purchase period in effect at that time under the Sub-Plan or the Addenda, as applicable, and the balance in such individual’s book account maintained under the U.S. Plan or the Sub-Plan prior to the transfer of employment shall be transferred as a balance to a book account opened for such individual under the Sub-Plan or the Addenda, as applicable. Such balance, together with all other payroll deductions or other approved contributions collected from such individual by the Foreign Subsidiary to which the Participant has transferred for the remainder of the purchase period under the Sub-Plan or Addenda, as applicable, (as converted into U.S. Dollars), shall be applied on the next purchase date to the purchase of Stock under the Sub-Plan or Addenda, as applicable.

Any Employee of the Company who transfers into or out of a location outside of the United States during a purchase period shall be treated as consistently as possible with the concepts set forth above, as determined in the sole discretion of the Company.

(h) Stock Purchase. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the purchase of shares of Stock shall be governed by the provisions of Section VII(f) of the U.S. Plan.

(i) Proration of Purchase Rights. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the proration of purchase rights shall be governed by Section VII(g) of the U.S. Plan.

(j) Shareholder Rights. Shareholder rights shall be governed by Section VII(h) of the U.S. Plan.

(k) ESPP Broker Account. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an

Addenda to the Sub-Plan, the ESPP Broker Account shall be governed by Section VII(i) of the U.S. Plan.

(l) Additional Restrictions on Transfer/Sale of Shares to Comply with Local Law. In order to comply with local law (including, without limitation, local securities and foreign exchange laws), the Company may require a Participant to retain the shares purchased on his or her behalf in the Participant’s ESPP Broker Account until the sale of such shares. Any Addenda to the Sub-Plan (or purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan) may also provide for the immediate sale of shares acquired by a Participant on the purchase date.

(m) Assignability. Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, the assignability of purchase rights shall be governed by Section VII(j) of the U.S. Plan.

(n) Merger or Liquidation of Company. In the event the Company or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of the Company by means of a sale, merger or reorganization in which the Company will not be the surviving corporation (other than a reorganization effected primarily to change the State in which the Company is incorporated, a merger or consolidation with a wholly-owned subsidiary, or any other transaction in which there is no substantial change in the shareholders of the Company or their relative stock holdings, regardless of whether the Company is the surviving corporation) or in the event the Company is liquidated, then all outstanding purchase rights under the Sub-Plan shall automatically be exercised immediately prior to the consummation of such sale, merger, reorganization or liquidation by applying all sums previously collected from Participants during the purchase period of such transaction, as converted into U.S. Dollars, to the purchase of whole shares of Stock, subject, however, to the applicable limitations of Section VII(b). Payroll deductions or other approved contributions not yet converted into U.S. Dollars at the time of such transaction shall be converted from the currency in which paid by the Foreign Subsidiary into U.S. Dollars on the basis of the exchange rate in effect at the time of such transaction, and the applicable limitation on the number of shares of Stock purchasable per Participant shall continue to apply to each purchase. Should the Company sell or otherwise dispose of its ownership interest in any Foreign Subsidiary participating in the Sub-Plan, whether through merger or sale of all or substantially all of the assets or outstanding capital stock of that Foreign Subsidiary, then a similar exercise of outstanding purchase rights shall be effected immediately prior to the effective date of such disposition, but only to the extent those purchase rights are attributable to the Employees of such Foreign Subsidiary.

(o) Acquisitions and Dispositions. The Plan Administrator may, in its sole and absolute discretion, create special purchase periods for individuals who become Employees solely in connection with the acquisition of another company or business by merger, reorganization or purchase of assets and may provide for special purchase dates for Participants who cease to be Employees solely in connection with the disposition of a portion of any Foreign Subsidiary, which purchase periods and purchase rights granted pursuant thereto shall, notwithstanding anything stated herein, be subject to such terms and conditions as the Plan Administrator considers appropriate in the circumstances.

(p) Tax, Withholding and Other Required Deductions. At the time a Participant’s purchase right or the shares of Stock acquired pursuant to such purchase right is subject to tax or any other mandatory deduction, the Participant shall make adequate provision for all applicable tax obligations, withholding obligations or other mandatory deductions, if any, of the Participant, the Company and/or Foreign Subsidiary. The Company and/or the Foreign Subsidiary may, but shall not be obligated to, withhold from the Participant’s compensation or any other payments due the Participant the amount necessary to meet such tax obligations, withholding obligations or mandatory deductions or withhold from the proceeds of the sale of shares of Stock or any other method of withholding the Company and/or the Foreign Subsidiary deems appropriate. The Company and/or the Foreign Subsidiary shall have the right to take such other action as may be necessary in the opinion of the Company or the Foreign Subsidiary to satisfy such tax obligations, withholding obligations or mandatory deductions.

VIII.	ACCRUAL LIMITATIONS

Except to the extent provided by any Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, which document shall constitute an Addenda to the Sub-Plan, accrual limitations are governed by Article VIII of the U.S. Plan.

IX.	AMENDMENT AND TERMINATION

The amendment and termination of the Sub-Plan are governed by Article IX of the U.S. Plan; provided, however, an Addenda may be altered, amended, suspended or discontinued by the Board or the Compensation Committee of the Board.

X.	GENERAL PROVISIONS

(a) All costs and expenses incurred in the administration of the Sub-Plan shall be paid by the Company or the Foreign Subsidiary.

(b) Neither the action of the Company in establishing the Sub-Plan, nor any action taken under the Sub-Plan by the Board or the Plan Administrator, nor any provision of the Sub-Plan itself shall be construed so as to grant any person the right to remain in the employ of the Company or any Foreign Subsidiary for any period of specific duration, and such person’s employment may be terminated at any time, with or without cause.

(c) Additional or different provisions for individual Foreign Subsidiaries may be incorporated in one or more Addenda to the Sub-Plan or in the purchase agreement or appendix thereto, in which case such documents shall constitute Addenda to the Sub-Plan. Such Addenda shall have full force and effect with respect to the Foreign Subsidiaries to which they apply. In the event of a conflict between the provisions of such an Addenda and one or more other provisions of the Sub-Plan, the provisions of the Addenda shall be controlling. Except as otherwise indicated in the Sub-Plan or an Addenda, purchase rights that are subject to Addenda will operate and be administered in the same manner as all other purchase rights granted under the Sub-Plan.

(d) The provisions of the Sub-Plan and any Addenda thereto shall be governed by the laws of the State of California without resort to that State’s conflicts-of-laws rules, unless provided otherwise by the Plan Administrator.

CISCO SYSTEMS, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on November 11, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on November 11, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cisco Systems, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M17168-P84519

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

CISCO SYSTEMS, INC.

The Board of Directors recommends a vote “FOR” each of the following nominees:

PROPOSAL 1—Election of Directors: For Against Abstain Nominees:

The Board of Directors recommends a vote “FOR”

For Against Abstain proposals 2, 3 and 4:

1a. Carol A. Bartz

1b. M. Michele Burns

1c. Michael D. Capellas

1d. Larry R. Carter

1e. John T. Chambers

1f. Brian L. Halla

1g. Dr. John L. Hennessy

1h. Richard M. Kovacevich

1i. Roderick C. McGeary

1j. Michael K. Powell

1k. Arun Sarin

1l. Steven M. West

1m. Jerry Yang

This proxy card must be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on this proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Signature [PLEASE SIGN WITHIN BOX] Date

PROPOSAL 2—To approve the amendment and restatement of the 2005 Stock Incentive Plan, as set forth in the accompanying proxy statement.

PROPOSAL 3—To approve the amendment and restatement of the Employee Stock Purchase Plan, as set forth in the accompanying proxy statement.

PROPOSAL 4—To ratify the appointment of PricewaterhouseCoopers LLP as Cisco’s independent registered public accounting firm for the fiscal year ending July 31, 2010.

The Board of Directors recommends a vote “AGAINST” proposals 5, 6 and 7:

PROPOSAL 5—Proposal submitted by a shareholder to amend Cisco’s bylaws to establish a Board Committee on Human Rights. PROPOSAL 6—Proposal submitted by shareholders requesting the Board to adopt a policy that shareholders be provided the opportunity, at each annual meeting of shareholders, to vote on an advisory resolution to ratify the compensation of the named executive officers described in the proxy statement for the annual meeting.

PROPOSAL 7—Proposal submitted by shareholders requesting the Board to publish a report to shareholders, within six months, providing a summarized listing and assessment of concrete steps Cisco could reasonably take to reduce the likelihood that its business practices might enable or encourage the violation of human rights, as set forth in the accompanying proxy statement.

To act upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice of Annual Meeting and Proxy Statement and the Annual Report for the year ended July 25, 2009 are available at www.proxyvote.com.

M17169-P84519

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON NOVEMBER 12, 2009

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held November 12, 2009 and the proxy statement, and appoints John T. Chambers and Frank A. Calderoni or either of them the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Cisco Systems, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Cisco to be held on November 12, 2009 at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE THIRTEEN NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS 2, 3 AND 4 AND AGAINST PROPOSALS 5, 6 AND 7. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE